Exhibit 2.1

Agreement and Plan of Merger

by and among

Cisco Systems, Inc.,

Spirit Merger Corp.

and

Splunk Inc.

September 20, 2023

i

2.17.	Customers and Suppliers	52

2.18.	Material Contracts	53

2.19.	Export Control and Sanctions Laws	56

2.20.	Fairness Opinions	56

2.21.	Information Supplied	57

2.22.	Exclusivity of Representations and Warranties	57

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB		58

3.1.	Organization, Standing and Power	58

3.2.	Authority; Non-contravention	58

3.3.	No Prior Merger Sub Operations	59

3.4.	Stock Ownership	59

3.5.	Information Supplied	59

3.6.	Availability of Funds	60

3.7.	Absence of Litigation	60

3.8.	Brokers	60

3.9.	Exclusivity of Representations and Warranties	60

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME		61

4.1.	Conduct of Business of the Company and its Subsidiaries	61

4.2.	Restrictions on Conduct of Business of the Company and its Subsidiaries	62

4.3.	Mutual Obligations	67

ARTICLE V ADDITIONAL AGREEMENTS		67

5.1.	Proxy Statement	67

5.2.	Company Stockholder Meeting; Board Recommendation	68

5.3.	No Solicitation; Acquisition Proposals	69

5.4.	Access to Information	75

5.5.	Confidentiality; Public Disclosure	76

5.6.	Regulatory Approvals	76

5.7.	Reasonable Best Efforts	79

5.8.	Third-Party Consents; Consultations	79

5.9.	Notice of Certain Matters	79

5.10.	Employees Matters	80

5.11.	Equity Matters	81

5.12.	Equity Workbook	81

5.13.	401(k) Plan and Flexible Spending Accounts	82

5.14.	D&O Indemnification	82

5.15.	Section 16 Matters	84

5.16.	Takeover Statutes	84

5.17.	Director and Officer Resignations	84

5.18.	Stock Exchange Delisting; Deregistration	84

5.19.	Transaction Litigation	84

5.20.	Convertible Notes; Capped Calls	85

ARTICLE VI CONDITIONS TO THE MERGER		87

6.1.	Conditions to Obligations of Each Party to Effect the Merger	87

6.2.	Additional Conditions to Obligations of the Company	87

6.3.	Additional Conditions to the Obligations of Parent and Merger Sub	88

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER		89

7.1.	Termination	89

7.2.	Manner of Termination; Effect of Termination	91

7.3.	Expenses and Termination Fees	91

7.4.	Amendment	93

7.5.	Extension; Waiver	93

ARTICLE VIII GENERAL PROVISIONS		93

8.1.	Non-Survival of Representations and Warranties	93

8.2.	Notices	94

8.3.	Interpretation	95

8.4.	Counterparts	96

8.5.	Entire Agreement; Parties in Interest	96

8.6.	Assignment	96

8.7.	Severability	96

8.8.	Remedies Cumulative; Specific Performance	97

8.9.	Governing Law	97

8.10.	Rules of Construction	97

8.11.	WAIVER OF JURY TRIAL	98

Exhibits

Exhibit A	-	Form of Voting Agreement
Exhibit B	-	Form of Certificate of Merger
Exhibit C	-	Form of Bylaws

Agreement And Plan Of Merger

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 20, 2023 (the “Agreement Date”), by and among Cisco Systems, Inc., a Delaware corporation (“Parent”), Spirit Merger Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Splunk Inc., a Delaware corporation (the “Company”).

Recitals

A. The board of directors of the Company (the “Company Board”) and the boards of directors of Parent and Merger Sub (or duly authorized committees thereof) have determined that it would be advisable to, and in the best interests of, their respective companies and the stockholders of their respective companies that Merger Sub merge with and into the Company (the “Merger”), with the Company to survive the Merger and to become a wholly-owned subsidiary of Parent, on the terms and subject to the conditions set forth in this Agreement, and, in furtherance thereof, have approved and declared advisable this Agreement and the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”).

B. Parent, Merger Sub and the Company desire to set forth certain representations, warranties, covenants and other agreements in connection with the Merger as set forth herein.

C. Concurrently with the execution of this Agreement and as a material inducement to the willingness of Parent to enter into this Agreement, certain of the Company’s stockholders are entering into voting agreements in substantially the form attached hereto as Exhibit A (each, a “Voting Agreement”), pursuant to which such stockholders have, among other matters, agreed to vote their shares of Company Common Stock in favor of, and otherwise support, the Merger and the other Transactions, each on the terms and subject to the conditions set forth in their respective Voting Agreements.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

1.1. Certain Definitions.

(a) As used in this Agreement, the following terms shall have the meanings indicated below.

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement (i) that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, including with respect to the treatment of confidential information and the non-solicitation of the Company’s employees and (ii) that does not include any provision for any exclusive right to negotiate with such Person or having the effect of restricting the Company from fulfilling its obligations under this Agreement, including under Section 5.3; provided that such confidentiality agreement need not contain any direct or indirect “standstill” or similar covenant or other provision that would restrict the making, or amendment, of any Acquisition Proposal (and related communications) to the Company or the Company Board.

“Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or Merger Sub) relating to an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

(i) any direct or indirect purchase or other acquisition by any Person or Group, whether from the Company or any other Person(s), of securities representing more than 15% of the total outstanding voting power of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or Group that, if consummated in accordance with its terms, would result in such Person or Group beneficially owning more than 15% of the total outstanding voting power of the Company after giving effect to the consummation of such tender or exchange offer;

(ii) any direct or indirect purchase (including by way of a merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction), license or other acquisition by any Person or Group of assets (including equity securities of any Subsidiary of the Company) constituting or accounting for more than 15% of the revenue, net income or consolidated assets of the Company and its Subsidiaries, taken as a whole; or

(iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company (or any of its Subsidiaries whose business accounts for more than 15% of the revenue, net income or consolidated assets of the Company and its Subsidiaries, taken as a whole) in which the stockholders of the Company (or such Subsidiary) prior to such transaction will not own at least 85%, directly or indirectly, of the surviving company.

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

“Antitrust Laws” means the Sherman Act, 15 U.S.C. §§ 1-7, as amended; the Clayton Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53, as amended; the HSR Act; the Federal Trade Commission Act, 15 U.S.C. §§ 41-58, as amended; and all other applicable federal, state, multinational, or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or lessening competition, including through merger or acquisition.

“Applicable Legal Requirements” means any federal, state, foreign, local, municipal, multi-national or other law, statute, constitution, resolution, decree, ordinance, order (including any executive order), directive, judgment, code, permit, rule, regulation, ruling or legally enforceable requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any Orders.

“Business” means the business of the Company and its Subsidiaries.

“Business Day” means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in San Francisco, California.

“Capped Call Counterparties” means, in respect of the Capped Call Transactions entered into in 2018, each of Barclays Bank PLC, Credit Suisse Capital LLC, Jefferies International Limited and UBS AG, London Branch and in respect of the Capped Call Transactions entered into in 2020, Barclays Bank PLC, Morgan Stanley & Co. LLC, Bank of America, N.A. and JPMorgan Chase Bank, National Association, New York Branch.

“Capped Call Documentation” means the letter agreements related to call options on the shares of Company Common Stock, dated as of September 18, 2018, September 20, 2018, June 2, 2020, and June 4, 2020, by and between the Company and each Capped Call Counterparty, together with any related side letters or other ancillary documents (as may be amended, restated or otherwise modified from time to time).

“Capped Call Transactions” means the transactions contemplated by the Capped Call Documentation.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act or any other corresponding or similar provision of any other applicable Legal Requirement enacted in connection with COVID-19 (including an Executive Order of the U.S. President pursuant to Section 7508A of the Code).

“Cash-Out Amount” means: (i) with respect to (A) a Vested Company Option or (B) an Unvested Company Option, to the extent such Unvested Company Option would have become vested under the vesting schedule in place for such award immediately prior to or at the Effective Time assuming satisfaction of such service-based vesting schedule (each such amount that would have become vested, an “Option Vesting Portion”), an amount of cash, without interest, equal to (I) the number of shares of Company Common Stock subject to such Vested Company Option or Option Vesting Portion, as applicable, multiplied by (II) the Per Share Cash Amount less the exercise price per share of such Vested Company Option or Option Vesting Portion, as applicable, in effect immediately prior to the Effective Time; provided that if the exercise price per share of such Company Option is equal to or greater than the Per Share Cash Amount, the Cash-Out Amount for such Company Option shall be zero and (ii) with respect to (A) (I) a Vested Company RSU or (II) an Unvested Company RSU, to the extent such Unvested Company RSU would have become vested under the vesting schedule in place for such award immediately prior to or at the Effective Time assuming satisfaction of such service-based vesting schedule (each such amount that would have become vested, an “RSU Vesting Portion”) or (B) (I) a Vested Company PSU or (II) an Unvested Company PSU, to the extent such Unvested Company PSU would have become vested under the vesting schedule in place for such award immediately prior to or at the Effective Time (assuming conversion of performance-based vesting to service-based vesting and satisfaction of such service-based vesting schedule (and the number of shares of Company Common Stock subject thereto as a result of such conversion based on actual performance through Closing as determined prior to the Closing by the Company Board or committee thereof in accordance solely with the terms applicable to such Unvested Company PSU)) (each such amount that would have become vested, a “PSU Vesting Portion”), an amount of cash, without interest, equal to (x) the number of shares of Company Common Stock issuable upon settlement of such Vested Company RSU, RSU Vesting Portion, Vested Company PSU or PSU Vesting Portion, as applicable, multiplied by (y) the Per Share Cash Amount.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company ESPP” means the Company’s 2012 Employee Stock Purchase Plan, as amended on September 7, 2022.

“Company Equity Plans” means the equity incentive plans, programs, agreements or arrangements of the Company, collectively and as amended, including the Company’s 2003 Equity Incentive Plan, the Company’s 2012 Equity Incentive Plan, the Company’s 2022 Equity Incentive Plan, the Company’s 2022 Inducement Plan and the Company’s Amended and Restated 2022 Equity Incentive Plan.

“Company Material Adverse Effect” means with respect to the Company and its Subsidiaries, taken as a whole, any change, event, occurrence, circumstance, condition or effect (each, an “Effect”) that, individually or taken together with all other Effects (i) would, or would reasonably be expected to, be or become materially adverse to the business, financial condition, operations or results of operations of the Company and its Subsidiaries, taken as a whole; provided that none of the following shall be deemed in and of themselves, either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there is, or would reasonably be likely to be, such an Effect, taken as a whole: (A) changes in general economic conditions or financial (including changes in interest rates or monetary policies), credit, foreign exchange, securities or capital markets, including any disruption thereof, in the United States or elsewhere in the world or the global economy generally, (B) changes generally affecting the industry in which the Company and its Subsidiaries operate, (C) changes in Applicable Legal Requirements after the Agreement Date, (D) changes in GAAP, or other accounting standards or regulations or principles or interpretations thereof, that apply to the Company and its Subsidiaries, in each case, after the Agreement Date, (E) political, economic or regulatory conditions (or changes therein), any outbreak or escalation of hostilities, insurrection or war, sabotage or acts of terrorism, (F) epidemics, pandemics, or contagions (including COVID-19), quarantine restrictions or other COVID-19 Measures, social or political conditions, protests or public demonstrations (including civil unrest), wildfires, earthquakes, hurricanes, tornadoes, other natural disasters, cyber attacks, data breaches or any escalation or worsening of any of the foregoing or (G) changes in the trading volume or trading prices of such entity’s capital stock (provided that such exception shall not apply to any underlying Effect that may have caused such change in the trading prices or volumes that are not otherwise excluded from the definition of “Company Material Adverse Effect” that may have caused such failure or such downgrades), (H) any failure to meet market revenue or earnings expectations, including revenue or earnings projections or predictions made by the Company (whether or not publicly announced) or securities or financial analysts and any resulting analyst downgrades of the Company’s securities (provided that such exception shall not apply to any underlying Effect that are not otherwise excluded from the definition of “Company Material Adverse Effect” that may have caused such failure or such downgrades), (I) the negotiation, execution, announcement, performance, existence or pendency of this Agreement or the anticipated consummation of the Merger and the other Transactions, including (1) by reason of the identity of Parent, any communications by Parent, Merger Sub or any of their respective Affiliates or Representatives, (2) changes in the Company’s and its Subsidiaries’ relationships with employees, customers, distributors, suppliers, vendors, licensors, regulators or other business partners as a result of the foregoing and (3) departures of officers or employees (provided that the exceptions in this clause (I) will not apply with respect to the representations and warranties contained in Section 2.3(b) or to Section 6.3(a) and Section 7.1(f) to the extent related to such portions of such representations and warranties), (J) any actions taken or failure to take action, in each case, that Parent has expressly in writing approved, consented to or requested or (K) any Transaction Litigation; provided that the exceptions in clauses (A) through (F) shall not apply to the extent that such changes disproportionately and adversely affect the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate, in which case only the incremental disproportionate adverse impact of such Effect may be taken into account when determining whether there is a Company Material Adverse Effect or (ii) would, or would reasonably be expected to, prohibit, materially impede or materially delay the Company’s ability to consummate the Transactions in accordance with this Agreement (provided that the absence of or failure to obtain any consent, approval, waiver or clearance from any Governmental Entity under Antitrust Laws or Foreign Investment Laws with respect to the Transactions shall not in and of itself constitute a Company Material Adverse Effect under this clause (ii)).

“Company Options” means options to purchase shares of Company Common Stock.

“Company Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company.

“Company PSUs” means performance-based restricted stock units granted under the Company Equity Plans.

“Company RSUs” means restricted stock units granted under the Company Equity Plans.

“Continuing Employees” means the employees of the Company or its Subsidiaries as of the Effective Time.

“Contract” means any legally binding written agreement, contract, subcontract, lease, binding understanding, obligation, promise, instrument, indenture, mortgage, note, option, guarantee, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature.

“Convertible Notes” means, collectively, (i) the 1.125% convertible senior notes due September 15, 2025 (the “2025 Convertible Notes”) issued pursuant to the Indenture, dated as of September 21, 2018 (the “2025 Convertible Notes Indenture”), by and between the Company and U.S. Bank National Association (the “Trustee”), (ii) the 1.125% convertible senior notes due June 15, 2027 (the “2027 Convertible Notes”) issued pursuant to the Indenture, dated as of June 5, 2020 (the “2027 Convertible Notes Indenture”), by and between the Company and the Trustee and (iii) the 0.75% convertible senior notes due July 15, 2026 (the “2026 Convertible Notes”) issued pursuant to the Indenture, dated as of July 9, 2021 (the “2026 Convertible Notes Indenture”), by and between the Company and the Trustee.

“Convertible Notes Indentures” means, collectively, the 2025 Convertible Notes Indenture, the 2027 Convertible Notes Indenture and the 2026 Convertible Notes Indenture.

“COVID-19” means SARS-Co V-2, SARS-Co V-2 or COVID-19 or any evolutions, variants or mutations thereof.

“COVID-19 Measures” means quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar laws, directives, restrictions, guidelines, responses or recommendations of or promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, or other reasonable actions taken in response to the foregoing or otherwise, in each case, in connection with or in response to COVID-19 and any evolutions, variants or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“Delaware Law” means the General Corporation Law of the State of Delaware, as amended.

“Dissenting Shares” means any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights shall have been properly demanded (and not withdrawn or lost) in accordance with Delaware Law in connection with the Merger.

“Dissenting Stockholder” means any stockholder of the Company holding Dissenting Shares as of the Effective Time.

“Encumbrance” means, with respect to any asset or security, right, property, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset, right, property or security (including any restriction on (i) the voting of any security or the transfer of any security, (ii) the use of any owned asset and (iii) the possession, exercise or transfer of any other attribute of ownership of any tangible asset).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Foreign Investment Law” means any applicable Laws, including any state, national or multi-jurisdictional Laws, that are designed or intended to prohibit, restrict or regulate actions by foreigners to acquire interests in or control over domestic equities, securities, entities, assets, land or interests on national interest, national security or public order grounds.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis throughout the relevant periods.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, quasi-judicial or administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority.

“Government Official” means any officer or employee of a government or any department, agency or instrumentality thereof, or of a public international organization, or any person acting in an official capacity or on behalf of any such government, department, agency or instrumentality or for, or on behalf of, such public international organization, including, but not limited to, directors, officers, managers, employees and other agents of any enterprise owned directly or indirectly by a government or public international organization.

“Group” has the meaning ascribed to such term under Section 13(d) of the Exchange Act.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Knowledge” means, with respect to the Company and its Subsidiaries, the actual knowledge (and not constructive or imputed knowledge) of any individual set forth on Schedule 1.1 of the Company Disclosure Letter with respect to a fact, circumstance, event or other matter, in each case, as of the time any representation with respect to the foregoing was made, with no duty to make any inquiry.

“Legal Proceeding” means any action, inquiry, claim, charge, complaint, demand, proceeding, suit, hearing, lawsuit, litigation, arbitration, mediation, audit, inquiry, investigation, or other similarly formal legal proceeding in each case brought by or pending before any Governmental Entity, arbitrator, mediator, or other tribunal, in each case, other than in connection with the ordinary course prosecution of trademarks or patents.

“Liabilities” means all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any Applicable Legal Requirement, Order or Contract, regardless of whether the same would be required to be reflected on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto.

“made available” means, with respect to any statement in this Agreement or the Company Disclosure Letter to the effect that any information, document or other material has been “made available” to Parent, that such information, document or material was: (i) made available for review by Parent and its Representatives in the virtual data room established in connection with the Transactions at least twenty-four (24) hours prior to the execution of this Agreement or (ii) the relevant part of which is contained in unredacted form in the Company SEC Reports; provided that any information, document or material that has been made available or delivered to Parent or its Representatives pursuant to a request by Parent or its Representative that was made within a twenty-four (24) hour period immediately prior to the execution of the Agreement shall be deemed made available or delivered, as long as such information, document or material was made available or delivered at least six (6) hours prior to the execution of the Agreement.

“Open Source Materials” means software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache License and any license identified as an open source license by the Open Source Initiative (www.opensource.org)).

“Order” means any judgment, writ, decree, stipulation, determination, assessment, decision, legal or arbitration award, settlement or consent agreement, charge, ruling, injunction, restraining order or other order issued, promulgated or entered into by or with (or in the case of a settlement or consent agreement, subject to) any Governmental Entity or any arbiter, whether temporarily, preliminarily or permanently in effect.

“Ordinary Course of Business” means, in reference to any action taken by the Company, or its Subsidiaries, directly or indirectly, including through any Subsidiary, that, in reference to such action (or inaction) (i) is consistent with the Company’s past practices and (ii) is taken (or refrained from being taken) in the ordinary course of the Company’s normal day-to-day operations.

“Parent Material Adverse Effect” means any Effect that would, or would reasonably be expected to, prohibit, materially impede or materially delay Parent’s or Merger Sub’s ability to consummate the Transactions in accordance with this Agreement and Applicable Legal Requirements (provided that the absence of or failure to obtain any consent, approval, waiver or clearance from any Governmental Entity under Antitrust Laws or Foreign Investment Laws with respect to the Transactions shall not in and of itself constitute a Parent Material Adverse Effect).

“Per Share Cash Amount” means $157.00 in cash per share of Company Common Stock.

“Permitted Encumbrance” means (i) liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP, (ii) statutory liens that are incurred in the Ordinary Course of Business and that are not yet due and payable or that are being contested in good faith (provided that reserves established in accordance with GAAP have been recorded on the Company Balance Sheet for any such contest), (iii) any Encumbrance representing the rights of suppliers and subcontractors in the Ordinary Course of Business under the terms of any Contracts to which the relevant party is a party or under general principles of commercial or government contract law (including mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the Ordinary Course of Business), (iv) such imperfections of title and non-monetary Encumbrances and other liens, in each case incurred in the Ordinary Course of Business, that are not reasonably likely to materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair any business operations involving such properties, (v) liens incurred in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (vi) any Encumbrances for which appropriate reserves have been established in the consolidated financial statements of the Company and the Subsidiaries, (vii) liens securing indebtedness of the Company or its Subsidiaries for borrowed money or notes, bonds or other debt securities of the Company or its Subsidiaries in each case that is reflected on the Company Balance Sheet or Schedule 2.4(d) of the Company Disclosure Letter, (viii) any Encumbrances arising under equipment leases with third parties (to the extent the Company is not in breach of such leases), (ix) liens arising under applicable securities laws, (x) with respect to leases of real property, Encumbrances on the underlying real property, (xi) licenses of or covenants not to assert under Intellectual Property Rights, or (xii) non-exclusive licenses granted to customers in the Ordinary Course of Business.

“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, unincorporated association, joint venture, business organization, Governmental Entity or other entity or organization.

“Representatives” means, collectively, with respect to any Person, such Person’s officers, directors, Affiliates, employees, agents or advisors, including any investment banker, broker, attorney, accountant, financial advisor, consultant or other authorized representative of such Person.

“Repurchase Rights” means outstanding rights to repurchase Unvested Company Shares that are held by the Company or similar restrictions in the Company’s favor with respect to shares of Company Capital Stock.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Subsidiary” of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person, (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership or the power to direct the policies, management and affairs thereof (including by contract).

“Tax” (and, with correlative meaning, “Taxes,” “Taxable” and “Taxing”) means any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent) or any other applicable social contribution, employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, contribution, governmental fee or other like assessment or charge of any kind whatsoever, in each case, in the nature of a tax, together with any interest, penalty or addition to tax (whether disputed or not) imposed by any Tax Authority.

“Tax Authority” means any Governmental Entity responsible for the assessment, determination, collection or administration of any Tax (domestic or foreign).

“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment and information returns and reports) filed or required to be filed with any Tax Authority with respect to Taxes.

“Treasury Regulations” means the regulations promulgated by the U.S. Treasury Department under the Code.

“Unvested Company Options” means any Company Options that are not Vested Company Options.

“Unvested Company PSUs” means any Company PSUs that are not Vested Company PSUs.

“Unvested Company RSUs” means any Company RSUs that are not Vested Company RSUs.

“Unvested Company Shares” means any shares of Company Capital Stock that are restricted, subject to Repurchase Rights or otherwise not fully vested under the terms of any Contract with the Company at the Effective Time (including any stock option agreement, stock option exercise agreement, restricted stock purchase agreement or restricted stock grant agreement).

“Vested Company Options” means any Company Options that (i) are vested under the terms of any Contract with the Company as of immediately prior to the Effective Time (including any stock option agreement or (ii) vest effective as of the Effective Time and in accordance with the terms of the applicable Contract with the Company as in effect immediately prior to the Effective Time (including any stock option agreement).

“Vested Company PSUs” means any Company PSUs that (i) are vested but not yet settled under the terms of any Contract with the Company as of immediately prior to the Effective Time (including any performance stock unit agreement or (ii) vest effective as of the Effective Time based on attainment of the actual level of performance as determined prior to the Closing by the Company Board or a committee thereof in accordance solely with the terms of the applicable Contract with the Company as in effect immediately prior to the Effective Time (including any performance stock unit agreement).

“Vested Company RSUs” means any Company RSUs that are (i) vested but not yet settled under the terms of any Contract with the Company as of immediately prior to the Effective Time (including any restricted stock unit agreement), (ii) outstanding as of immediately prior to the Effective Time and held by a non-employee member of the Company Board or (iii) vest effective as of the Effective Time and in accordance with the terms of the applicable Contract with the Company as in effect immediately prior to the Effective Time (including any restricted stock unit agreement).

Other capitalized terms used herein and not defined in Section 1.1(a) have the meanings ascribed to such terms in the following Sections:

“Agreement”	Preamble	“Company Customer End-Users”	2.10(w)

“Agreement Date”	Preamble	“Company Customers”	2.10(w)

“Anti-Corruption Law”	2.8	“Company Disclosure Letter”	Article II

“Author”	2.10(k)	“Company Employee Plans”	2.13(a)

“Certificate of Merger”	1.2	“Company IAA”	2.18(b)

“Certificates”	1.9(c)	“Company Insiders”	5.15

“Change of Recommendation”	5.2(b)	“Company Intellectual Property”	2.11(a)(i)

“Closing”	1.3	“Company Intellectual Property

“Closing Date”	1.3	Agreements”	2.11(a)(ii)

“COBRA”	2.13(c)	“Company-Owned Intellectual Property”	2.11(a)(iii)

“Company”	Preamble	“Company Products”	2.11(a)(iv)

“Company 401(k) Plan”	5.14	“Company Registered Intellectual Property”	2.11(a)(v)

“Company Associate”	4.2(b)	“Company Representatives”	5.3(a)

“Company Authorizations”	2.7(b)	“Company SEC Reports”	2.4(a)

“Company Balance Sheet”	2.4(b)	“Company Source Code”	2.10(a)(vi)

“Company Balance Sheet Date”	2.4(b)	“Company Stockholder Approval”	2.3(a)

“Company Board”	Recitals

“Company Board Recommendation”	5.2(b)

“Company Stockholder Meeting”	5.2(a)	“Merger Notification and Foreign Investment Filings”	5.6(a)

“Company Termination Fee”	7.3(b)	“Merger Sub”	Preamble

“Company Voting Debt”	2.2(c)	“Notice of Intervening Event”	5.3(e)

“Confidential Information”	2.10(o)	“Notice of Superior Proposal”	5.3(d)(iv)

“Confidentiality Agreement”	5.5(a)	“Option Vesting Portion”	Cash-Out Amount

“Current ESPP Offering”	5.11	“Parent”	Preamble

“Effect” .	Company Material Adverse Effect	“Parent 401(k) Plan”	5.14

“Effective Time”	1.4	“Parent Termination Fee”	7.3(d)

“Electronic Delivery”	8.4	“Pre-Closing Period”	4.1

“End Date”	7.1(b)	“Property”	2.11(a)(iv)

“Enforceability Limitations”	2.3(a)	“Proxy Statement”	2.22

“Environmental and Safety Laws”	2.11(a)(i)	“PSU Vesting Portion”	Cash-Out Amount

“ERISA”	2.13(a)	“Regulation S-K”	2.4(b)

“ERISA Affiliate”	2.13(a)	“Rejection Recommendation”	7.1(h)

“EU”	2.19(a)(ii)	“Release”	2.11(a)(v)

“Exchange Agent”	1.9(a)	“Repurchase Transaction”	5.22(c)

“Existing D&O Policy”	5.15(b)	“Required Fiduciary Disclosure”	5.3(f)

“Facilities”	2.11(a)(ii)	“RSU Vesting Portion”	Cash-Out Amount

“FASB ASC”	2.4(b)	“Sales Taxes”	2.12(l)

“Financial Statements”	2.4(b)	“SCHIP”	2.16

“Foreign Plan”	2.13(h)	“Significant Customer”	2.17(a)

“Government Contract”	2.18(a)(xiii)	“Significant Supplier”	2.17(b)

“Hazardous Materials”	2.11(a)(iii)	“SOXA”	2.4(e)

“Indemnified Parties”	5.15(a)	“Standard Inbound IP Agreements”	2.10(a)(xi)

“Intellectual Property Rights”	2.10(a)(vii)	“Standard NDA”	2.10(a)(xi)

“Intervening Event”	5.3(e)(iii)	“Standard Outbound IP Agreements”	2.10(a)(xii)

“ITAR”	2.19(a)(i)	“Superior Proposal”	5.3(c)

“Leased Real Property”	2.11(b)	“Superior Proposal Materials”	5.3(d)(iv)

“Material Contract”	2.19(a)	“Surviving Corporation”	1.2

“Maximum Premium”	5.15(b)	“Third-Party Intellectual

“Measurement Date”	2.2(a)

“Merger”	Recitals

Property”	2.10(a)(xiii)	“Unvested Cash (Shares)”	1.8(a)(ii)

“Transactions”	Recitals	“Unvested Cash (Options/RSUs)”	1.8(a)(iv)

“Triggering Event”	7.1(h)	“Unvested Cash (PSUs)”	1.8(a)(v)

“Trustee”	1.1(a)	“WARN Act”	2.13(n)

“Uncertificated Shares”	1.9(c)	“Workbook”	5.13

“Unvested Cash”	1.8(a)(v)

1.2. The Merger. At the Effective Time, on the terms and subject to the conditions set forth in this Agreement, the certificate of merger in the form attached hereto as Exhibit B (the “Certificate of Merger”), which shall include the form of certificate of incorporation of the Surviving Corporation, and the applicable provisions of Delaware Law, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.3. Closing. Unless this Agreement is earlier and validly terminated in accordance with Section 7.1, the closing of the Transactions (the “Closing”) shall take place (i) at a time to be specified by the parties hereto on the third (3rd) Business Day after the satisfaction or waiver of each of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or (ii) at such other date and time as the parties hereto agree in writing. The Closing shall take place by remote communication and by the exchange of executed documents by electronic transmission. The date on which the Closing occurs is herein referred to as the “Closing Date.”

1.4. Effective Time. At the Closing, after the satisfaction or waiver in writing of each of the conditions set forth in Article VI, Merger Sub and the Company shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the time of acceptance by the Secretary of State of the State of Delaware of such filing, or such later time as may be agreed by Parent and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

1.5. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company shall become debts, liabilities and duties of the Surviving Corporation.

1.6. Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of the Company shall be amended in its entirety to read as set forth in Attachment A to the Certificate of Merger, until thereafter amended as provided by Delaware Law and such certificate of incorporation (subject to Section 5.14(a)).

(b) At the Effective Time, the parties hereto shall cause the bylaws of the Surviving Corporation to be amended and restated in their entirety to read as set forth on Exhibit C attached hereto, until thereafter amended as provided by Delaware Law, the certificate of incorporation of the Surviving Corporation and such bylaws (subject to Section 5.14(a)).

1.7. Directors and Officers of the Surviving Corporation.

(a) The parties hereto shall take all necessary action prior to the Closing so that, effective as of the Effective Time, the members of the board of directors of Merger Sub immediately prior to the Effective Time shall be appointed as the sole members of the board of directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) The parties hereto shall take all necessary action prior to the Closing so that, effective as of the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be appointed as the sole officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

1.8. Effect on Company Capital Stock, Unvested Company Shares, Company Options, Company RSUs and Company PSUs.

(a) On the terms and subject to the conditions set forth in this Agreement, and without any action on the part of any holder of Company Capital Stock:

(i) Company Common Stock. At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares cancelled pursuant to Section 1.8(c)) shall be automatically converted into the right to receive, subject to and in accordance with Section 1.9, an amount of cash equal to the Per Share Cash Amount, without interest. As of the Effective Time, all such shares of Company Common Stock shall automatically be cancelled and no longer be deemed outstanding, and the holders thereof shall not have any rights with respect thereto, except the right to receive the Per Share Cash Amount, without interest, upon surrender of Certificates and/or Uncertificated Shares in accordance with Section 1.9.

(ii) Unvested Company Shares. The cash payment pursuant to Section 1.8(a)(i) in exchange for Unvested Company Shares issued and outstanding immediately prior to the Effective Time shall be subject to the same restrictions, vesting arrangements or Repurchase Rights that were applicable to such Unvested Company Shares immediately prior to or at the Effective Time. Therefore, cash otherwise payable pursuant to Section 1.8(a)(i) in exchange for Unvested Company Shares issued and outstanding immediately prior to the Effective Time (“Unvested Cash (Shares)”) shall not be payable by Parent at the Effective Time, and shall instead become payable by Parent on the date that such Unvested Company Share would have become vested under the vesting schedule in place for such shares immediately prior to or at the Effective Time and shall otherwise remain subject to substantially the same terms and conditions as were applicable to the underlying Unvested Company Share immediately prior to the Effective Time; provided that if the vesting conditions and terms are not satisfied and vesting ceases at any point after the Effective Time, and a portion of the Unvested Cash (Shares) remains unvested (after giving effect to any accelerated vesting provisions applicable thereto), no cash payments shall be made in respect of such unvested portion of the Unvested Cash (Shares), except the repurchase price described below, with respect to such portion of the Unvested Cash (Shares) allocable to Unvested Company Shares. To the extent vested, Parent shall make, or in its discretion shall cause a paying agent authorized by Parent to administer such payments on Parent’s behalf to make, all such required payments to holders of Unvested Cash (Shares) no later than the end of the second completed payroll cycle of Parent following the date on which the corresponding Unvested Cash Shares would have become vested under the vesting schedule in place for such awards at the Effective Time and in no event later than two and one-half (2.5) months following the end of the calendar year in which the corresponding Unvested Cash Shares would have become vested (subject to other restrictions and other terms of such vesting schedule and giving effect to the applicable terms with respect to acceleration of vesting under any agreement (or form thereof) set forth on Schedule 2.13(a) of the Company Disclosure Letter). All amounts payable pursuant to this Section 1.8(a)(ii) shall be treated as payment in respect of the sale of such Unvested Company Shares, subject to any required withholding of Taxes, and shall be paid without interest. All outstanding Repurchase Rights shall be assigned to Parent in the Merger and shall thereafter be exercisable by Parent upon the same terms and subject to the same conditions that were in effect immediately prior to the Effective Time, except that Repurchase Rights may be exercised by Parent retaining the Unvested Cash (Shares) into which such Unvested Company Shares have been converted and paying to the former holder thereof the repurchase price in effect for each such share subject to such Repurchase Right immediately prior to the Effective Time. No Unvested Cash (Shares), or right thereto, may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by any Person, other than Parent, or be taken or reached by any legal or equitable process in satisfaction of any Liability of such Person, prior to the distribution to such Person of such Unvested Cash (Shares) in accordance with this Agreement.

(iii) Vested Company Options, Vested Company RSUs and Vested Company PSUs. Notwithstanding anything to the contrary herein, Parent will not assume any Vested Company Option, Vested Company RSU or Vested Company PSU. At the Effective Time, by virtue of the Merger and without the need for any further action on the part of the holder thereof, each Vested Company Option that is unexpired, unexercised and outstanding as of immediately prior to the Effective Time, each Vested Company RSU that is outstanding and has not yet been settled as of immediately prior to the Effective Time, and each Vested Company PSU that is outstanding and has not yet been settled as of immediately prior to the Effective Time shall terminate and be converted into and represent the right to receive the applicable Cash-Out Amount from Parent for such Vested Company Option, Vested Company RSU or Vested Company PSU; provided that the Surviving Corporation and Parent shall be entitled to deduct and withhold from such Cash-Out Amount the amount of withholding for Taxes required to be deducted and withheld as a result of the Transactions. The Cash-Out Amount payable pursuant to this

Section 1.8(a)(iii) shall be rounded down to the nearest cent and computed after aggregating Cash-Out Amounts for all Vested Company Options, Vested Company RSUs or Vested Company PSUs represented by a particular grant held by such Person. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay through the payroll of the Surviving Corporation (to the extent applicable) to each holder of a Vested Company Option, Vested Company RSU or Vested Company PSU the applicable Cash-Out Amount, within ten (10) Business Days following the Effective Time; provided that to the extent payment within such time or on such date would trigger a Tax or penalty under Section 409A of the Code, such payments shall be made on the earliest date that payment would not trigger such Tax or penalty.

(iv) Unvested Company Options and Unvested Company RSUs. Notwithstanding anything to the contrary herein, Parent will not assume the obligation to deliver shares with respect to any Unvested Company Option or any Unvested Company RSU. At the Effective Time, by virtue of the Merger and without the need for any further action on the part of the holder thereof, each Unvested Company Option that is unexpired, unexercised and outstanding as of immediately prior to the Effective Time, and each Unvested Company RSU that is outstanding as of immediately prior to the Effective Time, shall be converted into and represent the right to receive the applicable Cash-Out Amount from Parent for such Unvested Company Option or Unvested Company RSU in accordance with the terms of this Section 1.8(a)(iv) and subject to Section 1.8(a)(vi) (the “Unvested Cash (Options/RSUs)”).

(v) Unvested Company PSUs. Notwithstanding anything to the contrary herein, Parent will not assume the obligation to deliver shares with respect to any Unvested Company PSU. At the Effective Time, by virtue of the Merger and without the need for any further action on the part of the holder thereof, each Unvested Company PSU that is outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive the applicable Cash-Out Amount from Parent for such Unvested Company PSU in accordance with the terms of this Section 1.8(a)(v) and subject to Section 1.8(a)(vi) (the “Unvested Cash (PSUs)” and, together with the Unvested Cash (Shares) and the Unvested Cash (Options/RSUs), the “Unvested Cash”).

(vi) Payment of Unvested Cash (Options/RSUs) and Unvested Cash (PSUs). The cash payment pursuant to (i) Section 1.8(a)(iv) for Unvested Company Options and Unvested Company RSUs shall remain subject to the same terms, conditions, restrictions and vesting arrangements that were applicable to such Unvested Company Options or Unvested Company RSUs, including those provisions for accelerated vesting on certain terminations of employment and (ii) Section 1.8(a)(v) for Unvested Company PSUs shall remain subject to the same terms, conditions, restrictions and service-based vesting arrangements that were applicable to such Unvested Company PSUs, including those provisions for accelerated vesting on certain terminations of employment, in each case, as in effect from time to time unless otherwise superseded by any applicable Contract between the holder thereof and the Company or Parent or their respective Affiliates, but effective from and after the Effective Time; provided that any performance-based vesting conditions shall no longer apply from and after the Effective Time. Therefore, the Unvested Cash (Options/RSUs) and Unvested Cash (PSUs) shall not be payable by Parent at the Effective Time, and shall instead become payable by Parent on the date that such Unvested Company Option, Unvested Company RSU or Unvested Company PSUs would have become vested in accordance with their terms. To the extent vested, Parent shall make, or in its discretion shall cause the Surviving Corporation to make, all such required payments to holders of Unvested Cash (Options/RSUs) and Unvested Cash (PSUs) no later than the end of the second completed payroll cycle following the date on which the corresponding Unvested Company Option, Unvested Company RSU and Unvested Company PSU would have become vested under the vesting schedule in place for such awards at the Effective Time and in no event later than two and one-half (2.5) months following the end of the calendar year in which the corresponding Unvested Company Option, Unvested Company RSU or Unvested Company PSU, would have become vested (subject to other restrictions and other terms of such vesting schedule and giving effect to the applicable terms with respect to acceleration of vesting under any agreement (or form thereof) set forth on Schedule 2.13(a) of the Company Disclosure Letter); provided that to the extent payment within such time or on such date would trigger a Tax or penalty under Section 409A of the Code, such payments shall be made on the earliest date that payment would not trigger such Tax or penalty. The Unvested Cash (Options/RSUs) payable pursuant to Section 1.8(a)(iv) and Unvested Cash (PSUs) payable pursuant to Section 1.8(a)(v) on a given payment date shall be rounded down to the nearest cent and computed after aggregating Cash-Out Amounts for all Unvested Company Options, Unvested Company RSUs and Unvested Company PSUs represented by a particular grant previously held by such Person that would have vested on the relevant vesting date. No Unvested Cash (Options/RSUs) or Unvested Cash (PSUs), or right thereto, may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by any Person, other than Parent, or be taken or reached by any legal or equitable process in satisfaction of any Liability of such Person, prior to the distribution to such Person of such Unvested Cash (Options/RSUs) and Unvested Cash (PSUs) in accordance with this Agreement.

(vii) Certain Non-U.S. Tax Matters. Notwithstanding anything herein to the contrary, with respect to Company Options, Company PSUs, and Company RSUs held by individuals subject to Taxes imposed by the Laws of a country other than the United States, the Parties shall use commercially reasonable efforts to cooperate in good faith prior to the Effective Time to consider alternatives to minimize the Tax impact of the provisions set forth in this Section 1.8(a), to include cooperating in good faith to apply for a revenue ruling or determination from a Governmental Entity on behalf of Parent or the Company, as applicable, to address such Tax impact (it being understood that Parent and Merger Sub need not take, and the Company shall not take, any action which would increase the costs (or accelerate the timing of payment) associated with the treatment set forth in this Section 1.8(a)).

(b) Capital Stock of Merger Sub. At the Effective Time, each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without further action on the part of the sole stockholder of Merger Sub, be converted into and become one share of common stock of the Surviving Corporation (and the shares of common stock of the Surviving Corporation into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time). The certificate evidencing ownership of shares of Merger Sub common stock will evidence ownership of the same number of shares of common stock of the Surviving Corporation.

(c) Cancellation of Company Capital Stock Owned by the Company and Parent. At the Effective Time, all shares of Company Capital Stock that are owned by the Company as treasury stock immediately prior to the Effective Time, and each share of Company Capital Stock owned by Parent or any direct or indirect wholly-owned Subsidiary of the Company or Subsidiary of Parent immediately prior to the Effective Time, shall be cancelled without any conversion thereof.

(d) Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock occurring after the Agreement Date and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties hereto the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

(e) Appraisal Rights. Notwithstanding anything to the contrary set forth in this Agreement, if required by Delaware Law (but only to the extent required thereby), any shares of Company Common Stock held by any stockholder of the Company who has (i) neither voted in favor of adoption of this Agreement nor consented thereto in writing and (ii) properly and validly exercised their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of Delaware Law (the “Dissenting Company Shares”), will not be converted into, or represent the right to receive, the merger consideration pursuant to Section 1.8(a) and instead will entitle the holders thereof to such rights as are granted to such holders by Section 262 of Delaware Law. The Company shall give Parent (i) prompt notice and copies of any written demands for appraisal, withdrawals or attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to the Company’s stockholders’ demands of appraisal and (ii) the right to participate in (but not direct) all negotiations and proceedings with respect to any demand for appraisal under Delaware Law, including any determination to make any payment to a holder of Dissenting Company Shares under Section 262(h) of Delaware Law prior to the entry of judgment in the Legal Proceedings with respect to any demand for appraisal. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle any such demands or approve any withdrawal of any such demands, or agree to do any of the foregoing in respect of any Dissenting Shares. If, after the Effective Time, any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to seek appraisal rights, the Dissenting Shares, pursuant to Section 262 of Delaware Law, will thereupon be deemed to have been converted into, as of the Effective Time, the right to receive the merger consideration pursuant to Section 1.8(a) upon surrender of the Certificate or Uncertificated Shares that formerly evidenced such share of Company Capital Stock in the manner provided in Section 1.9(c).

1.9. Surrender of Certificates.

(a) Exchange Agent. Parent’s transfer agent, Computershare Inc. (or such other agent or agents as may be appointed by Parent and reasonably acceptable to Company), shall act as exchange agent (the “Exchange Agent”) in the Merger.

(b) Parent to Deposit Cash. At or promptly following the Effective Time, Parent shall, or shall cause a Subsidiary of Parent to, deposit with the Exchange Agent for exchange in accordance with this Article I the cash payable pursuant to Section 1.8(a)(i) and Section 1.8(a)(iii) (which, for the avoidance of doubt, excludes the Unvested Cash) (provided that the cash payable pursuant to Section 1.8(a)(iii) may instead be paid directly by either Parent through its payroll provider or, if so directed by Parent, by the Surviving Corporation through its payroll provider and to the extent payment would trigger a Tax or penalty under Section 409A of the Code, such payments shall be made on the earliest date that payment would not trigger such Tax or penalty).

(c) Exchange Procedures. Promptly (and in any event within three (3) Business Days) following the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates (“Certificates”) that immediately prior to the Effective Time represented outstanding shares of Company Capital Stock, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use of such letter of transmittal in effecting surrender of Certificates in exchange for the cash payable pursuant to Section 1.8(a). Each holder of record of book-entry shares (“Uncertificated Shares”) shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the cash payable pursuant to Section 1.8(a). In lieu thereof, each holder of record of one or more Uncertificated Shares may provide an “agent’s message” in customary form with respect to any Uncertificated Share (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request). Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, or upon receipt by the Exchange Agent of an appropriate agent’s message (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of book-entry transfer of Uncertificated Shares, each holder of such Certificate or such Uncertificated Shares shall be entitled to receive in exchange therefor a check for the cash amount that such holder has the right to receive pursuant to Section 1.8(a) in respect of the Company Capital Stock represented by such Certificate or such Uncertificated Shares (which, for the avoidance of doubt, excludes any Unvested Cash), and the Certificate or Uncertificated Shares so surrendered shall forthwith be cancelled. Until so surrendered, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive cash pursuant to Section 1.8(a), except as provided in Section 1.8(e).

(d) No Interest. No interest will be paid or accrued on any cash payable pursuant to Section 1.8(a) or otherwise in connection with the Merger.

(e) Transfers of Ownership. If any cash amount payable pursuant to Section 1.8(a) is to be paid to a Person other than the Person to which the Certificate or Uncertificated Shares surrendered in exchange therefor is registered, it shall be a condition of the payment thereof that the Certificate or Uncertificated Shares so surrendered shall, as applicable, be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall have paid to Parent or any agent designated by it any transfer or other similar Taxes required by reason of the payment of cash in any name other than that of the registered holder of the Certificate or Uncertificated Shares surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(f) No Liability. Notwithstanding anything to the contrary in this Section 1.9, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Legal Requirement.

(g) Unclaimed Cash. Any portion of funds held by the Exchange Agent that has not been delivered to any holders of Certificates or Uncertificated Shares pursuant to this Article I within 12 months after the Effective Time shall promptly be paid to Parent, and thereafter each holder of a Certificate or Uncertificated Shares who has not theretofore complied with the exchange procedures set forth in and contemplated by Section 1.9(c) shall look only to Parent (subject to abandoned property, escheat and similar laws) for its claim, only as a general unsecured creditor thereof, to the cash payable to such holder pursuant to Section 1.8(a). Notwithstanding anything to the contrary herein, if any Certificate or Uncertificated Shares have not been surrendered immediately prior to the date on which the merger consideration contemplated by Section 1.8(a) in respect of such Certificate or Uncertificated Shares would otherwise escheat to or become the property of any Governmental Entity, any amounts payable in respect of such Certificate or Uncertificated Shares shall, to the extent permitted by Applicable Legal Requirements, become the property of Parent, free and clear of all claims or interests of any Person previously entitled thereto.

1.10. No Further Ownership Rights in Company Capital Stock. All cash paid or payable following the surrender for exchange of shares of Company Capital Stock in accordance with this Agreement shall be so paid or payable in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or Uncertificated Shares are presented to the Surviving Corporation for any reason, such Certificate or Uncertificated Shares shall be cancelled and exchanged as provided in this Article I.

1.11. Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such Certificate, following the making of an affidavit of that fact by the record holder thereof, such cash as may be required pursuant to Section 1.8(a) in respect of such Certificate; provided that Parent or the Exchange Agent may, in its respective reasonable discretion and as a condition precedent to the issuance thereof, require the record holder of such Certificate to deliver a customary bond in such reasonable sum as Parent or the Exchange Agent may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation, the Exchange Agent and/or any of their respective Representatives with respect to such Certificate.

1.12. Withholding Rights. Parent, the Surviving Corporation, their respective Subsidiaries and the Exchange Agent shall be entitled to deduct and withhold from the cash otherwise deliverable under this Agreement and from any other payments otherwise required pursuant to this Agreement, to any holder of any shares of Company Capital Stock, any Company Options, any Company RSUs, any Company PSUs, any Certificates or any Uncertificated Shares such amounts as any of Parent, the Surviving Corporation, their respective Subsidiaries or the Exchange Agent is required to deduct and withhold with respect to any such deliveries and payments under the Code or any other Applicable Legal Requirements and shall timely pay any such amount deducted or withheld to the appropriate Tax Authority. To the extent that amounts are so withheld and paid over to or credited by the relevant Tax Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such holders in respect of which such deduction and withholding was made.

1.13. Tax Consequences. The parties hereto intend the Merger to be a taxable sale of the Company Capital Stock by the Company’s stockholders.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) (w) the Company’s Proxy Statements on Form DEF 14A filed on May 9, 2023 and May 2, 2022, (x) the Company’s Annual Reports on Form 10-K filed on March 23, 2023 and March 24, 2022, (y) the Company’s quarterly report on Form 10-Q filed on August 23, 2023 and (z) any other Company SEC Reports publicly filed and available on the SEC’s Electronic Data Gathering and Retrieval System on or after February 1, 2021 and prior to the date that is at least two (2) Business Days prior to the Agreement Date (in each case, other than any disclosures contained under the caption “Risk Factors” or “Forward-Looking Statements” or under any similar precautionary sections or disclosures that are predictive, cautionary or forward-looking in nature) or (ii) the exceptions set forth in the disclosure letter of the Company delivered to Parent and Merger Sub concurrently with the execution of this Agreement (the “Company Disclosure Letter”) arranged in sections that correspond to the representations and warranties set forth in this Article II and such exceptions shall qualify (x) the Section and, if applicable, the Subsection of this Article II to which it corresponds and (y) the other Sections and Subsections of this Article II (to the extent the relevance of such disclosure to other representations and warranties is reasonably apparent from the disclosed exception, in which case such disclosed exception shall be deemed so applicable to such other representations and warranties, whether or not an explicit reference or cross-reference is made), the Company represents and warrants to Parent and Merger Sub as follows:

2.1. Organization, Standing and Power; Subsidiaries.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary of the Company is an entity that is duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation (except, (i) in the case of good standing, any jurisdiction that does not recognize such concept and (ii) where the failure to be so organized, formed, existing or in good standing in any jurisdiction would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect). The Company and each of its Subsidiaries has the corporate or other applicable power to own its rights, assets and properties and to conduct the Business and is duly qualified to do business and is in good standing in each jurisdiction (to the extent the concept is recognized by such jurisdiction), except where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would not reasonably be expected to have a Material Adverse Effect. The Company is not in violation in any material respect of any of the provisions of its certificate of incorporation or bylaws.

(b) The Company has made available to Parent a true, correct and complete copy of the certificate of incorporation and bylaws or other equivalent organizational or governing documents, as applicable, of the Company and each of its Subsidiaries, in each case as amended to date. No Subsidiary of the Company is in violation of any of the provisions of its certificate of incorporation or bylaws or equivalent organizational or governing documents in any material respect. Schedule 2.1(b) of the Company Disclosure Letter sets forth a true, correct and complete list of the Subsidiaries of the Company and their respective jurisdictions of organization or formation. All of the issued and outstanding shares of capital stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and non-assessable (in any jurisdiction that recognizes such concepts), are owned by the Company or another Subsidiary of the Company free and clear of all Encumbrances other than Permitted Encumbrances, and are not subject to any preemptive right or right of first refusal, other than in favor of the Company or a Subsidiary of the Company, created by statute, the certificate of incorporation and bylaws or other equivalent organizational or governing documents, as applicable, of such Subsidiary or any Contract to which the Company or such Subsidiary is a party or by which it is bound. There are no outstanding subscriptions, options, warrants, “put” or “call” rights, exchangeable or convertible securities or other Contracts to which the Company or any of its Subsidiaries is party or by which the Company or any of its Subsidiaries is bound with respect to the issued or unissued capital stock or other securities of any Subsidiary of the Company, or otherwise obligating the Company or any of its Subsidiaries to issue, transfer, sell, purchase, redeem or otherwise acquire or sell any such securities. Other than its Subsidiaries, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Person. There are no material outstanding obligations of the Company or any of its Subsidiaries under any Contract to which it is a party or by which it is bound to make any loan to, or any equity or other similar investment (in the form of a capital contribution or otherwise) in, any other Person (other than the Company or its Subsidiaries).

2.2. Capital Structure.

(a) The authorized capital stock of the Company consists solely of 1,000,000,000 shares of Company Common Stock and 20,000,000 shares of Company Preferred Stock. As of 5:00 p.m. (Pacific time) on September 18, 2023 (such time and date, the “Measurement Date”), a total of 168,521,028 shares of Company Common Stock were issued and outstanding and no shares of Company Preferred Stock were issued and outstanding. The Company has not designated, authorized or issued any other shares of capital stock. The Company holds no shares of Company Common Stock in its treasury as of the close of business on the

Measurement Date. As of the Measurement Date, the Company has reserved (A) 22,072,398 shares reserved for issuance upon conversion of the Convertible Notes, 18,251,558 shares of Company Common Stock for issuance to employees, non-employee directors and consultants pursuant to the Company Equity Plans, of which 82,641 shares are subject to outstanding and unexercised Company Options, 9,918,524 shares are subject to outstanding Company RSUs, 671,920 shares are subject to outstanding Company PSUs assuming achievement of applicable performance goals at target levels (and 1,401,301 shares assuming achievement of applicable performance goals at maximum levels) and 6,849,092 shares remain available for issuance thereunder and (B) 25,343,109 shares of Company Common Stock for issuance to employees pursuant to the Company ESPP (and the Company has received aggregate contributions of $21,022,685 for the current offering period pursuant to the Company ESPP). There are outstanding (a) $862,500,0000 aggregate principal amount of 2025 Convertible Notes (with a conversion rate as of the date hereof equal to 6.7433 Shares per thousand dollar principal amount, subject to adjustment as provided in the 2025 Convertible Notes Indenture), (b) $1,265,000,000 aggregate principal amount of 2027 Convertible Notes (with a conversion rate as of the date hereof equal to 3.9164 shares per thousand dollar principal amount, subject to adjustment as provided in the 2027 Convertible Notes Indenture) and (c) $1,000,000,000 aggregate principal amount of 2026 Convertible Notes (with a conversion rate as of the date hereof equal to 6.2500 shares per thousand dollar principal amount, subject to adjustment as provided in the 2026 Convertible Notes Indenture). All issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of all Encumbrances, preemptive rights, rights of first refusal and “put” or “call” rights created by statute, the certificate of incorporation or bylaws of the Company or any Contract to which the Company is a party or by which it is bound. As of the Agreement Date, no shares of Company Capital Stock are subject to a right of repurchase or otherwise not fully vested under the terms of any Contract with the Company at the Effective Time (including any stock option agreement, stock option exercise agreement, restricted stock purchase agreement or restricted stock grant agreement. There is no liability for dividends accrued and unpaid by the Company or any of its Subsidiaries. As of the Agreement Date, there are no shares of Company Capital Stock that have become outstanding since the Measurement Date other than pursuant to the exercise of Company Options or the vesting of Company RSUs or Company PSUs outstanding on the Measurement Date and included in the amounts set forth above or granted in accordance with Section 4.2.

(b) The Company has no Company Options, Company RSUs or Company PSUs other than those granted pursuant to the Company Equity Plans. Schedule 2.2(b)-1 of the Company Disclosure Letter sets forth a true, correct and complete list as of the Measurement Date of all holders of any Unvested Company Shares (by grantee identification number), including the number and kind of shares of Company Capital Stock unvested as of the Measurement Date, the purchase price paid per share, the vesting schedule, including the vesting commencement date and the terms of any acceleration thereof in effect for such Unvested Company Shares, the repurchase price payable per unvested share and the length of the repurchase period following the holder’s termination of service. Schedule 2.2(b)-2 of the Company Disclosure Letter sets forth a true, correct and complete list as of the Measurement Date of all holders of outstanding Company Options (by grantee identification number), whether or not granted under the Company Equity Plans, including the number of shares of Company Common Stock subject to each such option, the date of grant, the exercise or vesting schedule (including identification of any Company Options that may be exercised in advance of vesting), the vesting commencement date and the terms of any acceleration thereof, the extent vested and unvested as of the Measurement Date, the exercise price per share, the Tax status of such option under Section 422 of the Code (or any intended applicable foreign tax scheme), the plan from which such Company Option was granted, the term of each such Company Option and the country of residence of each such holder. Schedule 2.2(b)-3 of the Company Disclosure Letter sets forth a true, correct and complete list as of the Measurement Date of all holders of Company RSUs and Company PSUs (by grantee identification number), including the number of shares of Company Common Stock remaining subject to issuance under such Company RSUs and Company PSUs (at both target and maximum performance levels), the performance metrics and vesting schedule, the vesting commencement date and the terms of any acceleration thereof, the plan from which such Company RSU or Company PSU was granted and the country of residence of each such holder. All issued and outstanding shares of Company Capital Stock and all outstanding Company Options, Company RSUs and Company PSUs were issued, and all repurchases of Company securities were made, in material compliance with all Applicable Legal Requirements and all requirements set forth in applicable Contracts. All shares that may be issued upon the exercise of Company Options, settlement of Company RSUs or Company PSUs will, if and when issued, be validly issued in material compliance with all Applicable Legal Requirements and all requirements set forth in applicable Contracts. The Company is not under any obligation to register under the Securities Act any of the presently outstanding securities of the Company or any of its Subsidiaries now outstanding or that may be subsequently issued.

(c) There is no indebtedness of the Company or its Subsidiaries for borrowed money or notes, bonds or other debt securities of the Company or its Subsidiaries, in each case, (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company (collectively, “Company Voting Debt”), issued or outstanding as of the Agreement Date.

(d) Schedule 2.2(d) of the Company Disclosure Letter sets forth a true, correct and complete list of individuals as of the Agreement Date who have been offered an opportunity to receive Company Options, Company RSUs or Company PSUs under an offer letter from, Contract with or other commitment from the Company or any of its Subsidiaries (which has not expired, been rescinded or rejected), but who have not been granted such Company Options, Company RSUs or Company PSUs, including the number of Company Options, Company RSUs or Company PSUs (at both target and maximum performance levels), the start date or anticipated start date of such individual, the vesting commencement date and vesting schedule described in the offer letter from, Contract with or other commitment as to the vesting schedule for each such listed individual.

(e) Except for (i) the Company’s right to repurchase any Unvested Company Shares listed on Schedule 2.2(b)-1 of the Company Disclosure Letter, (ii) the Company Options listed on Schedule 2.2(b)-2 of the Company Disclosure Letter, (iii) the Company RSUs and Company PSUs listed on Schedule 2.2(b) of the Company Disclosure Letter and (iv) the Company Options, Company RSUs or Company PSUs listed on Schedule 2.2(d) of the Company Disclosure Letter, as of the Agreement Date, there are no options, restricted stock units (including performance stock units), warrants, puts, calls, rights or Contracts of any character to which the Company is a party or by which it is bound obligating the Company to grant, issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Capital Stock, any options, restricted stock units (including performance stock units) or warrants to purchase or acquire any Company Capital Stock or other securities of the Company, or any Company Voting Debt, or obligating the Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, restricted stock unit (including performance stock unit), warrant, put, call, right or Contract. Except as expressly provided for in this Agreement, there are no Contracts relating to voting, purchase or sale of any Company Capital Stock (A) between or among the Company and any of the Company’s stockholders, other than written Contracts granting the Company the right to purchase Unvested Company Shares upon termination of employment or service or (B) to the Knowledge of the Company, between or among any of the Company’s stockholders. The terms of each of the Company Equity Plans and the applicable stock option agreements and restricted stock unit (including performance stock units) award agreements permit the treatment of each Company Option, Company RSU and Company PSU as provided in Section 1.8, without the consent or approval of the holders thereof, the Company’s stockholders or otherwise. No change in the exercise price, exercise period or other modifications (excluding, for this purpose, acceleration as disclosed on any sub-part of Schedule 2.2(b) of the Company Disclosure Letter or otherwise provided in accordance with the terms of a Company Employee Plan) in the terms of any Company Option, Company RSU, Company PSU will arise in connection with the Merger or any other transaction contemplated by this Agreement or upon termination of employment or service with the Company or any of its Subsidiaries, or with Parent or any of its Subsidiaries, following the Merger or otherwise.

2.3. Authority; Non-contravention.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Company Stockholder Approval, to consummate the Merger and the other Transactions. The execution and delivery of this Agreement and, subject to obtaining the Company Stockholder Approval, the consummation of the Merger and the other Transactions, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery thereof by each of the other parties hereto, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) Applicable Legal Requirements governing specific performance, injunctive relief and other equitable remedies (collectively, the “Enforceability Limitations”). The Company Board, by resolutions duly adopted prior to or on the Agreement Date (and, subject to Section 5.3, not thereafter modified or rescinded in a manner adverse to Parent or that would materially impair or delay the consummation of the Merger) by the unanimous vote of the full Company Board, has (i) approved this Agreement and the Merger, (ii) determined that the Merger and the terms and conditions of this Agreement are fair to, advisable and in the best interests of the Company and the Company’s stockholders and (iii) directed that the adoption of this Agreement be submitted to the Company’s stockholders for consideration and recommended that all of the Company’s stockholders adopt this Agreement. Subject to the accuracy of the representation set forth in Section 3.4, the affirmative vote of the Company’s stockholders holding a majority of all shares of Company Common Stock issued and outstanding on the record date set for the determination of stockholders entitled to vote on such matter at the Company Stockholder Meeting (such affirmative vote, the “Company Stockholder Approval”) is the only vote of the Company’s stockholders necessary to adopt this Agreement under Applicable Legal Requirements and the Company’s certificate of incorporation and bylaws.

(b) The execution and delivery of this Agreement by the Company does not, and the consummation of the Merger and the other Transactions will not, (i) result in the creation of any Encumbrance (other than any Permitted Encumbrance) on any of the material rights, properties or assets of the Company and its Subsidiaries, taken as a whole, or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the certificate of incorporation or bylaws or other equivalent organizational or governing documents of the Company or any of its Subsidiaries, in each case as amended to date, (B) subject to obtaining the Company Stockholder Approval, the accuracy of Parent’s representations in Section 3.4 and compliance with the requirements set forth in Section 2.3(c), any Applicable Legal Requirement or Privacy Obligation or (C) any Material Contract, other than, in the case of clauses (B) and (C) of this Section 2.3(b), such conflicts, violations, defaults, Encumbrances, terminations, cancellations, accelerations, losses, consents, approvals or waivers as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) No consent, approval, order, authorization, release or waiver of, or registration, notification, declaration or filing with, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Merger and the other Transactions, except for (i) the compliance with the applicable provisions of Delaware Law, (ii) the filing of the Certificate of Merger, as provided in Section 1.4, (iii) such filings and notifications as may be required under the HSR Act and the approvals or deemed approvals under any applicable foreign Antitrust Law and any applicable Foreign Investment Law and the expiration or early termination of applicable waiting periods under the HSR Act and any applicable foreign Antitrust Law and any applicable Foreign Investment Law, (iv) the filing of the Proxy Statement with the SEC and such reports and filings as may be required under the Exchange Act, (v) such other filings and notifications as may be required under federal, state or foreign securities laws or the rules and regulations of the Nasdaq Global Select Market and (vi) such other consents, approvals, orders, authorizations, releases, waivers, registrations, notifications, declarations or filings that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) Subject to the accuracy of the representation set forth in Section 3.4, the approval of this Agreement and the Transactions referred to in Section 2.3(a) by the Company Board constitute all of the approvals that are necessary to render inapplicable to this Agreement, the Merger and the other Transactions the restrictions on “business combinations” with “interested stockholders” set forth in Section 203 of Delaware Law (as such terms are defined therein), and represent the only action necessary to ensure that the restrictions on business combinations set forth in Section 203 of Delaware Law does not and will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other Transactions. No other takeover or similar statute or regulation is applicable to this Agreement, the Merger or the other Transactions.

2.4. SEC Filings; Financial Statements; Internal Controls.

(a) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, schedules, reports and documents (including items incorporated by reference) required to be so filed or furnished by the Company with the SEC since February 1, 2021. All such required forms, statements, schedules, reports and documents (including those that the Company may file following the Agreement Date) are referred to herein as the “Company SEC Reports.” As of their respective dates, the Company SEC Reports (i) as applicable, complied, or will comply in all material respects when filed, with the requirements of the Securities Act or the Exchange Act and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the Agreement Date, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected (prior to the Agreement Date in the case of Company SEC Reports originally filed prior to the Agreement Date), revised, amended, modified or superseded by a subsequently filed Company SEC Report. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (collectively, the “Financial Statements”), including each Company SEC Report filed after the Agreement Date until the Closing, at the time filed (i) complied (or, in the case of Financial Statements included in the Company SEC Reports filed after the Agreement Date, will comply) as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) were (or, in the case of Financial Statements included in Company SEC Reports filed after the Agreement Date, will be) prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly presented in all material respects (or, in the case of Financial Statements included in the Company SEC Reports filed after the Agreement Date, will fairly present in all material respects) the consolidated financial position of the Company and its Subsidiaries as of the respective dates therein indicated and the consolidated results of the Company’s and its Subsidiaries’ operations and cash flows for the periods therein specified (subject, in the case of unaudited interim period financial statements to the absence of footnotes and to normal recurring year-end audit adjustments, none of which individually or in the aggregate are material to the Company and its Subsidiaries, taken as a whole). The balance sheet of the Company as of January 31, 2023 (the “Company Balance Sheet Date”) contained in the Company SEC Reports is hereinafter referred to as the “Company Balance Sheet.” Neither the Company nor any of its Subsidiaries has any Liabilities except for: (i) Liabilities reflected on, accrued on or reserved against on the Company Balance Sheet in accordance with GAAP, (ii) Liabilities incurred since the Company Balance Sheet Date in the Ordinary Course of Business, (iii) Liabilities incurred under executory Contracts to which the Company is a party, other than as a result of a breach thereunder, (iv) the fees and expenses of investment bankers, attorneys, consultants and accountants incurred in connection with this Agreement, (v) Liabilities expressly required by or incurred pursuant to the terms of this Agreement and (vi) Liabilities incurred after the Agreement Date that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as reflected in the Financial Statements, neither the Company nor any of its Subsidiaries is a party to any material off-balance sheet arrangement (as defined in Item 303 of Regulation S-K promulgated under the Exchange Act (“Regulation S-K”)). All reserves that are set forth in or reflected in the Company Balance Sheet have been established in accordance with GAAP in all material respects. The Financial Statements comply in all material respects with the Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) FASB ASC 606–Revenue Recognition. At the Company Balance Sheet Date, there were no material loss contingencies (as such term is used in FASB ASC 450–Contingencies) that are not adequately provided for in the Company Balance Sheet as required by FASB ASC Topic 450. The Company has not had any material dispute with any of its auditors regarding accounting matters or policies during any of its past three full fiscal years or during the current fiscal year. The books and records of the Company and each of its Subsidiaries have been, and are being, maintained in all material respects in accordance with Applicable Legal Requirements and applicable accounting requirements and the Financial Statements are consistent in all material respects with such books and records. There has been no material change in the Company’s accounting policies since February 1, 2021, except as described in the Financial Statements.

(c) The Company has made available to Parent a true, correct and complete copy of any amendments or modifications that have not yet been filed with the SEC but that are required to be so filed to agreements, documents or other instruments that were filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act, as well as any comment letters or similar correspondence received by the Company from the SEC for the Company’s three (3) most recently completed fiscal years and its current fiscal year. The SEC has not provided written comments to the Company in connection with any Company SEC Reports that to the Knowledge of the Company remain unresolved. To the Knowledge of the Company, no investigation by the SEC with respect to the Company or any of its Subsidiaries is pending or threatened.

(d) Schedule 2.4(d) of the Company Disclosure Letter accurately lists all indebtedness of the Company or its Subsidiaries for borrowed money and all notes, bonds and other debt securities of the Company or its Subsidiaries (other than indebtedness owed by the Company to any directly or indirectly wholly-owned Subsidiary thereof or by any directly or indirectly owed by the wholly-owned Subsidiary of the Company to the Company or another directly or indirectly wholly-owned Subsidiary of the Company), each in excess of $10,000,000, as of the Agreement Date, including, for each item of such indebtedness, the Contract governing such indebtedness. All such indebtedness for borrowed money may be prepaid at the Closing without penalty under the terms of the agreements governing such indebtedness.

(e) The Company has established and maintains (i) a system of internal accounting controls that complies with Section 13(b)(2)(B) of the Exchange Act, (ii) “disclosure controls and procedures” required by Rule 13a-15 or Rule 15d-15 promulgated under the Exchange Act (as such term is defined therein) and such disclosure controls and procedures are designed to be effective for the purpose for which they were established and (iii) “internal control over financial reporting” (as defined in Rule 13a-15 or Rule 15d-15 promulgated under the Exchange Act) and such internal control over financial reporting is designed to be effective in providing reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Financial Statements in accordance with GAAP. Since February 1, 2021, each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“SOXA”) and the rules and regulations promulgated thereunder with respect to the Company SEC Reports and the statements contained in such certifications were true and accurate in all material respects as of the date made. To the Knowledge of the Company, there are no “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls and procedures that could adversely affect the Company’s ability to record, process, summarize and report financial data. The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K, for senior financial, accounting and compliance officers and those performing similar functions. The Company has disclosed any material violation or waiver of such code of ethics, to the extent required by Section 406(b) of SOXA. To the Knowledge of the Company, there is no fraud or any material violation of the Company’s code of ethics that involves management or other employees who have a significant role in the Company’s internal controls and procedures.

(f) Since February 1, 2021, neither the Company nor any of its Subsidiaries nor, to Knowledge of the Company, any Company Representative has identified or been made aware of: (i) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company, (ii) any illegal act or fraud, whether or not material, that involves the management or other employees of the Company, or any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding the foregoing, (iii) improper, wrongful or fraudulent accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls or (iv) any material inaccuracy in the Company’s Financial Statements. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported to the Company Board or any committee thereof or to any director or officer of the Company evidence of fraud or a material violation of securities laws or other Applicable Legal Requirements, breach of fiduciary duty or similar violation by the Company or any Company Representative.

(g) The Company is in compliance with the applicable criteria for continued listing of the Company Common Stock on the Nasdaq Global Select Market, including all applicable corporate governance rules and regulations.

(h) All Company Options, Company RSUs and Company PSUs granted by the Company have been duly and validly approved by (i) the Company Board, or by a duly constituted committee of the Company Board to which the administration of such awards under the applicable Company Equity Plan has been delegated, at a valid meeting of such Company Board or committee or pursuant to a valid unanimous written consent of the members of such Company Board or committee or (ii) the Chief Executive Officer of the Company in cases where such officer has been duly authorized by the Company Board to approve such awards. All grants of Company Options, Company RSUs and Company PSUs are in compliance in all material respects with the terms of the applicable Company Equity Plan under which such Company Options, Company RSUs and Company PSUs were granted.

2.5. Absence of Certain Changes. From the Company Balance Sheet Date to the Agreement Date: (i) the Company and its Subsidiaries have conducted the Business only in the Ordinary Course of Business (other than with respect to compliance with COVID-19 Measures) except in connection with the Transactions and the consideration of other strategic alternatives to the Transactions that were not consummated, (ii) there has not occurred a Material Adverse Effect and (iii) neither the Company nor any of its Subsidiaries has done, caused or permitted any of the actions that, if taken after the Agreement Date, would be prohibited under Section 4.2 (other than Section 4.2(d), (f), (l), (m) and (o)(iii)).

2.6. Litigation. There is no Legal Proceeding pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets or properties or any of their respective directors, officers or supervisory employees (in their capacities as such or relating to their employment, services or relationship with the Company or any of its Subsidiaries) individually or in the aggregate that (i) would reasonably be expected to result in obligations or liabilities of the Company or any of its Subsidiaries in excess of $5,000,000, (ii) that seeks non-monetary or equitable relief or (iii) would otherwise reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. There is no Order against the Company or any of its Subsidiaries, any of their respective assets or properties, or, to the Knowledge of the Company, any of their respective directors, officers or supervisory employees (in their capacities as such or relating to their employment, services or relationship with the Company or any of its Subsidiaries). Neither the Company nor any of its Subsidiaries has a material Legal Proceeding pending against any other Person. There has not been since February 1, 2021, any material internal investigations or inquiries being conducted by the Company, the Company Board (or any committee thereof), any compliance officer of the Company or any third party at the request of any of the foregoing concerning any financial, accounting, conflict of interest, illegal activity or other fraudulent issues.

2.7. Compliance with Laws; Governmental Permits.

(a) The Company and each of its Subsidiaries, and all directors, officers, and to the Knowledge of the Company, employees, agents, or third parties, in each case, acting on behalf of the Company and its Subsidiaries have complied with, are not in violation of, and since February 1, 2021, have not received any written, or to the Knowledge of the Company, oral, notice regarding any default, violation or alleged violation with respect to, any Applicable Legal Requirement or Privacy Obligation with respect to the Business, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Company and each of its Subsidiaries has obtained each material federal, state, county, local or foreign governmental consent, license, permit, registration or other authorization of a Governmental Entity (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of its assets or properties or (ii) that is required for the operation of the Business or the holding of any such interest (all of the foregoing consents, licenses, permits, registrations, and other authorizations, collectively, the “Company Authorizations”), and all of the Company Authorizations are in full force and effect, except where the failure to obtain or maintain such Company Authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Authorizations, except where the failure to obtain or maintain such Company Authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries, employees, agents, or third parties, in each case, acting on behalf of the Company and its Subsidiaries has received any written, or to the Knowledge of the Company, oral, notice from any Governmental Entity regarding (A) any violation of Applicable Legal Requirements or any Company Authorization, any audit, inquiry or investigation concerning compliance with Applicable Legal Requirements or any Company Authorization, or any failure to comply with any term or requirement of any Company Authorization or (B) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of, any Company Authorization, except, in each case, where failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the material Company Authorizations will be terminated or materially impaired, or will become terminable, in whole or in part, as a result of the Transactions.

2.8. Anti-Corruption. The Company, its Subsidiaries, and each of their respective directors, officers, and, to the Company’s Knowledge, their respective employees, and, to Company’s Knowledge, its agents, and representatives have at all times since February 1, 2020, complied in all material respects with the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the provisions of any other applicable domestic or foreign anti-corruption laws (collectively, “Anti-Corruption Laws”). Since February 1, 2020, neither the Company nor any of its Subsidiaries, nor any of their respective directors or officers, nor, to the Company’s Knowledge, their respective employees, agents, or representatives has offered or given anything of value to: (i) any Government Official, any political party or official thereof, or any candidate for foreign political office or (ii) any other Person, in any such case while knowing, or having reason to know, that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any Government Official, any foreign political party or official thereof, or candidate for foreign political office, for the purpose of any of the following: (A) influencing any action or decision of such Person, in its, his or her official capacity, including a decision to fail to perform its, his or her official function, (B) inducing such Person to use its, his or her influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality or (C) where such payment would constitute a bribe, kickback or illegal or improper payment, in each case of clauses (A)-(C) to assist the Company or its Subsidiaries in obtaining or retaining business for, or with, or directing business to, any Person, or in securing any improper advantage. To the Company’s Knowledge, since February 1, 2020, there have been no false or fictitious entries made in the books or records of the Company or its Subsidiaries relating to any illegal payment or secret or unrecorded fund and the Company has not established or maintained a secret or unrecorded fund. The Company has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Company and its Subsidiaries, and their respective directors, officers, employees, agents, and representatives with Anti-Corruption Laws, and to the Company’s Knowledge, no Governmental Entity is investigating or has since February 1, 2020, conducted, initiated or threatened any investigation of the Company or its Subsidiaries in connection with an alleged or potential violation of any Anti-Corruption Law.

2.9. Title to Property and Assets.

(a) Each of the Company and each of its Subsidiaries has good and valid title to all of their respective material properties, interests in properties and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Company Balance Sheet Date in the Ordinary Course of Business), or, with respect to leased properties and assets, valid leasehold interests in such material properties and assets that afford the Company or such Subsidiary leasehold possession of the properties and assets that are the subject of the leases, in each case, free and clear of all Encumbrances other than Permitted Encumbrances. The Company and its Subsidiaries have no material liability in respect of escheat and unclaimed property.

(b) Neither the Company nor any of its Subsidiaries owns any real property or interests in real property. Schedule 2.9(b) of the Company Disclosure Letter is a true, correct and complete list as of the Agreement Date of all real property and interests in real property leased by the Company or any Subsidiary that is material to the Company and any of its Subsidiaries, taken as a whole, in any such case involving annual base rent payments by the Company or any of its Subsidiaries in excess of $1,000,000 per annum (each such property or interest, “Leased Real Property”). With respect to Leased Real Property, neither the Company nor any of its Subsidiaries has (i) subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof or (ii) collaterally assigned or granted any other security interest in any such leasehold estate or any interest therein, in each case in a manner that would interfere in any material respect with the Company’s use of such Leased Real Property in the Ordinary Course of Business. The Company has made available to Parent true, correct and complete copies of all leases, subleases and other Contracts under which the Company and/or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any Leased Real Property, including all modifications, amendments and supplements thereto.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the plant, property and equipment of the Company and each of its Subsidiaries that are used in the operations of the Business are (i) suitable for the uses to which they are currently employed, (ii) in good operating condition and repair, subject to normal wear and tear, (iii) regularly and properly maintained substantially consistent with the practices of similarly situated companies in the industry in which the Company operates, (iv) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the Ordinary Course of Business and (v) to the Knowledge of the Company, free from any material defects.

2.10. Intellectual Property and Data Privacy & Security.

(a) As used in this Agreement, the following terms shall have the meanings indicated below:

(i) “Company Intellectual Property” means any and all Company-Owned Intellectual Property and any and all Third-Party Intellectual Property that is licensed by the Company or any of its Subsidiaries.

(ii) “Company Intellectual Property Agreements” means any material Contract (A) under which the Company or any of its Subsidiaries has granted or received an exclusive license to, exclusive rights in or exclusive rights to use any Company-Owned Intellectual Property, (B) otherwise materially restricting the Company or any of its Subsidiaries’ ability to use, enforce, or disclose any Company-Owned Intellectual Property, (C) under which the Company or any of its Subsidiaries has the right to use any Third-Party Intellectual Property that is material to the Company and its Subsidiaries taken as a whole, (D) under which the Company or any of its Subsidiaries has granted a right to any Company-Owned Intellectual Property, which grant is material to the Company and its Subsidiaries taken as a whole or (E) under which the Company or any of its Subsidiaries has delivered, made available, licensed, or placed into escrow any source code owned by any of them that is material to the Company and its Subsidiaries taken as a whole, other than, with respect to each of (A) through (E), Standard Inbound IP Agreements, Standard Outbound IP Agreements, and maintenance and support and professional services contracts with the Company or any of its Subsidiaries.

(iii) “Company-Owned Intellectual Property” means any and all Intellectual Property Rights that are owned or purported to be owned by or exclusively licensed to the Company or any of its Subsidiaries.

(iv) “Company Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company or any of its Subsidiaries.

(v) “Company Registered Intellectual Property” means all United States, international and foreign: (A) patents and patent applications (including provisional applications), (B) registered trademarks or service marks, applications to register trademarks or service marks, intent-to-use applications or other registrations or applications related to trademarks or service marks, (C) registered Internet domain names, (D) registered copyrights and applications for copyright registration and (E) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with or recorded by any Governmental Entity owned by, registered or filed in the name of, the Company or any of its Subsidiaries.

(vi) “Company Source Code” means, collectively, any software source code, any material portion or aspect of software source code or any material proprietary information or algorithm contained in or relating to any of the foregoing for any Company-Owned Intellectual Property or Company Products.

(vii) “Intellectual Property Rights” means any and all forms of intellectual property, and all rights in, arising out of, or associated therewith, throughout the world, including all patents, utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures, common law and statutory rights associated with trade secrets, confidential and proprietary information and know how, industrial designs and any registrations and applications therefor, all trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name applications and registrations, Internet and World Wide Web URLs or addresses, all copyrights, copyright registrations and applications therefor (including copyrights in software), and all other rights corresponding thereto, all moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing.

(viii) “IT Systems” means all hardware, firmware, software, databases, websites, applications, code, systems, networks and other computer, communication and information technology assets and equipment.

(ix) “Personal Data” means any information, in any form or medium, that identifies, relates to, describes or is reasonably capable of being associated with an individual person or household, including any information that is defined as “personal information,” “personal data,” “personal health information,” “personally identifiable information,” “cardholder data” or similar terms under any Applicable Legal Requirement or Privacy Obligation.

(x) “Process” or “Processing” means, with respect to data (including Personal Data), the use, collection, creation, erasure, de-identification, pseudonymizing or anonymizing, receipt, processing, aggregation, maintenance, storage, recording, organization, adaption, alteration, enrichment, transfer, retrieval, consultation, disclosure, sharing, dissemination, transmission, destruction or combination of such data, or any other operation or set of operations that is performed on data or on sets of data, in each case, whether or not by automated means, and any other form of processing, including as defined by or under any Applicable Legal Requirement or Privacy Obligation.

(xi) “Standard Inbound IP Agreements” means: (A) non-disclosure agreements entered into by the Company or any of its Subsidiaries in the Ordinary Course of Business or Company IAAs (each, a “Standard NDA”), (B) non-exclusive trademark licenses, (C) “shrink wrap” and other non-exclusive license agreements for generally commercially available software or for application service provider, “software as a service” or similar services, that is not redistributed with, bundled with, or integrated into the Company Products and for which the Company has paid no more than $5,000,000 in any year and (D) licenses for Open Source Materials.

(xii) “Standard Outbound IP Agreements” means: (A) Standard NDAs, (B) maintenance and support and professional services Contracts for Company Products entered into by the Company or any of its Subsidiaries and (C) non-exclusive object code licenses, sales or services agreements for Company Products entered into by the Company or any of its Subsidiaries, in each case of clauses (A) through (C) in the Ordinary Course of Business (I) substantially on the Company’s or any of its Subsidiaries’ standard form(s) of customer agreement (copies of which have been made available to Parent) or (II) on terms and conditions that do not materially deviate from such form(s).

(xiii) “Third-Party Intellectual Property” means any and all Intellectual Property Rights owned by a third party, excluding, for the avoidance of doubt, any Open Source Materials or rights therein.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries own or have the valid right or license to all Intellectual Property Rights used or incorporated into the Company Products or otherwise used in the conduct of the Business.

(c) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries own and have good and exclusive title to each item of owned Company-Owned Intellectual Property, free and clear of any Encumbrances (other than Permitted Encumbrances).

(d) Schedule 2.10(d) of the Company Disclosure Letter lists, as of the Agreement Date, all Company Registered Intellectual Property, including the jurisdictions in which each such Company Registered Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) no Company Registered Intellectual Property (other than any applications for Company Registered Intellectual Property) has expired or been cancelled or abandoned except in accordance with the expiration of the term of such rights, (ii) all Company Intellectual Property is subsisting and (iii) to the Knowledge of the Company, all Company Registered Intellectual Property (other than any applications therefor) is valid and enforceable.

(e) Except as set forth in Schedule 2.10(e)(i) of the Company Disclosure Letter, the consummation of the Transactions will not result in the breach, modification, cancellation, termination, suspension of, or acceleration of any performance, benefit, remedy or payment with respect to any Company Intellectual Property Agreement (or Company IAA) that would constitute a Material Contract, or give any third party the right to do any of the foregoing or receive any such performance, benefit, remedy or payments, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Schedule 2.10(e)(ii) of the Company Disclosure Letter, none of the Company Intellectual Property Agreements (or Company IAA) grant any exclusive rights to or under any Company Intellectual Property to any third party, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no pending material disputes between the Company, or any of its Subsidiaries, and any third party regarding the scope of any Company Intellectual Property Agreements (or any Company IAA) or performance under any Company Intellectual Property Agreements (or any Company IAA), including with respect to any payments to be made or received by the Company or any of its Subsidiaries thereunder, and neither the Company nor any of its Subsidiaries has any Liability for breach of any Company Intellectual Property Agreement (or any Company IAA), except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no royalties, honoraria, fees or other payments payable by the Company or any of its Subsidiaries to any Person (other than salaries, fees and other consideration payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Intellectual Property Rights owned or used by the Company or any of its Subsidiaries.

(g) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) to the Knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned Intellectual Property by any third party and (ii) neither the Company nor any of its Subsidiaries has brought any Legal Proceeding for infringement or misappropriation of any Company-Owned Intellectual Property or breach of any Company Intellectual Property Agreement (or any Company IAA).

(h) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) neither the Company nor any of its Subsidiaries has been subject to any Legal Proceeding (or received any written notice or, to the Knowledge of the Company, threat) that involves a claim of infringement, misappropriation or violation of any Third-Party Intellectual Property or that contests the validity, ownership or right of the Company or any of its Subsidiaries to exercise any Company Intellectual Property and (ii) neither the Company nor any of its Subsidiaries has received any written communication since February 1, 2021 (including cease and desist letters, offers to license or grant any other rights or immunities under any Third-Party Intellectual Property) that alleges that any Company Products, Company Intellectual Property or the conduct of the Business infringes, misappropriates, or violates any Third-Party Intellectual Property.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have no material Liability for infringement, misappropriation or violation of any Third-Party Intellectual Property or for unfair competition or unfair trade practices under the laws of any jurisdiction, (ii) the operation of the Business, including (A) the design, development, manufacturing, reproduction, branding, marketing, advertising, promotion, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product and (B) the Company’s or any of its Subsidiary’s use of any product, device or process in the Company Products or the conduct of the Business, has not infringed, misappropriated or violated, does not and, when conducted in substantially the same manner following the Closing, will not infringe, misappropriate or violate any Third-Party Intellectual Property, and does not constitute unfair competition or unfair trade practices under the laws of any jurisdiction and (iii) as of the Agreement Date, neither the Company nor any of its Subsidiaries has received any written or oral opinion of counsel that any Company Product or the operation of the Business infringes, misappropriates or violates any Intellectual Property Right of a third party.

(j) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the Agreement Date, no Company-Owned Intellectual Property is subject to any outstanding Order or “march in” right that restricts in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries, or that affects the validity, use or enforceability of any such Company-Owned Intellectual Property.

(k) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and each of its Subsidiaries has secured from each of their founders, employees, consultants and independent contractors who independently or jointly contributed to or participated in the contribution, conception, reduction to practice, creation or development of any Intellectual Property Rights for the Company or any of its Subsidiaries (each, an “Author”) unencumbered, unrestricted and exclusive ownership of all of such Author’s Intellectual Property Rights in such contributions unless such Intellectual Property Rights already vest in the Company or in any of its Subsidiaries by operation of Applicable Legal Requirements, and has obtained a waiver from each such Author of non-assignable rights of such Author in such contributions and (ii) no such Author has retained any rights, licenses, claims or interest with respect to any Company-Owned Intellectual Property developed by such Author or the Company or any of its Subsidiaries.

(l) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all confidential or trade secret information of the Company, including Company Source Code, or provided by any third party to the Company (“Confidential Information”) and (ii) all current and former employees and contractors of the Company and its Subsidiaries and any third party having access to Confidential Information have executed and delivered to the Company a written agreement regarding the protection of such Confidential Information or are otherwise bound by obligations of confidentiality.

(m) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has incorporated or linked Open Source Materials with or into, or combined or distributed Open Source Materials with, the Company Intellectual Property or Company Products, or otherwise used Open Source Materials, in such a way that creates, or purports to create obligations for the Company or such Subsidiary with respect to any Company-Owned Intellectual Property or grants, or purports to grant, to any third party, any rights or immunities under any Company-Owned Intellectual Property (including using any Open Source Materials that require, as a condition of use, modification and/or distribution or making available of such Open Source Materials, that other software incorporated into, derived from or distributed with such Open Source Materials be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works or (iii) redistributable at no charge).

(n) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) as of the Agreement Date, no (A) government funding, (B) facilities or resources of a university, college, other educational institution or research center or (C) funding from any Person (other than funds received in consideration for the Company Capital Stock or research and development tax credits that do not result in Encumbrances (other than Permitted Encumbrances) on any Company-Owned Intellectual Property) was used in the development of Company-Owned Intellectual Property, (ii) and no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to any Company-Owned Intellectual Property and (iii) the Company and its Subsidiaries have complied with their policies governing Open Source Materials.

(o) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) neither the Company, any of its Subsidiaries, nor any other Person then acting on their behalf has disclosed, delivered or licensed to any Person, agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code, (ii) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or any of its Subsidiaries or any Person then acting on their behalf to any Person of any Company Source Code (other than as set forth on Schedule 2.10(o) of the Company Disclosure Letter, Company Source Code that the Company or its Subsidiaries have intentionally released as Open Source Materials to the extent required pursuant to the terms of the applicable licenses governing such Open Source Materials; provided that this parenthetical does not limit or modify the representations and warranties set forth in Section 2.10(m)) and (iii) without limiting the foregoing, neither the execution of this Agreement nor any of the Transactions will result in release from escrow or other delivery to a third party of any Company Source Code.

(p) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is now or has ever been a member or promoter of, or a contributor to, any industry standards body, patent pool, or any similar organization that could reasonably be expected to require or obligate the Company or any Subsidiary to grant or offer to any other Person any license or right to any Company-Owned Intellectual Property, (ii) if any Company-Owned Intellectual Property Rights were acquired from a Person other than an employee of or contractor to the Company or any of its Subsidiaries, then, to the Knowledge of the Company, such Person is not now nor has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to have required or obligated such Person to grant or offer to any other Person any license or right to such Company-Owned Intellectual Property and (iii) neither the Company nor any of its Subsidiaries has a present or contingent obligation to grant or offer to any other Person any license or right to any Company-Owned Intellectual Property by virtue of Company’s or any other Person’s membership in, promotion of or contributions to any industry standards body or any similar organization.

(q) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since February 1, 2021, the Company and each of its Subsidiaries have complied in all material respects with all Applicable Legal Requirements, industry standards (including the Payment Card Industry Data Security Standards, contractual obligations and their respective privacy policies relating to (i) the privacy of users of their products and services, including the customers of the Company and each of its Subsidiaries (“Company Customers”) and any employees and end-user or subscriber customers of Company Customers (“Company Customer End-Users”) and all Internet websites owned, maintained or operated by Company or any of its Subsidiaries and (ii) the security and Processing of any Personal Data by the Company or any of its Subsidiaries or by authorized third parties Processing the Personal Data of the Company or any of its Subsidiaries, including any Personal Data of Company Customers and Company Customer End-Users (collectively, “Privacy Obligations”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the execution, delivery and performance of this Agreement, and the provision of all Confidential Information and Personal Data to Parent in connection therewith, by the Company, will comply with all Privacy Obligations. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since February 1, 2021, neither the Company nor any of its Subsidiaries has received a complaint regarding the Company’s or its Subsidiaries’ Processing of Personal Data.

(r) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since February 1, 2021, the Company and each of its Subsidiaries has implemented and maintains a comprehensive and reasonable security plan that (i) identifies internal and external risks to the security of IT Systems and Confidential Information, including Personal Data, (ii) implements, monitors and improves adequate and effective administrative, electronic and physical safeguards to control those risks, (iii) maintains notification procedures in compliance with Privacy Obligations in the case of any breach of security compromising data containing Personal Data or Confidential Information and (iv) complies with the obligations of the Company and its Subsidiaries in any Contracts to which the Company or any of its Subsidiaries is a party regarding the security of Confidential Information, including Personal Data or Confidential Information of Company Customers and Company Customer End-Users. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since February 1, 2021, neither the Company nor any of its Subsidiaries has experienced any breach of security or unauthorized use or access by third parties to material Company Products or material Confidential Information or Personal Data of the Company and its Subsidiaries, other than those that were resolved without material cost, liability or the duty to notify any Person. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the IT Systems used by the Company and its Subsidiaries do not contain any viruses, worms, trojan horses, bugs, faults or other errors, contaminants or vulnerabilities.

(s) Notwithstanding anything to the contrary in this agreement, this Section 2.10 and Section 2.3, Section 2.5, Section 2.6, Section 2.7(a) and Section 2.18 contain the only representations and warranties made by the Company with respect to Intellectual Property Rights, data privacy or security.

2.11. Environmental Matters.

(a) As used in this Agreement, the following terms shall have the meanings indicated below:

(i) “Environmental and Safety Laws” means any Applicable Legal Requirements issued, promulgated or entered into by any Governmental Entity that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or that are intended to assure the safety of employees, workers or other Persons, including the public.

(ii) “Facilities” means all buildings and improvements on the Property.

(iii) “Hazardous Materials” means any toxic or hazardous substance, chemical, material or waste or any pollutant or contaminant, or infectious or radioactive substance, material or waste, including those substances, materials and wastes defined or regulated as such under any Environmental and Safety Laws.

(iv) “Property” means all real property leased or owned by the Company or any of its Subsidiaries either currently or in the past.

(v) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the indoor or outdoor environment.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since February 1, 2021, (i) neither the Company nor any of its Subsidiaries has received any notice (verbal or written) of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws, (ii) no Legal Proceedings are pending or threatened against the Company or any of its Subsidiaries or any Property relating to an actual or alleged violation of any Environmental and Safety Laws, (iii) to the Knowledge of the Company, there have not been while the Company or any of its Subsidiaries have owned, operated, occupied or leased any Property, any Release of any Hazardous Material in, on, under, or affecting any of the Facilities or any Property reasonably likely to result in a Liability to the Company or any of its Subsidiaries, (iv) all Hazardous Materials and wastes have been disposed of by the Company and its Subsidiaries in accordance with Environmental and Safety Laws, (v) neither the Company nor any of its Subsidiaries is subject to any indemnity obligation or other Contract with any Person relating to Liabilities under Environmental and Safety Laws, other than customary indemnification provisions contained in real property leases entered into in the Ordinary Course of Business, (vi) there are no Legal Proceedings or, to the Knowledge of the Company, threatened Legal Proceedings (A) alleging noncompliance by the Company or any of its Subsidiaries with any Environmental and Safety Law or (B) seeking to impose any financial responsibility for any investigation, cleanup, removal or remediation pursuant to any Environmental and Safety Law or regarding Hazardous Materials and (vii) each of the Company and each of its Subsidiaries has all permits and licenses required to be issued under Environmental and Safety Laws necessary for the conduct of the Business and are in material compliance with the terms and conditions of such permits and licenses.

2.12. Taxes.

(a) The Company and each of its Subsidiaries have timely filed all material Tax Returns required to be filed by them (taking into account any extensions of time granted or obtained) and have timely paid all material Taxes required to have been paid by them, whether or not shown on any Tax Return. All such Tax Returns were complete and accurate in all material respects when filed and were prepared in compliance with all Applicable Legal Requirements. The Company has made available to Parent true, correct and complete copies of all material Tax Returns filed by the Company or any of its Subsidiaries for each of the preceding three (3) Taxable years.

(b) The Company Balance Sheet reflects all material Liability for unpaid Taxes of the Company and/or any of its Subsidiaries for periods (or portions of periods) through the Company Balance Sheet Date. Neither the Company nor any of its Subsidiaries has any material Liability for unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in connection with the transactions contemplated by this Agreement or in the Ordinary Course of Business subsequent to the Company Balance Sheet Date.

(c) Neither the Company nor any of its Subsidiaries has received in writing from any Tax Authority any (i) claim for Taxes being asserted against the Company or any of its Subsidiaries that has resulted in an Encumbrance against any properties or any assets of the Company or any of its Subsidiaries other than Permitted Encumbrances, (ii) notice of any audit or pending audit of, or Tax controversy associated with, any material Tax of the Company or any of its Subsidiaries being conducted by a Tax Authority that has not been resolved, (iii) extension of any statute of limitations on the assessment of any material Taxes, which extension is currently in effect and (iv) any extension of time for filing any material Tax Return of the Company or any of its Subsidiaries that has not been filed, which extension is currently in effect. Neither the Company nor any of its Subsidiaries has received any private letter ruling from the Internal Revenue Service (or any comparable ruling from any other Tax Authority) that will be in effect after the Closing. No material claim has ever been received in writing from any Tax Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a specific type of Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction, which claim has not been resolved.

(d) Neither the Company nor any of its Subsidiaries is a party to or bound by any agreement the primary purpose of which is Tax sharing, Tax indemnity or Tax allocation which would be in effect after the Closing, and neither the Company nor any of its Subsidiaries has any material Liability for Taxes to another Person under any such agreement.

(e) Neither the Company nor any of its Subsidiaries has participated in, and none of them are currently participating in, a “Listed Transaction” within the meaning of Section 6707A(c) of the Code or Section 1.6011-4(b)(2) of the Treasury Regulations or any transaction requiring disclosure under a corresponding or similar Applicable Legal Requirement.

(f) Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group filing a consolidated federal income Tax Return or any similar consolidated, combined, unitary or aggregate group of which the Company or any of its Subsidiaries was not the ultimate parent corporation.

(g) Neither the Company nor any of its Subsidiaries has any material Liability for the Taxes of any other Person (other than the Company or any of its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Applicable Legal Requirements) as a transferee or successor of such Person or by Contract (other than Contracts the principal purpose of which does not relate to Taxes).

(h) Neither the Company nor any of its Subsidiaries is a party to any material joint venture, partnership or other Contract or arrangement that is treated by the Company or such Subsidiary as a partnership for U.S. federal income Tax purposes.

(i) Neither the Company nor any of its Subsidiaries is or has ever been required to include any material amount in income for any taxable year as a result of the application of Section 965 of the Code. The Company has not made any election(s) under Section 965 of the Code, including Section 965(h) of the Code. The Company has no liability or obligation to make any remaining payments of Tax pursuant to an election under Section 965(h) of the Code.

(j) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting in which the year of change is a Taxable period ending on or prior to the Closing Date, (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Applicable Legal Requirements) entered into on or prior to the Closing Date, (iii) intercompany transactions as described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Applicable Legal Requirements) occurring on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date or (v) prepaid amount received or accrued on or prior to the Closing Date (other than prepaid amounts received or accrued in the Ordinary Course of Business).

(k) The Company and each of its Subsidiaries is in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company.

(l) The Company and each of its Subsidiaries has collected and remitted all material sales, use, value added, ad valorem, personal property and similar Taxes (“Sales Taxes”) with respect to sales made or services provided.

(m) The Company and its Subsidiaries are in compliance in all material respects with the requirements for applicable Tax holidays or incentives that are currently in effect and relate to a material amount of Tax.

(n) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the Agreement Date or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(o) The Company and each of its Subsidiaries has withheld or collected and paid over to the appropriate Tax Authority all material Taxes required by Applicable Legal Requirement to be withheld or collected by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(p) Neither the Company nor any of its Subsidiaries has (i) applied for or received loans, deferred Taxes or claimed any Tax credits under the CARES Act and (ii) applied for or received loans, deferred Taxes or claimed any Tax credits, in each case, in a material amount, under any Applicable Legal Requirements, regulation, order or directive issued by any Governmental Entity or public health agency in connection with the COVID-19 pandemic (other than the CARES Act), and, in any case, none of the foregoing actions under clauses (i) and (ii) are currently being pursued. The Company and each of its Subsidiaries is eligible for and has properly claimed any (i) Tax credits or Tax deferrals it has affirmatively applied for, filed for or otherwise claimed pursuant to the CARES Act and (ii) material Tax credits or Tax deferrals it has affirmatively applied for, filed for or otherwise claimed pursuant to any provision of state, local or foreign Tax law corresponding or similar to the CARES Act (other than the CARES Act). Schedule 2.12(p) of the Company Disclosure Letter is an accurate and complete listing of any (i) Tax credits or Tax deferrals the Company and each of its Subsidiaries has affirmatively applied for, filed for or otherwise claimed pursuant to the CARES Act and (ii) material Tax credits or Tax deferrals the Company and each of its Subsidiaries has affirmatively applied for, filed for or otherwise claimed pursuant to any provision of state, local or foreign Tax law corresponding or similar to the CARES Act (other than the CARES Act).

(q) The Company has timely filed all required Forms 3921 with the Internal Revenue Service, and has timely furnished all required Forms 3921 to the applicable employees (including with respect to disqualified dispositions on W-2), and the Company is not subject to any penalty under Section 6721 or Section 6722 of the Code.

(r) Notwithstanding any other provision of this Agreement, this Section 2.12 and Section 2.13, each only to the extent they relate to Taxes, shall contain the sole and exclusive representations and warranties of the Company with respect to Taxes.

2.13. Employee Benefit Plans and Employee Matters.

(a) Schedule 2.13(a) of the Company Disclosure Letter lists, as of the Agreement Date, with respect to the Company, any of its Subsidiaries and any trade or business (whether or not incorporated) that is treated as a single employer with the Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all material employee benefit plans (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) each loan in excess of $1,000,000 to an employee, (iii) all material stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iv) all material bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans, programs or arrangements, (v) all other material fringe or employee benefit plans, programs or arrangements that apply to senior management and that do not generally apply to all employees and (vi) any material employment or service agreements (except for offer letters providing for at-will employment that do not provide for severance, acceleration or post-termination benefits) compensation agreements, change in control agreements or severance agreements, written or otherwise, for the benefit of, or relating to, any present or former director, officer, employee or consultant and (vii) any other material written or oral arrangement for the benefit of any employee under which the Company or any ERISA Affiliate has or may have material liability, contingent or otherwise (all of the foregoing described in clauses (i) through (vii), but defined without regard to the materiality qualifiers herein, collectively, the “Company Employee Plans”).

(b) The Company has made available to Parent a true, correct and complete copy of each of the material Company Employee Plans (including copies of each Company Equity Plan for which Company Options, Company RSUs or Company PSUs are currently outstanding, including the standard form of award agreements and agreements relating to Company Options, Company RSUs or Company PSUs that differ in any material respect from the standard form award agreements), and all amendments thereto, and, to the extent applicable, (i) each current summary plan description and summary of material modifications thereto, (ii) the most recently filed annual report on IRS Form 5500 and (iii) the most recently received IRS determination or opinion letter. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied (or has time remaining in which to apply) to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a prototype or volume submitter plan for which an Internal Revenue Service opinion or advisory letter has been obtained by the plan sponsor and is valid as to the adopting employer, and, to the Knowledge of the Company, and nothing has occurred since the issuance of each such letter that would reasonably be expected to cause the loss of the Tax-qualified status of any Company Employee Plan subject to Section 401(a) of the Code.

(c) Except as would not reasonably be expected to have a Material Adverse Effect: (i) none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits or post-termination benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or similar state law, (ii) there has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Company Employee Plan, (iii) each Company Employee Plan has been established, maintained, funded and administered in accordance with its terms and in compliance with the requirements prescribed by any and all Applicable Legal Requirements (including ERISA and the Code), (iv) neither the Company nor any of its Subsidiaries or ERISA Affiliate is subject to any Liability or penalty under Sections 4976 through 4980, or 4980B through 4980I, of the Code or Title I of ERISA with respect to any of the Company Employee Plans, (v) all contributions required to be made by the Company, any of its Subsidiaries or any ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan year and (vi) no Legal Proceeding has been brought, or is threatened or anticipated, against or with respect to any such Company Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor. There has been no amendment to, written interpretation or announcement (whether or not written) by the Company, any of its Subsidiaries or any ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan, in any such case that would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to such Company Employee Plan for the most recent fiscal year included in the Financial Statements.

(d) Neither the Company nor any of its Subsidiaries or current or former ERISA Affiliate currently maintains, sponsors, participates in or contributes to (or is obligated to contribute to), or has ever maintained, established, sponsored, participated in or contributed to, in each case within the past six (6) years, any “pension plan” (within the meaning of Section 3(2) of ERISA) that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, other funding arrangement for the provision of welfare benefits, nor any pension plan for the benefit of employees who perform services outside of the United States.

(e) Except as would not reasonably be expected to have a Company Material Adverse Effect, the actuarial present values of all (i) accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) and (ii) all Liabilities associated with post-employment welfare benefits (including any retiree health benefits and life insurance) of employees and former employees of the Company, its Subsidiaries and the ERISA Affiliates and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Code or Section 302 of ERISA, have been fully reflected on the Financial Statements to the extent required by and in accordance with GAAP.

(f) Neither the Company nor any of its Subsidiaries or ERISA Affiliate is a party to, or sponsors, maintains or contributes to (or is obligated to contribute to) or otherwise incurred any obligation within the past six (6) years under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code.

(g) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company maintains accurate and complete Form I-9s with respect to its current employees in accordance with Applicable Legal Requirements concerning immigration and employment eligibility verification obligations.

(h) Except as would not reasonably be expected to have a Material Adverse Effect, each Company Employee Plan that is, in whole or in part, a “nonqualified deferred compensation plan” subject to Section 409A of the Code to which the Company or any of its Subsidiaries is a party complies with and has been maintained, in each case, in all material respects, in accordance with the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder, and no amount under any such plan is or has been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code.

(i) Each material Company Employee Plan or other material compensation and benefits plan maintained or contributed to by the Company or any of its Subsidiaries under the Applicable Legal Requirements or applicable custom or rule of the relevant jurisdiction outside of the United States (each such plan, but defined without regard to the materiality qualifiers herein, a “Foreign Plan”) is listed by jurisdiction in Schedule 2.13(i) of the Company Disclosure Letter. With respect to each Foreign Plan, (i) such Foreign Plan is in material compliance with the provisions of the Applicable Legal Requirements of each jurisdiction in which such Foreign Plan is maintained, to the extent those Applicable Legal Requirements are applicable to such Foreign Plan, (ii) except as would not reasonably be expected to result in a material Liability to the Company or its Subsidiaries, all contributions to, and material payments from, such Foreign Plan that were required to be made in accordance with the terms of such Foreign Plan, and, when applicable, the Applicable Legal Requirements of the jurisdiction in which such Foreign Plan is maintained, were timely made or shall be made by the Closing Date, and all such contributions to such Foreign Plan, and all payments under such Foreign Plan, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability on the Company Balance Sheet where required to be so reflected by GAAP, (iii) the Company, each of its Subsidiaries, and each ERISA Affiliate has materially complied with all applicable reporting and notice requirements, and such Foreign Plan has obtained from the Governmental Entity having jurisdiction with respect to such Foreign Plan any required determinations that such Foreign Plan is in compliance with the Applicable Legal Requirements of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan, (iv) such Foreign Plan has been administered in all material respects at all times in accordance with its terms and Applicable Legal Requirements, (v) no Foreign Plan is a defined benefit plan and (vi) no Foreign Plan has any material unfunded liabilities, nor are such material unfunded liabilities reasonably expected to arise in connection with the transactions contemplated by this Agreement.

(j) None of the execution and delivery of this Agreement, the consummation of the Merger or any other transaction contemplated by this Agreement (either alone or in combination with any other event) will:, (i) result in any material payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any current or former officers, employees and directors of the Company and its Subsidiaries, (ii) materially increase or otherwise enhance any benefits otherwise payable by the Company or any of its Subsidiaries, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) materially increase the amount of compensation due to any current or former officers, employees and directors of the Company and its Subsidiaries, (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any of its Subsidiaries to any Person or (vi) give rise to the payment of any amount by the Company or any of its Subsidiaries that would be non-deductible by reason of Section 280G of the Code. There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party by which it is required by its terms to compensate, gross-up, indemnify, or otherwise reimburse any current or former officers, employees and directors of the Company and its Subsidiaries for excise Taxes imposed pursuant to Section 4999 or Section 409A of the Code.

(k) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and each of its Subsidiaries is in compliance with all Applicable Legal Requirements respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice, and (ii) neither the Company nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened, between the Company or any of its Subsidiaries and any of their respective current or former employees, which controversies have or would reasonably be expected to have a Material Adverse Effect.

(l) In the past two years, to the Knowledge of the Company, (i) no formal or written allegations of sexual or racial harassment, sexual or racial misconduct or retaliation (in each case, whether or not meeting the legal definition of actionable harassment) have been made against any employee of the Company or any of its Subsidiaries at the level of vice president or above and (ii) neither the Company nor any of its Subsidiaries have entered into any settlement agreements related to allegations of sexual harassment or sexual misconduct by any employee of the Company or any of its Subsidiaries at the level of vice president or above.

(m) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other labor union Contract, no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. To the Knowledge of the Company, there is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company or any of its Subsidiaries. To the Knowledge of the Company, there are no activities or proceedings of any labor union or to organize the employees of the Company or any of its Subsidiaries. There is no labor dispute, strike or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that may materially interfere with the respective business activities of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has committed any unfair labor practice in connection with the operation of the Business, and there is no charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity pending or to the Knowledge of the Company, threatened.

(n) Except as set forth on Schedule 2.13(n) of the Company Disclosure Letter, no officer of the Company or any of its Subsidiaries has given written notice to the Company or any of its Subsidiaries, and, to the Knowledge of the Company, no such officer intends to terminate his or her employment with the Company or any of its Subsidiaries.

(o) The Company and each of its Subsidiaries is in compliance, and, for the past two years has complied, in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended, or any similar U.S. state Applicable Legal Requirements, (collectively, “WARN Act”). In the past two years, (i) the Company has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business and (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company.

2.14. Interested Party Transactions.

Except as disclosed in the Company’s definitive proxy statements included in the Company SEC Reports filed prior to the Agreement Date, no event has occurred since July 1, 2021 that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K. 2.15.

Insurance. Schedule 2.15-1 of the Company Disclosure Letter lists, as of the Agreement Date, all material policies of insurance and bonds of the Company or any of its Subsidiaries that are currently in effect, true, correct and complete copies of which have been made available to Parent. Schedule 2.15-2 of the Company Disclosure Letter lists, as of the Agreement Date, each (i) insurance claim in excess of $5,000,000 made by the Company or its Subsidiaries since February 1, 2021 and (ii) reportable event (as defined in Medicare & Medicaid State Children’s Health Insurance Program Extension Act of 2007, as amended (“SCHIP”)). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all premiums due and payable under all such policies and bonds have been timely paid and the Company and each of its Subsidiaries is otherwise in compliance with the terms of such policies and bonds. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all such policies and bonds remain in full force and effect, and neither the Company nor any of its Subsidiaries has received any written notice regarding any cancellation or invalidation of any material insurance policy other than in connection with ordinary renewals. All premiums due with respect to such material insurance policies have been paid in accordance with the terms thereof.

2.16. Brokers’ and Advisors’ Fees. Except for the Company’s obligations to Qatalyst Partners LP and Morgan Stanley & Co. LLC, neither the Company nor any of its Subsidiaries or Affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement. The Company has made available to Parent a complete and accurate copy of all Contracts under which such fees and expenses are payable.

2.17. Customers and Suppliers.

(a) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any outstanding material dispute concerning its services and/or products with any Significant Customer. Each current customer who was one of the 20 largest sources of revenue on an annual recurring revenue basis for the Company and its Subsidiaries based on amounts paid or payable in the 12 months ended July 31, 2023 (“Significant Customer”) is listed on Schedule 2.17(a) of the Company Disclosure Letter. Since February 1, 2023, neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice from any Significant Customer to the effect that such customer intends to terminate its business relationship with the Company or any of its Subsidiaries (or the Surviving Corporation or Parent) after the Closing or that such customer intends to terminate or materially and adversely modify existing Contracts with the Company or any of its Subsidiaries (or the Surviving Corporation or Parent) or materially reduce the amount paid to the Company or any of its Subsidiaries (or the Surviving Corporation or Parent) for Company Products.

(b) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any outstanding material dispute concerning products and/or services provided by any supplier or vendor who, in the fiscal year ended July 31, 2023, was one of the 20 largest suppliers of goods and/or services to the Company, based on amounts paid or payable during such periods (each, a “Significant Supplier”). Each Significant Supplier is listed on Schedule 2.17(b) of the Company Disclosure Letter. Since February 1, 2023, neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice of termination of any existing Contracts with any Significant Supplier.

2.18. Material Contracts.

(a) Except for this Agreement and the Contracts specifically identified on Schedule 2.18 of the Company Disclosure Letter (with each such Contract specifically identified under the applicable subsection(s) of such Schedule 2.18 of the Company Disclosure Letter), neither the Company nor any of its Subsidiaries is a party to or bound by any of the following Contracts (each, excluding any Company Employee Plan, a “Material Contract”) as of the Agreement Date:

(i) any Contract with any Significant Customer (other than any Contracts that do not relate to the customer relationship);

(ii) any Contract (A) with a Significant Supplier or (B) for the purchase, manufacture or license by the Company or any of its Subsidiaries of components, materials, supplies, equipment, parts, software, services, Intellectual Property Rights or other assets that are included in or used in connection with the provision of Company Products and that (x) are reasonably likely to require the Company or such Subsidiary to either recognize expense in accordance with GAAP, or make cash payments, in excess of $6,500,000 over the twelve (12) month period following the Agreement Date or (y) have required the Company or such Subsidiary to either recognize expense in accordance with GAAP, or make cash payments, in excess of $10,000,000 over the twelve (12) month period prior to the Agreement Date;

(iii) other than for any intercompany loans and capital contributions and accounts payable to trade creditors and accrued expenses in the Ordinary Course of Business, any trust indenture, mortgage, promissory note, loan agreement, credit agreement or other Contract for the borrowing of money, in an amount in excess of $10,000,000, or any currency exchange, interest rate, commodities or other hedging or derivative transaction or arrangement with a notational amount in excess of $10,000,000 or any leasing transaction of the type required to be classified as a finance lease in accordance with GAAP for which liabilities reflected in the Company’s balance sheet in connection therewith exceed $10,000,000;

(iv) any Contract providing for capital expenditures that (A) are reasonably expected to be in excess of $10,000,000 in the aggregate over the twelve (12) month period following the Agreement Date or (B) have been in excess of $10,000,000 in the aggregate in the twelve (12) month period prior to the Agreement Date;

(v) any Contract (identified under the applicable clause below): (A) limiting in a manner material to the Company and its Subsidiaries, taken as a whole, the freedom of the Company or any of its Subsidiaries (or, after giving effect to the Merger, Parent or any of its Affiliates) to engage or participate, or compete with any other Person, in any line of business, market or geographic area, (B) limiting in a manner material to the

Company and its Subsidiaries, taken as a whole, the freedom of the Company or any of its Subsidiaries (or, after giving effect to the Merger, Parent or any of its Affiliates) to make use of any Company-Owned Intellectual Property or Third-Party Intellectual Property not licensed under such Contract, (C) granting “most favored nation” pricing to any third party, (D) granting exclusive sales, distribution, marketing or other exclusive rights to any third party, (E) granting any rights of first or last refusal, right of first offer, rights of first negotiation or similar rights to any third party or (F) otherwise limiting in a manner that would be material to the Company and the Subsidiaries, taken as a whole, the right of the Company or any of its Subsidiaries (or, after giving effect to the Merger, Parent or any of its Affiliates) to sell, distribute or manufacture any Company Products outside the Ordinary Course of Business or to purchase or otherwise obtain, outside the Ordinary Course of Business, any components, materials, supplies, equipment, parts, software, Intellectual Property Rights or services;

(vi) any Contract for Leased Real Property;

(vii) any Contract pursuant to which the Company or any of its Subsidiaries agrees to act as a guarantor (including for indebtedness for borrowed money) of any other Person involving payments by the Company or any of its Subsidiaries in excess of $10,000,000 per annum;

(viii) any Company Intellectual Property Agreement;

(ix) (A) any partnership or joint venture Contract or any other Contract that involves a sharing of revenues or profits with any other Person or (B) any Contract that involves the payment of royalties to any other Person (excluding, in each case, annual or routine maintenance and license fees for Third-Party Intellectual Property that are not contingent on the manufacturing, sale or use of Company Products);

(x) any Contract (A) relating to the disposition or acquisition of more than $50,000,000 of assets by the Company or any of its Subsidiaries after the Agreement Date other than in the Ordinary Course of Business, (B) pursuant to which the Company or any of its Subsidiaries will acquire any ownership interest of more than $50,000,000 in any other Person or other business enterprise other than any Subsidiary of the Company or (C) that is an agreement with respect to any acquisition or divestiture of more than $50,000,000 pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations;

(xi) any material Contract with any Governmental Entity (a “Government Contract”) or any Company Authorization;

(xii) any litigation settlement that would require payments by the Company or any of its Subsidiaries in excess of $5,000,000 or would otherwise limit or adversely affect the operation of the business conducted by the Company and its Subsidiaries in any material respect after the Closing or currently effective litigation standstill or tolling agreement;

(xiii) any Contract not disclosed against another subsection of this Section 2.18 that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K);

(xiv) any Contract pursuant to which an Encumbrance (other than Permitted Encumbrances) is currently placed on any material asset of the Company or any of its Subsidiaries; or

(xv) any other Contract not listed in subsections (i)-(xv) (other than Contracts with suppliers, vendors or customers) that (A) individually provides for, or is reasonably expected to provide for, payments to or by the Company or its Subsidiaries in excess of $5,000,000 over the twelve (12) month period following the Agreement Date or (B) has required payments to or by the Company or its Subsidiaries in excess of $5,000,000 in the twelve (12) month period prior to the Agreement Date.

(b) All Material Contracts are in written form. Each of the Material Contracts (and any invention assignment agreement with present or former personnel of the Company or one of its Subsidiaries to which the Company or one of its Subsidiaries is a party or otherwise bound (“Company IAA”)) is, with respect to the Company or applicable Subsidiary that is a contracting party and, to the Knowledge of the Company, the other party, in full force and effect, subject to Enforceability Limitations, except for failures to be in full force and effect that would not, individually or in aggregate, reasonably be expected to have a Company Material Adverse Effect, and no Material Contract has been amended in any material respect except for such amendments that have been made available to Parent. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or any of its Subsidiaries or, to the Knowledge of the Company, with respect to any other contracting party, that, with or without the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Material Contract or (ii) give any third party the right to (A) declare a default or exercise any remedy under any Material Contract or Company IAA, (B) a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract (other than in the Ordinary Course of Business), (C) accelerate the maturity or performance of any obligation of the Company or any of its Subsidiaries under any Material Contract or Company IAA or (D) cancel, terminate or adversely modify any Material Contract or Company IAA, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since February 1, 2021, neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice regarding any material violation or breach of or threat of material violation or breach of, material default under, or intention to cancel or adversely modify any Material Contract or Company IAA. True, correct and complete copies of all Material Contracts have been made available to Parent.

(c) To the Knowledge of the Company, with respect to any Government Contract, there is no: (i) civil fraud or criminal investigation by any Governmental Entity, (ii) qui tam action brought against the Company or any of its Subsidiaries under the Civil False Claims Act, (iii) suspension or debarment proceeding (or equivalent proceeding) against the Company or any of its Subsidiaries, (iv) claim or request by a Governmental Entity for a contract price adjustment based on defective pricing, disallowance of cost or noncompliance with statute, regulation or contract or (v) threat of any of the items in the foregoing clauses (i)–(iv), except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.19. Export Control and Sanctions Laws.

(a) Since February 1, 2020, the Company and each of its Subsidiaries has conducted its respective businesses and any (re) export or import transactions in accordance in all material respects with Applicable Legal Requirements concerning (re) export or import controls and/or economic, trade or financial sanctions including, to the extent applicable, the following:

(i) U.S. export control legislation, such as the Export Administration Regulations and the International Traffic in Arms Regulations (“ITAR”) and other controls administered by the U.S. Department of Commerce and/or the U.S. Department of State;

(ii) European Union (“EU”) export control legislation, including Council Regulation (EC) No 2021/821;

(iii) any other export controls adopted by a Participating State of the Wassenaar Arrangement or by a country in which the Company or one of its Subsidiaries is located, has operations or must perform obligations imposed by any Contract; and

(iv) economic, trade and financial sanctions laws or regulations against governments, non-state entities and individuals imposed by the U.S., the EU or the United Kingdom; and

(v) any other (re) export or import control and/or sanctions laws or regulations in any other applicable jurisdiction.

(b) There are no pending or, to the Knowledge of the Company, threatened claims against the Company or any of its Subsidiaries in respect of compliance with Applicable Legal Requirements concerning (re) export or import controls and/or economic, trade or financial sanctions or any licenses, official approvals, authorizations or registrations required thereunder and, to the Knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company or any of its Subsidiaries that would reasonably be expected to give rise to any future administrative or criminal violations of export control and sanctions laws and regulations or other claims.

2.20. Fairness Opinions.

(a) The Company Board has received an opinion from Qatalyst Partners LP to the effect that, as of the date of such opinion, and based upon and subject to the various limitations, qualifications, assumptions and conditions set forth therein, the Per Share Cash Amount to be received pursuant to, and in accordance with, the terms of this Agreement by the holders of Company Common Stock (other than Parent or any Affiliate of Parent) is fair, from a financial point of view, to such holders.

(b) The Company Board has received an opinion from Morgan Stanley & Co. LLC to the effect that, as of the date of such opinion, and based upon and subject to the various limitations, qualifications, assumptions and other matters set forth therein, the Per Share Cash Amount to be received pursuant to this Agreement by the holders of Company Common Stock (other than Dissenting Shares and shares cancelled pursuant to Section 1.8(c)) is fair from a financial point of view to such holders.

2.21. Information Supplied. The preliminary and definitive proxy materials to be filed by the Company with the SEC in connection with the Merger (as may be amended or supplemented from time to time, the “Proxy Statement”) shall not, on each applicable filing date, on the date of mailing to the Company’s stockholders and at the time of the Company Stockholder Meeting, as applicable, (i) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholder Meeting that has become misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding anything to the contrary in the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective Affiliates that is contained in (or incorporated by reference in) the Proxy Statement.

2.22. Exclusivity of Representations and Warranties.

(a) No Other Representations and Warranties. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III:

(i) neither Parent or Merger Sub nor any of their respective Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to Parent or Merger Sub, their respective Subsidiaries or any of their respective businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii) no Person has been authorized by Parent or Merger Sub, any of their Subsidiaries or any of their respective Affiliates or Representatives to make any representation or warranty relating to Parent or Merger Sub, their respective Subsidiaries or any of their respective businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by the Company or any of its Affiliates or Representatives as having been authorized by Parent or Merger Sub, any of their respective Subsidiaries or any of their Affiliates or Representatives (or any other Person); and

(iii) the representations and warranties made by Parent or Merger Sub in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and each of Parent and Merger Sub hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b) No Reliance. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i) any representation or warranty, express or implied;

(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Company or any of its Affiliates or Representatives, in connection with presentations by or discussions with Parent’s management whether prior to or after the date of this Agreement or in any other forum or setting; or

(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Merger Sub represent and warrant to the Company as follows:

3.1. Organization, Standing and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Parent and Merger Sub has the corporate power to own its properties and to conduct its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would not have a Parent Material Adverse Effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its articles or certificate of incorporation, as applicable, or bylaws.

3.2. Authority; Non-contravention.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the Merger and the other Transactions. The execution and delivery of this Agreement and the consummation of the Merger and the other Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub (other than the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, which shall occur promptly following the execution of this Agreement). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution, and delivery by the Company of this Agreement, constitutes the valid and binding obligation of Parent and Merger Sub, respectively, enforceable against Parent and Merger Sub, respectively, in accordance with its terms, subject only to the effect, if any, of the Enforceability Limitations.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation of the Transactions will not, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the articles or certificate of incorporation or bylaws of Parent and Merger Sub, in each case, as amended to date, (ii) subject to compliance with the requirements set forth in Section 3.2(c), any Applicable Legal Requirements applicable to Parent or Merger Sub or any of their respective material properties or assets or (iii) any material Contract applicable to Parent or Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), such conflicts, violations, defaults, terminations, cancellations, accelerations, losses, consents, approvals or waivers that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c) No consent, approval, order, authorization, release or waiver of, or registration, notification, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger or the other Transactions, except for (i) the compliance with the applicable provisions of Delaware Law, (ii) the filing of the Certificate of Merger, as provided in Section 1.4, (iii) such filings as may be required under the HSR Act and approvals or deemed approvals under any applicable foreign Antitrust Law and any applicable Foreign Investment Law and the expiration or early termination of applicable waiting periods under the HSR Act and any applicable foreign Antitrust Law and any applicable Foreign Investment Law, (iv) the filing of the Proxy Statement with the SEC and such reports and filings as may be required under the Exchange Act, (v) such other filings and notifications as may be required under federal, state or foreign securities laws or the rules and regulations of the Nasdaq Global Select Market and (vi) such other consents, approvals, orders, authorizations, releases, waivers, registrations, notifications, declarations or filings that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

3.3. No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Merger and the other Transactions. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub.

3.4. Stock Ownership. As of the Agreement Date, neither Parent nor Merger Sub beneficially own any shares of Company Capital Stock. Neither Parent nor Merger Sub, nor any of their “affiliates” or “associates,” has been an “interested stockholder” with respect to the Company at any time within the three (3) year period ending on the Agreement Date, as those terms are used in Section 203 of Delaware Law.

3.5. Information Supplied. The information supplied by Parent or Merger Sub for inclusion in the Proxy Statement shall not, on each applicable filing date, on the date of mailing to the Company’s stockholders and at the time of the Company Stockholder Meeting, as applicable, (i) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholder Meeting that has become misleading. Notwithstanding anything to the contrary in the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by the Company that is contained in (or incorporated by reference in) the Proxy Statement.

3.6. Availability of Funds. Parent has on the Agreement Date and will have available to it upon the Effective Time, sufficient funds to consummate the Merger and the other Transactions, including payment in full of the amounts payable pursuant to Section 1.8(a) to the holders of Company Capital Stock and the holders of Company Options, Company RSUs and Company PSUs, respectively.

3.7. Absence of Litigation. There is no Legal Proceeding pending, or to the knowledge of Parent, threatened against Parent or any of Parent’s Subsidiaries or any of their respective assets or properties or any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with Parent or any of Parent’s Subsidiaries), individually or in the aggregate that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

3.8. Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action or agreement of the parent or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the Transactions for which the Company or any of its Subsidiaries would have any obligations or liabilities prior to the Effective Time.

3.9. Exclusivity of Representations and Warranties.

(a) No Other Representations and Warranties. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article II:

(i) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their respective businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii) no Person has been authorized by the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives to make any representation or warranty relating to the Company, its Subsidiaries or any of their respective businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by Parent, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives (or any other Person); and

(iii) the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b) No Reliance. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article II, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i) any representation or warranty, express or implied;

(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Merger, in connection with presentations by or discussions with the Company’s management whether prior to or after the date of this Agreement or in any other forum or setting; or

(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1. Conduct of Business of the Company and its Subsidiaries. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (the “Pre-Closing Period”) (except (v) to the extent expressly provided otherwise in this Agreement, (w) consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (x) as set forth in Schedule 4.1 to the Company Disclosure Letter, (y) as necessary to comply with Applicable Legal Requirements or Material Contracts in effect on the Agreement Date and made available to Parent or (z) with respect to actions or omissions that constitute COVID-19 Measures) the Company shall, and shall cause each of its Subsidiaries to:

(a) conduct the Business in the Ordinary Course of Business; and

(b) use commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having material business dealings with it.

4.2. Restrictions on Conduct of Business of the Company and its Subsidiaries. Without limiting the generality or effect of Section 4.1, during the Pre-Closing Period, the Company shall not, and shall cause each of its Subsidiaries not to, do, cause or permit any of the following (except (v) to the extent expressly provided otherwise in this Agreement, (w) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (x) as set forth on a Schedule 4.2 of the Company Disclosure Letter) or (y) as necessary to comply with Applicable Legal Requirements or (z) with respect to actions or omissions that constitute COVID-19 Measures (following reasonable prior consultation with Parent):

(a) Charter Documents. Amend its certificate of incorporation or bylaws, or comparable organizational or governing documents;

(b) Dividends; Changes in Capital Stock. Declare or pay any dividend on or make any other distribution (whether in cash, stock or property) in respect of any of its capital stock (other than the payment of any dividend or distribution by any wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company in the Ordinary Course of Business), change any rights with respect to its outstanding securities, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock (except, in any such case, (i) from former employees, non-employee directors and consultants (each such Person, a “Company Associate”) in accordance with agreements providing for the repurchase of shares in connection with any termination of service, (ii) by the cancellation of stock-based awards pursuant to the terms of any such award between the Company and a Company Associate upon the termination of such Company Associate’s service to the Company, (iii) in connection with withholding or “net settling” on the vesting of any Company RSUs or Company PSUs or (iv) as required pursuant to the Indentures) or adopt any resolution, plan or arrangement for liquidation, dissolution or winding-up;

(c) Equity Incentive Plans, etc. Except as required by the terms of any Company Employee Plan or Applicable Legal Requirements, (i) accelerate, amend or change the period of exercisability or vesting of any Company Options, Company RSUs, Company PSUs or other rights granted under the Company Equity Plans or the vesting of the securities purchased or purchasable under such Company Options, Company RSUs, Company PSUs or other rights or the vesting schedule or Repurchase Rights applicable to any Unvested Company Shares issued under such stock plans or otherwise, (ii) amend or change any other terms of such Company Options, Company RSUs, Company PSUs, other rights or Unvested Company Shares or (iii) authorize cash payments in exchange for any Company Options, Company RSUs, Company PSUs or other rights granted under any of such plans or the securities purchased or purchasable under those Company Options, Company RSUs, Company PSUs or other rights (other than actions as may be necessary for the Company Board to take during the Pre-Closing Period to give effect to the provisions of this Agreement with respect to the Company Options, Company RSUs or Company PSUs) or the Unvested Company Shares issued under such plans or otherwise;

(d) Material Contracts. (i) Enter into any Contract that would constitute a Material Contract if entered into prior to the Agreement Date, other than (A) entering into Contracts for the sale or licensing of Company Products or maintenance or services with respect thereto, or renewing such existing agreements, in either case, in the Ordinary Course of Business and not otherwise prohibited by any other provision of this Section 4.2,(B) entering into Contracts for non-exclusive licenses of Intellectual Property in the Ordinary Course of Business (which shall not modify or limit the restrictions in Section 4.2(h)) and (C) entering into Contracts for the purchase of supplies or materials for Company Products in the Ordinary Course of Business, (ii) violate, terminate (other than allowing expiration according to its scheduled term, including failure to renew) or waive any of the material terms of any Material Contracts or (iii) amend or otherwise modify any of its Material Contracts (or any other Contract that, after giving effect to such amendment or modification, would be a Material Contract if entered into prior to the Agreement Date, taking into account such amendment) in such a way as to materially reduce the expected business or economic benefits thereof (other than renewing or modifying any Contract for Leased Real Property in the Ordinary Course of Business);

(e) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any Company Voting Debt or any shares of its capital stock (including any Unvested Company Shares) or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating it to issue any such shares or other convertible securities, other than, in any such case, (i) the issuance of shares of Company Common Stock pursuant to the exercise of Company Options or pursuant to the settlement of Company RSUs or Company PSUs, in each case, outstanding on the Agreement Date or otherwise granted in compliance with this Section 4.2(e), (ii) the grant of Company RSUs pursuant to the terms of any offer letter to a new employee hire outstanding on the Agreement Date as set forth on Schedule 4.2(e)(ii) of the Company Disclosure Letter, (iii) the repurchase of any shares of Company Capital Stock from former employees, non-employee directors and consultants of the Company in accordance with Contracts providing for the repurchase of shares in connection with any termination of service, (iv) in accordance with the terms of the Capped Call Transactions or the Convertible Notes that are outstanding on the date hereof and (v) the grant of Company RSUs on the terms and conditions (and subject to the limitations) as set forth on Schedule 4.2(e)(v) of the Company Disclosure Letter;

(f) Employees; Consultants; Independent Contractors. (i) Hire any additional officers or other employees or materially amend the term of any employment agreement or individual consulting (except hiring or materially amending any employment contract (x) of employees having a title below vice president in the Ordinary Course of Business, or (y) to backfill vacancies in the Ordinary Course of Business of current employees having a title of vice president provided the terms and conditions of employment are substantially similar to the terms and conditions of employment applicable to the departing employee of the Company), with all such hirings to be subject to the Company’s standard terms and conditions of employment (including compensation levels) in the applicable jurisdiction, (ii) terminate the employment (other than for cause or in connection with a restructuring plan disclosed to Parent prior to the Agreement Date) or change the title, office or position of any employee of the Company or any of its Subsidiaries at the level of vice president or above, (iii) enter into any new collective bargaining agreement or other written material Contract with a labor union or similar labor organization or recognize a labor union or similar labor organization (unless required by Applicable Legal Requirements) and (iv) engage in a “mass layoff” or “plant closing” which would trigger the notice requirements of the WARN Act;

(g) Loans and Investments. (i) Make any loans or advances in excess of $1,000,000 (other than routine travel advances and sales commission draws to employees of the Company or any of its Subsidiaries in the Ordinary Course of Business) to any Person (including any officer, director or employee of the Company), other than funding to any of its Subsidiaries in order to fund operations in the Ordinary Course of Business (including with respect to amounts thereof), (ii) forgive or discharge in whole or in part any outstanding loans or advances or (iii) adversely modify in any material respect any loan previously granted;

(h) Intellectual Property. (i) Transfer or license to any Person any rights to any Company-Owned Intellectual Property (other than by entering into Standard Outbound IP Agreements), (ii) distribute, license, convey or make available to any Person any software that incorporates, is derived from, contains, or links to any Open Source Materials if such activities would require disclosure on Schedule 2.10(m) if occurring prior to the Agreement Date, in each case of (i) or (ii), other than non-exclusive licenses granted (A) in the Ordinary Course of Business or (B) with respect to Company Source Code, to third parties solely in connection with their capacity to perform services for the Company or its Subsidiaries, consistent with past practice, or (iii) other than in the reasonable business judgment of the Company or its Subsidiaries in the Ordinary Course of Business allow any registrations or applications that are material Company-Owned Intellectual Property to become abandoned, lapse or expire (other than natural statutory expirations);

(i) Data Privacy and Security. Modify any privacy policies of the Company or any of its Subsidiaries or the integrity, security or operation of the IT Systems used in their businesses in any adverse manner that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, except as required by Applicable Legal Requirements;

(j) Restrictive Covenants. Enter into any Contract that would constitute a Material Contract (if entered into prior to the Agreement Date) pursuant to Section 2.18(a)(v), or amend any Contract that would, after giving effect to such amendment, constitute a Material Contract (if so amended prior to the Agreement Date) pursuant to Section 2.18(a)(v);

(k) Dispositions. Sell, lease, exclusively license or otherwise dispose of or encumber (other than Permitted Encumbrances) any of its properties, rights or assets in a manner material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, in each case, other than (i) sales of Company Products in the Ordinary Course of Business or (ii) pursuant to depositions of obsolete, surplus or worn out, as applicable, lease real properties or assets that are no longer useful in conduct of the Business, or enter into any Contract with respect to the foregoing (including any subleases or leased real property entered into in the Ordinary Course of Business);

(l) Indebtedness. Incur, assume, authorize or issue any indebtedness for borrowed money or notes, bonds or other debt securities, enter into any “keep well” or other Contract to maintain any financial statement condition, or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of trade payables in the Ordinary Course of Business;

(m) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements involving payments of more than $20,000,000 in the aggregate in any trailing four (4) calendar quarter period or $6,000,000 in the aggregate in any individual calendar quarter;

(n) Insurance. Materially adversely change the amount or terms of any insurance coverage (subject to policy changes made by carriers);

(o) Employee Benefit Plans; Pay Increases. Except in the Ordinary Course of Business or as required pursuant to the terms of any Company Employee Plan: (i) adopt or amend any employee or compensation benefit plan, including any stock purchase, stock issuance, stock option, bonus or cash incentive plan, compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under ERISA or Applicable Legal Requirements or as required to maintain the qualified status of such plan under the Code, (ii) amend any deferred compensation plan within the meaning of Section 409A of the Code and Internal Revenue Service Notice 2005-1 except to the extent necessary to meet the requirements of such Section or Notice or (iii) pay any special bonus or special remuneration to any current or former employee or non-employee director or consultant or increase the salaries, wage rates or fees of its employees or consultants (other than pursuant to preexisting plans, policies or Contracts that have been made available to Parent and are set forth on Schedule 4.2(o)(iii) of the Company Disclosure Letter);

(p) Severance Arrangements. Except in the Ordinary Course of Business with respect to employees having a title below vice president or as required pursuant to the terms of any Company Employee Plan or Applicable Legal Requirements, grant or pay, or enter into any Contract providing for the granting of any severance, retention or termination pay (other than accrued but unpaid salary), or the acceleration of vesting or other benefits, such a termination of employment, to any Person;

(q) Legal Proceedings; Settlements. (i) Commence a Legal Proceeding other than (A) for the routine collection of accounts receivable or matters in the Ordinary Course of Business, (B) in such cases where the Company in good faith determines that failure to commence such Legal Proceeding would result in the material impairment of a valuable aspect of the Business (provided that the Company consults with Parent prior to the filing of such a suit) or (C) for a breach of this Agreement or (ii) settle, offer to settle or agree to settle any pending or threatened Legal Proceeding or other dispute, including any such Legal Proceeding between a third party and any customers of the Company for which the Company is providing a defense or indemnity, in any such case, other than the settlement of any action, suit, proceeding, claim, arbitration or investigation (but not a criminal proceeding) that requires payments by the Company (net insurance proceeds received and indemnity, contribution, or similar payments actually received) in an amount not to exceed, individually or in the aggregate, $5,000,000, and in each case does not involve any admission of wrongdoing or injunctive or other equitable relief;

(r) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or equity interests of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets or equity or debt securities (other than publicly-traded marketable securities), in each case, for consideration in an amount not to exceed individually or in the aggregate, $50,000,000, or enter into any Contract with respect to a joint venture, strategic alliance or partnership, in each case, that are material, individually or in the aggregate, to the Business;

(s) Reorganization. Adopt or enter into any plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganizational or similar change in capitalization;

(t) Taxes. (i) Make or change any material election in respect of Taxes of the Company or any of its Subsidiaries, (ii) adopt or change any accounting method in respect of material Taxes, (iii) file or amend any material Tax Return of the Company or any of its Subsidiaries in a manner that is inconsistent with past practices (provided that Parent will not unreasonably withhold its consent to such a filing), (iv) enter into any Tax sharing or similar agreement with respect to a material amount of Taxes (other than agreements the principal purpose of which does not relate to Taxes) or closing agreement with any Tax Authority with respect to material Taxes, (v) settle any claim or assessment in respect of a material amount of Taxes or (vi) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes relating to the Company or any of its Subsidiaries (other than (1) pursuant to any extension of time to file a Tax Return obtained in the Ordinary Course of Business or (2) pursuant to any extension granted in the Ordinary Course of Business in connection with an audit of Taxes to prevent the assessment or collection of a Tax) or (vii) enter into material intercompany transactions outside the Ordinary Course of Business giving rise to a material amount of deferred gain or loss of any kind;

(u) Accounting. Change accounting methods or practices (including any change in depreciation or amortization policies) or revalue any of its material assets (including writing down the value of inventory or writing off notes or accounts receivable other than in the Ordinary Course of Business), except in each case as required by changes in GAAP and after notice to Parent;

(v) Encumbrances. Place, allow the creation of or assume any Encumbrance on any of its assets or properties, other than Permitted Encumbrances;

(w) Warranties; Discounts. Materially change the manner in which it extends warranties, discounts or credits to customers (other than in the Ordinary Course of Business);

(x) Interested Party Transactions. Enter into any Contract that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K;

(y) Cash Management Transactions. Enter into or materially modify any currency exchange, interest rate, commodities or other hedging or derivative transactions or arrangements, or other investment or cash management transactions or arrangements other than in the Ordinary Course of Business;

(z) Other. Agree or commit (in writing or otherwise) to take any of the actions described in the foregoing clauses of this Section 4.2.

Nothing contained in this Agreement shall give Parent, directly or indirectly, rights to control or direct the Company’s operations prior to the Effective Time.

4.3. Mutual Obligations. Subject to the terms and conditions of this Agreement, neither Parent nor the Company will, and Parent and the Company shall cause their respective Subsidiaries not to, take any action (including offering, acquiring or agreeing to acquire by merging or consolidating with, or by purchasing the assets of, or by any other manner, any business or any Person or division, assets or equity or debt securities thereof), or fail to take any action, that is intended to or has (or would reasonably be expected to have) the effect of preventing or materially impairing or materially delaying or otherwise materially adversely affecting (i) the consummation of the Merger; or (ii) the ability of such party to fully perform its obligations pursuant to this Agreement; provided that nothing in this Section 4.3 or otherwise in this Agreement shall prevent or restrict Parent and its Subsidiaries from offering, acquiring or agreeing to acquire by merging or consolidating with, or by purchasing the assets of, or by any other manner, any business or any Person or division, assets or equity or debt securities thereof in any transaction (or series of related transactions) (x) that is for less than $5,000,000,000 in aggregate consideration for any individual transaction (or series of related transactions) or (y) if the revenues of the applicable acquired Person, business or assets are not principally generated from a business that is competitive with the Business.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1. Proxy Statement.

(a) As promptly as reasonably practicable (but in any event within twenty (20) Business Days) following the Agreement Date, the Company shall prepare, and file with the SEC, the preliminary Proxy Statement. As promptly as practicable (but in any event within five (5) Business Days) following the later of (i) receipt and resolution of SEC comments with respect to the Proxy Statement and (ii) the expiration of the ten (10) day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, the Company shall file the definitive Proxy Statement and cause the definitive Proxy Statement to be mailed to the Company’s stockholders. The Company will cause all documents that it is responsible for filing with the SEC or other regulatory authorities in connection with the Merger to (A) comply in all material respects as to form with all applicable SEC requirements and (B) otherwise comply in all material respects with all Applicable Legal Requirements; provided that any failure to comply with the foregoing with respect to the preliminary Proxy Statement that is corrected in the definitive Proxy Statement shall not be deemed to be a breach of this covenant. Except with respect to any Acquisition Proposal or as otherwise expressly provided in Section 5.3(d)-(e), prior to filing the preliminary proxy materials, definitive proxy materials or any other filing with the SEC or any other Governmental Entity in connection with the Transactions, the Company shall provide Parent with the reasonable opportunity to review and comment on each such filing in advance and the Company shall consider in good faith the incorporation of any changes reasonably proposed by Parent.

(b) The Company will notify Parent promptly of the receipt of any comments (written or oral) from the SEC or its staff (or of notice of the SEC’s intent to review the Proxy Statement) and of any request by the SEC or its staff or any other official of any Governmental Entity for amendments or supplements to the Proxy Statement or any other filing relating to the Merger or for additional/supplemental information with respect thereto, and will supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC, or its staff or any other official of any Governmental Entity, on the other hand, with respect to the Proxy Statement or such other filing. Except with respect to any Acquisition Proposal or as otherwise expressly provided in Section 5.3(d)-(f), the Company shall (i) consult with Parent prior to responding to any comments or inquiries by the SEC or any other Governmental Entity with respect to any filings related to the Merger, (ii) provide Parent with reasonable opportunity to review and comment on any such written response in advance and consider in good faith the incorporation of any changes reasonably proposed by Parent and (iii) promptly inform Parent whenever any event occurs that requires the filing of an amendment or supplement to the Proxy Statement or any other filing related to the Merger and the Company shall provide Parent with a reasonable opportunity to review and comment on any such amendment or supplement in advance, and consider in good faith the incorporation of any changes reasonably proposed by Parent, and shall cooperate in filing with the SEC or its staff or any other official or any Governmental Entity, and/or mailing to the Company’s stockholders, such amendment or supplement. Parent shall promptly inform the Company whenever Parent discovers any event relating to Parent or any of its Affiliates, officers or directors that is required to be set forth in an amendment or supplement to the Proxy Statement or any other filing related to the Merger. The information supplied by Parent, Merger Sub and their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement will not, at the time that the Proxy Statement is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they are made, not misleading; provided that any failure with respect to the foregoing that is corrected prior to or in the definitive Proxy Statement shall not be deemed to be a breach of the foregoing.

5.2. Company Stockholder Meeting; Board Recommendation.

(a) Company Stockholder Meeting. Within five (5) Business Days following the Agreement Date, the Company shall make the inquiry required by Rule 14a-13 under the Exchange Act and as promptly as practicable after the completion thereof the Company shall establish a record date for, duly call, give notice of, convene and hold a meeting of the Company’s stockholders (including any adjournment or postponement thereof, the “Company Stockholder Meeting”) to be held as promptly as reasonably practicable following the Agreement Date (but in any event, no later than the date that is forty (40) days after the date that the definitive Proxy Statement is mailed to the Company’s stockholders) for the sole purpose of (x) obtaining the Company Stockholder Approval (including any adjournment of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement), (y) obtaining advisory approval of the compensation that the Company’s named executive officers may receive in connection with the Merger and (z) such other matters as may be agreed by Parent. Except in the event of a Change of Recommendation made in compliance with Section 5.3, the Company will use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and will take all other reasonable action necessary or advisable to obtain such proxies and the Company Stockholder Approval and to secure the vote or consent of its stockholders required by and in compliance with the rules and regulations of the Nasdaq Global

Select Market, the DGCL, and its certificate of incorporation and bylaws. The Company (i) shall consult with Parent regarding the record date and the date of the Company Stockholder Meeting and (ii) shall not adjourn or postpone the Company Stockholder Meeting without the prior written consent of Parent; provided that the Company may adjourn or postpone the Company Stockholder Meeting (A) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that the Company reasonably determines (following consultation with Parent, except with respect to any Acquisition Proposal or as otherwise provided in Sections 5.3(d)-(f)) is necessary to comply with Applicable Legal Requirements, is provided to the Company’s stockholders in advance of a vote on the adoption of this Agreement, (B) if, as of the time that the Company Stockholder Meeting is originally scheduled, there are insufficient shares of Company Common Stock represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting, (C) if, as of the time that the Company Stockholder Meeting is originally scheduled, adjournment or postponement of the Company Stockholder Meeting is necessary to enable the Company to solicit additional proxies required to obtain the Company Stockholder Approval or (D) as necessary to provide for the expiration of any time period required in Sections 5.3(d)-(e).

(b) Board Recommendation. Subject to Sections 5.3(d)-(f), (i) the Company Board shall unanimously recommend that the Company’s stockholders vote in favor of the adoption of this Agreement (the “Company Board Recommendation”) at the Company Stockholder Meeting, (ii) the Proxy Statement shall include a statement to the effect that the Company Board has unanimously recommended that the Company’s stockholders vote in favor of the adoption of this Agreement at the Company Stockholder Meeting and (iii) neither the Company Board nor any committee thereof shall (A) fail to include the Company Board Recommendation in the Proxy Statement, (B) withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation or (C) adopt, accept, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend, any Acquisition Proposal (any action described in clauses (A), (B) or (C), a “Change of Recommendation”).

(c) Continuing Obligation. Subject to Section 5.2(a)(ii)(D), until the termination of this Agreement in accordance with its terms, if at all, the Company’s obligation to call, give notice or convene and hold the Company Stockholder Meeting in accordance with this Section 5.2 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal or Superior Proposal or by any Change of Recommendation.

5.3. No Solicitation; Acquisition Proposals.

(a) No Solicitation Generally. Subject to Section 5.3(c), Section 5.3(d) and Section 5.3(f), from and after the Agreement Date until the earlier of the Effective Time and termination of this Agreement in accordance with its terms, the Company Board, the Company and its Subsidiaries will not, and will direct their respective Representatives (collectively, the “Company Representatives”) not to, directly or indirectly, (i) solicit, initiate or knowingly encourage, support, facilitate or induce the making, submission or public announcement of any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except to provide written notice as to the existence of these provisions and to clarify the terms and conditions of any Acquisition Proposal) or negotiations regarding, or deliver or make available to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information (including providing access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries) with respect to any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any agreement in principle, letter of intent, term sheet or any other agreement, understanding or contract (whether binding or not) contemplating or otherwise relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement), (v) submit any Acquisition Proposal to the vote of any securityholders of the Company or any of its Subsidiaries, (vi) approve any transaction, or any third-party becoming an “interested stockholder,” under Section 203 of Delaware Law or (vii) authorize, resolve, propose or agree to do any of the foregoing. The Company shall, and shall cause its Subsidiaries and direct the Company Representatives to, immediately cease any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal and shall use reasonable best efforts to cause any Person (and such Person’s Representatives) with which the Company has engaged in any such activities within the twelve (12) month period preceding the Agreement Date to promptly return or destroy all confidential information previously provided to such Person (and such Person’s Representatives). Notwithstanding anything to the contrary herein, the Company and its Subsidiaries shall be permitted to, waive any rights under any “standstill” or similar covenants in confidentiality or non-disclosure agreements entered into in connection with or applicable to an Acquisition Proposal to which the Company or any of its Subsidiaries is a party to allow a Person to make, or amend, an Acquisition Proposal (or make any related communications). If any Company Representative takes any action that the Company is obligated pursuant to this Section 5.3 not to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 5.3.

(b) Notice. The Company shall advise Parent in writing as promptly as practicable (but in no event more than forty-eight (48) hours) after receipt by the Company and/or any of its Subsidiaries (and/or to the Knowledge of the Company, by any Company Representative) of (i) any Acquisition Proposal, (ii) any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is planning to submit an Acquisition Proposal or (iv) any request for non-public information (including access to any of the properties, books or records of the Company or any of its Subsidiaries) that could reasonably be expected to lead to an Acquisition Proposal. Such notice shall describe the material terms and conditions of such Acquisition Proposal, inquiry, indication of interest, proposal, offer, notice or request and the identity of the Person or Group submitting any such Acquisition Proposal, inquiry, indication of interest, proposal, offer, notice or request. The Company shall keep Parent informed as promptly as practicable (but in no event more than forty-eight (48) hours after receipt) of the status of, and any material amendments or modifications or proposed material amendments or modifications to, any such Acquisition Proposal, inquiry, indication of interest, proposal, offer, notice or request and any material correspondence or communications related thereto, and shall provide to Parent as promptly as practicable (but in no event more than twenty-four (24) hours after receipt) a true, correct and complete copy of all written materials and information provided to the Company, one of its Subsidiaries or a Company Representative in connection with any such Acquisition Proposal, inquiry, indication of interest, proposal, offer, notice or request (including any material amendments or modifications or proposed material amendments or modifications), or a reasonable written summary thereof if such material or information is not written.

(c) Superior Proposals. In the event that any Person or Group submits to the Company (and does not withdraw) a written, bona fide Acquisition Proposal that the Company Board concludes in good faith (after consultation with its outside legal counsel and a financial advisor of national standing) is, or could reasonably be expected to lead to, a Superior Proposal, then, notwithstanding anything to the contrary in Section 5.3(a), the Company may, so long as the Company Stockholder Approval has not yet been obtained, (i) enter into discussions with such Person or Group regarding such Acquisition Proposal and (ii) deliver or make available to such Person non-public information regarding the Company and its Subsidiaries; provided that, in each such case, the Company, its Subsidiaries and the Company Representatives shall have complied with each of the following: (A) none of the Company, its Subsidiaries or any Company Representative shall have violated any of the provisions of this Section 5.3 in any material respect, (B) the Company Board first shall have concluded in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Legal Requirements, (C) prior to making available to any such Person any material non-public information, the Company first shall have received from such Person an executed Acceptable Confidentiality Agreement (a copy of which executed Acceptable Confidentiality Agreement shall be provided to Parent, for informational purposes only, within forty-eight (48) hours of its execution) and (D) prior to or contemporaneously with delivering or making available any such non-public information to such Person, the Company shall have delivered or made available such non-public information to Parent (to the extent such non-public information has not previously been delivered or made available by the Company to Parent).

“Superior Proposal” means, with respect to the Company, a bona fide written offer submitted after the Agreement Date by a Person or Group to acquire, directly or indirectly, (i) pursuant to a tender offer, exchange offer, merger, consolidation or other business combination (including by means of a tender offer followed by a back-end merger) beneficial ownership of 50% or more of the outstanding voting securities of the Company or (ii) 50% or more of the assets of the Company, in each case, that the Company Board has concluded in its good faith judgment (following consultation with its outside legal counsel and a financial advisor of national standing), taking into account, among other things, all legal, financial (including the financing terms thereof), regulatory, timing and other aspects of the offer, including conditions to consummation and the Person making the offer, in each case deemed relevant by the Company Board (x) would be, if consummated, more favorable, from a financial point of view, to the Company’s stockholders (in their capacities as stockholders) than the terms of this Agreement (after giving effect to any adjustments to the terms of this Agreement proposed by Parent in response to such Acquisition Proposal) and (y) is reasonably likely to be consummated on the terms proposed (as determined in the good faith judgment of the Company Board).

(d) Change of Recommendation for Superior Proposal. Nothing in this Agreement shall prevent the Company Board from effecting a Change of Recommendation in connection with a Superior Proposal or the Company from terminating this Agreement pursuant to Section 7.1(h) to enter into a definitive agreement to accept a Superior Proposal if:

(i) the Company Stockholder Approval has not yet been obtained;

(ii) the Company has complied in all material respects with the provisions of Section 5.2 and this Section 5.3;

(iii) such Superior Proposal has been submitted to the Company, has not been withdrawn and continues to be a Superior Proposal;

(iv) the Company has provided to Parent at least four (4) Business Days’ prior written notice (a “Notice of Superior Proposal”) that stated expressly (A) that the Company has received such Superior Proposal, (B) the material terms and conditions of such Superior Proposal and the identity of the Person or Group submitting such Superior Proposal and (C) that the Company Board intends to effect a Change of Recommendation (it being understood that the Notice of Superior Proposal shall not, in and of itself, constitute a Change of Recommendation for purposes of this Agreement so long as such notice clearly states that it is not a Change of Recommendation and that the Company Board has not otherwise effected a Change of Recommendation), and has provided Parent with an unredacted copy of such Superior Proposal, together with unredacted copies of all proposed transaction agreements and, subject to any express restrictions imposed by the lenders thereto, any financing commitments relating thereto received by the Company Board (collectively, the “Superior Proposal Materials”), concurrently with the delivery of such Notice of Superior Proposal;

(v) the Company has, during the four (4) Business Day period referred to in Section 5.3(d)(iv), if requested by Parent, made the Company Representatives available to discuss and negotiate in good faith with Parent’s Representatives any modifications to the terms and conditions of this Agreement that Parent desires to propose such that such Superior Proposal would cease to constitute a Superior Proposal;

(vi) Parent has not, within four (4) Business Days of Parent’s receipt of such Notice of Superior Proposal, made a written, binding and irrevocable (through the expiration of such four (4) Business Day period) offer that the Company Board has concluded in good faith (following consultation with its outside legal counsel and a financial advisor of national standing) to be at least as favorable to the Company’s stockholders as such Superior Proposal (it being agreed that (A) the Company Board shall convene a meeting to consider any such offer by Parent following the receipt thereof, (B) the Company Board will not effect a Change of Recommendation and the Company will not terminate this Agreement pursuant to Section 7.1(h) for four (4) Business Days after receipt by Parent of such Notice of Superior Proposal and such Superior Proposal Materials and (C) any change to the financial or other material terms of such Superior Proposal shall require a new Notice of Superior Proposal to Parent and a new three (3) Business Day period and discussion process under this Section 5.3(d) (and all references to four (4) Business Day periods in this Section 5.3(d) shall be deemed three (3) Business Day periods for purposes of this Section 5.3(d)(vi)(C); provided that such new Notice of Superior Proposal shall in no event shorten the original four (4) Business Day period); and

(vii) the Company Board has concluded in good faith (following consultation with its outside legal counsel) that, in light of such Superior Proposal and any modifications proposed by Parent pursuant to Section 5.3(d)(vi), the failure to effect a Change of Recommendation or terminate this Agreement pursuant to Section 7.1(h) (if applicable) would be inconsistent with its fiduciary obligations to the Company’s stockholders under Applicable Legal Requirements.

(e) Change of Recommendation for Intervening Event. Nothing in this Agreement shall prevent the Company Board from effecting a Change of Recommendation for a reason unrelated to an Acquisition Proposal (it being understood and agreed that any Change of Recommendation proposed to be made in response to an Acquisition Proposal may only be made pursuant to and in accordance with the terms of Section 5.3(d)) if:

(i) the Company Stockholder Approval has not yet been obtained;

(ii) the Company has complied in all material respects with the provisions of Section 5.2 and this Section 5.3;

(iii) the Company Board has concluded in good faith (after consultation with its outside legal counsel) that, in light of material facts, events and/or circumstances that have developed since the Agreement Date, were previously unknown by the Company Board and were not reasonably foreseeable as of the Agreement Date by the Company Board (or if known, the consequences of which were not known or reasonably foreseeable to the Company Board as of the Agreement Date) (an “Intervening Event”) and taking into account the results of any discussions with Parent as contemplated by subsection (iv) and any offer from Parent contemplated by subsection (v), the failure to effect a Change of Recommendation would be inconsistent with its fiduciary duties under Applicable Legal Requirements; provided that in no event shall any of the following, in and of itself, constitute or be deemed an Intervening Event: (A) any determination by the Company Board that the Per Share Cash Amount payable in the Merger is not sufficient (provided that such exception shall not apply to any underlying cause for such determination), (B) the Company exceeding any earnings projections or predictions made by the Company (whether or not publicly announced) or securities or financial analysts and any resulting analyst upgrades of the Company’s securities or any change in the trading price of the Company Common Stock (provided that such exception shall not apply to any underlying cause for such performance), (C) any facts, events or circumstances resulting from any breach of this Agreement by the Company or (D) the receipt, existence or terms of any Acquisition Proposal or any matter relating thereto or the consequences thereof;

(iv) the Company has provided to Parent at least four (4) Business Days’ prior written notice that the Company Board intends to effect a Change of Recommendation (“Notice of Intervening Event”) and if requested by Parent, the Company shall have made the Company Representatives available during the four (4) Business Day period to discuss with Parent’s Representatives (A) the facts, events and circumstances underlying such proposed Change of Recommendation and the Company Board’s reason for proposing to effect such Change of Recommendation and (B) any modifications to the terms and conditions of this Agreement that Parent desires to propose that that would obviate the need for the Company Board to effect such Change of Recommendation; and

(v) Parent shall not have, within the aforementioned four (4) Business Day period, made a written, binding and irrevocable (through the expiration of such four (4) Business Day period) offer that the Company Board concludes in good faith (after consultation with its outside legal counsel and a financial advisor of national standing) would obviate the need for the Company Board to effect such Change of Recommendation (it being agreed that (A) the Company Board shall convene a meeting to consider any such offer by Parent following the receipt thereof, (B) the Company Board will not effect a Change of Recommendation for four (4) Business Days after receipt by Parent of the Notice of Intervening Event and (C) any material change in the facts, events or circumstances related to the Intervening Event shall require a new Notice of Intervening Event to Parent and a new three (3) Business Day period and discussion process under subsection (iv) (and all references to four (4) Business Day periods in this Section 5.3(e) shall be deemed three (3) Business Day periods for purposes of this Section 5.3(e)(v)(C); provided that such new Notice of Intervening Event shall in no event shorten the original four (4) Business Day period).

(f) Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the Company’s stockholders that the Company Board has concluded in good faith (following consultation with its outside legal counsel) that failure to make such disclosure would be inconsistent with its fiduciary duties under Applicable Legal Requirements (a “Required Fiduciary Disclosure”); provided that (A) any “stop, look, and listen” communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act, and any substantially similar communication that solely constitutes a recitation of the fact that an Acquisition Proposal has been received and a factual description of the terms thereof, and that no position has been taken by the Company Board as to the advisability or desirability of such Acquisition Proposal, shall not be deemed to be a Change of Recommendation if it is also accompanied by a public statement by the Company Board expressly reaffirming the Company Board Recommendation, (B) such Required Fiduciary Disclosure shall not be deemed to be a Change of Recommendation if it relates to an Acquisition Proposal and the text of such Required Fiduciary Disclosure includes a public statement that the Company Board is expressly reaffirming the Company Board Recommendation and (C) the Company Board shall not recommend that the Company’s stockholders tender shares of Company Capital Stock in connection with any tender or exchange offer or otherwise effect a Change of Recommendation unless specifically permitted by, and in accordance with, Section 5.3.

5.4. Access to Information.

(a) During the Pre-Closing Period, (i) the Company shall afford Parent and its Representatives reasonable access, upon reasonable notice, during business hours to (A) all of the properties, books, Contracts and records of the Company and each of its Subsidiaries and (B) all other information concerning the Company or any of its Subsidiaries and the results of operations, product development efforts, properties (tangible and intangible, including Intellectual Property Rights) and personnel of the Company or any of its Subsidiaries as Parent may reasonably request and (ii) the Company shall maintain the virtual data room established in connection with this Agreement and provide Parent and its Representatives access thereto (and prior to the Closing Date, the Company shall provide Parent’s outside legal counsel a customary USB containing the contents of such virtual data room); provided that with respect to clause (i), any such access shall be conducted at a reasonable time, under the supervision of appropriate personnel of the Company, and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company. Nothing herein shall require the Company to disclose any information to Parent (A) to the extent related to an Acquisition Proposal, Change of Recommendation, Notice of Superior Proposal or Notice of Intervening Event (except as otherwise required by the terms of this Agreement) or (B) if such disclosure would (i) result in the disclosure of any trade secrets of any third party, (ii) jeopardize any attorney-client or other legal privilege (so long as the Company has reasonably cooperated with Parent in an effort to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto) or (iii) contravene any applicable Legal Requirement, fiduciary duty, Contract or any obligation of the Company with respect to confidentiality or privacy (so long as the Company has reasonably cooperated with Parent in an effort to permit such inspection of or to disclose such information on a basis that does not contravene any such obligations with respect thereto). Subject to Applicable Legal Requirements and this Section 5.4, the Company agrees to, and to cause its Subsidiaries to, reasonably assist and cooperate with Parent to facilitate the post-Closing integration of the Company and its Subsidiaries with Parent and Parent’s Subsidiaries (including, at the request of Parent from time to time, reasonably assisting and cooperating with Parent in the development of a post-Closing integration plan and making available its employees at reasonable intervals). Notwithstanding anything to the contrary herein, the Company may satisfy its obligations set forth above by electronic means if physical access is not reasonably feasible or would not be permitted under applicable Law as a result of COVID-19 or any COVID-19 Measures. With respect to the information disclosed pursuant to this Section 5.4, Parent shall comply with, and shall instruct Parent’s Representatives to comply with, all of its obligations under the Confidentiality Agreement.

(b) Subject to compliance with Applicable Legal Requirements, during the Pre-Closing Period, the Company shall notify Parent of, and confer from time to time as reasonably requested by Parent with one or more of Parent’s Representatives to discuss, any material changes or developments in the operational matters of the Company and each of its Subsidiaries and the general status of the ongoing operations of the Business.

(c) No information or knowledge obtained in any investigation pursuant to this Section 5.4 shall affect or be deemed to modify any representation, warranty, covenant, agreement or condition contained herein.

5.5. Confidentiality; Public Disclosure.

(a) The parties hereto acknowledge that Parent and the Company have previously executed a Confidentiality Agreement, dated as of January 23, 2022 (as may be amended from time to time in accordance with its terms, including that certain Amendment to the Confidentiality Agreement, dated as of April 26, 2023, the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms.

(b) Parent and the Company have agreed to the text of the initial press release announcing the execution of this Agreement and the Transactions. Except with respect to any Acquisition Proposal or Change of Recommendation and as provided in Section 5.3 or in connection with any dispute under this Agreement, the Company shall consult with Parent before issuing or making, and shall provide and shall not issue any press release or make any public statement relating to this Agreement or the Transactions without the prior written consent of Parent; provided that the Company may, without obtaining such prior consent, issue such press release or make such public statement to the extent that the Company determines in good faith (following consultation with its outside legal counsel) that such press release or public statement is required by Applicable Legal Requirements to be issued or made; provided, further, that the Company has used reasonable best efforts to consult and discuss in good faith with Parent the form and content thereof prior to its release and has considered in good faith any reasonable changes that are suggested by Parent prior to releasing or making such press release or public statement. Notwithstanding anything to the contrary in the foregoing, each party may, without such consultation or consent, (a) make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Reports, so long as such statement is consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party), (b) make any communication (including a press release or other public statement) regarding an Alternative Acquisition Proposal or Company communication (including a press release or other public statement) made by the Company from and after a Change of Recommendation by the Company Board or (c) make any communication in connection with any dispute between the parties regarding this Agreement, the Merger or the other transactions contemplated hereby. The Company shall use commercially reasonable efforts to cause the Company Representatives to comply with this Section 5.5. Prior to the Closing, (i) neither Parent nor Merger Sub shall (and each shall cause its Affiliates, and direct its Representatives, not to) initiate contact or communications with any of the employees, customers, licensors or suppliers of the Company or any of the Subsidiaries regarding the Merger, the Company or its Business, without the prior written consent of the Company and (ii) the Company shall consult in good faith with Parent on the Company’s general communications strategy for customers, suppliers and employees regarding the Merger.

5.6. Regulatory Approvals.

(a) Promptly after the execution of this Agreement, each of Parent and the Company shall apply for or otherwise seek, and use its respective reasonable best efforts to obtain, all consents, waiting period expirations or terminations, waivers and approvals required to be obtained by it for the consummation of the Merger and the other Transactions. Without limiting the generality or effect of the foregoing, each of Parent and the Company shall make any filings required under the HSR Act and any other additional merger control filings required by the Antitrust Laws and foreign investment filings required by the Foreign Investment Laws of the jurisdictions set forth in Schedule 6.1(b) of the Company Disclosure Letter (together with the filings required under the HSR Act, “Merger Notification and Foreign Investment Filings”):

(i) with respect to any filings required under the HSR Act, within fifteen (15) Business Days after the Agreement Date unless otherwise mutually agreed by Parent and the Company and (ii) with respect to any other Merger Notification and Foreign Investment Filings, as promptly as possible and in any event (x) within the time periods set forth in Schedule 5.6 of the Company Disclosure Letter or (y) as otherwise mutually agreed by Parent and the Company; provided that, in each case of the foregoing clauses (i) and (ii), the filing party has received from the other party all information regarding such other party as is reasonably necessary to make such filing. Each of the Parent and the Company shall thereafter use reasonable best efforts to respond as promptly as practicable and advisable to any request for information or documentary material from any Governmental Entity pursuant to any Antitrust Law or Foreign Investment Law of the jurisdictions set forth in Schedule 6.1(b) of the Company Disclosure Letter.

(b) To the extent permitted by Applicable Legal Requirements, each party hereto shall use its reasonable best efforts to (i) consult and cooperate with one another, and consider in good faith the views of one another, in connection with any filing, submission, analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any foreign or other Antitrust Law or Foreign Investment Law of the jurisdictions set forth in Schedule 6.1(b) of the Company Disclosure Letter, (ii) coordinate with one another in preparing and exchanging such materials, including by promptly supplying each other with any information that may be required or desirable for any Merger Notification and Foreign Investment Filings to be made by the other Party, (iii) keep the other party reasonably informed of the status of matters related to the transactions contemplated by this Agreement, including by promptly informing each other of any substantive oral communications with, and provide copies of any substantive written communications with, any Governmental Entity of the jurisdictions set forth in Schedule 6.1(b) of the Company Disclosure Letter and (iv) promptly provide one another (and its counsel) with copies of all filings, presentations (and a summary of any oral presentations) made by such party to any Governmental Entity of the jurisdictions set forth in Schedule 6.1(b) of the Company Disclosure Letter in connection with this Agreement; provided that any materials exchanged pursuant to this Section 5.6 may be redacted (x) to remove references concerning the valuation of the Company, (y) as necessary to comply with legal or contractual requirements and (z) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. In addition, any party may, as it deems advisable and necessary, reasonably designate any confidential and competitively sensitive material provided to the other parties under this Section 5.6 as “Outside Counsel Only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials. No party shall independently participate in any substantive meeting (including telephonically) with any Governmental Entity of the jurisdictions set forth in Schedule 6.1(b) of the Company Disclosure Letter in regards to the transactions contemplated by this Agreement without giving the other parties prior notice of the meeting and, to the extent practicable and permitted by law and such Governmental Entity, the opportunity to attend and/or participate. No Party shall (or shall permit any of its Affiliates to) withdraw their filing under the HSR Act or any foreign or other Antitrust Law or Foreign Investment Law of the jurisdictions set forth in Schedule 6.1(b) of the Company Disclosure Letter in connection with the Transactions, or commit to or agree with any Governmental Body of the jurisdictions set forth in Schedule 6.1(b) of the Company Disclosure Letter to stay, toll, or extend, any applicable waiting period or enter into any similar timing agreement, without the prior written consent of the other parties.

(c) Each of Parent and the Company shall use its respective reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Transactions under any applicable Antitrust Laws or Foreign Investment Laws of the jurisdictions set forth in Schedule 6.1(b) of the Company Disclosure Letter. Notwithstanding anything to the contrary herein, to the extent necessary to obtain clearance of the Merger pursuant to the HSR Act and any other Antitrust Laws or Foreign Investment Laws of the jurisdictions set forth in Schedule 6.1(b) of the Company Disclosure Letter, Parent shall timely make proposals, execute or carry out agreements or submit to Orders providing for (A) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent or the Company or any of their respective Affiliates, (B) the termination of existing relationships, contractual rights, or obligations of Parent or the Company or any of their respective Affiliates, including after giving effect to the Transactions, other than in respect of Foreign Investment Laws or (C) the termination of any venture or other arrangement of Parent or the Company or any of their respective Affiliates, including after giving effect to the Transactions, other than in respect of Foreign Investment Laws, except, notwithstanding the foregoing, Parent will not be required, either pursuant to this Section 5.6(c) or otherwise under this Agreement, to propose, execute, carry out or agree or submit to any action or remedy that would reasonably be expected to have, individually or in the aggregate, (i) a material impact on the Business or the Company and its Subsidiaries, taken as a whole, (ii) a material impact on the benefits expected to be derived by Parent or its Affiliates from the Merger and the other Transactions or (iii) a material impact on any business or product line of Parent or its Affiliates (other than the Company and its Subsidiaries). Further, Parent and the Company will, to the extent necessary to obtain clearance of the Merger pursuant to the HSR Act and any other Antitrust Laws or Foreign Investment Laws of the jurisdictions set forth in Schedule 6.1(b) of the Company Disclosure Letter, engage in litigation to contest or resist any action instituted (or threatened to be instituted) challenging the Merger as in violation of any Antitrust Law, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, limits or restricts consummation of the Merger, including by appeal of any adverse ruling of any Governmental Entity of competent jurisdiction in the jurisdictions set forth in Schedule 6.1(b) of the Company Disclosure Letter.

(d) Notwithstanding anything to the contrary herein, but subject to the limitations and covenants set forth in this Section 5.6, Parent shall control the strategy related to obtaining and/or satisfying all consents, waiting period expirations or terminations, waivers and approvals that may be sought from any Governmental Entity pursuant to this Section 5.6, including by directing the nature, and substance of any filings, forms, statements, commitments, decisions, submissions, negotiations and communications contemplated or made with respect thereto in accordance with this Section 5.6 (provided that any decision to (x) withdraw any such filing or (y) stay, toll or extend any waiting period, or enter into any timing agreement, in each case, in respect of any such filing, shall require the Company’s prior written consent), as well as the manner in which to contest or otherwise respond, by litigation or otherwise, to objections to, or Legal Proceedings challenging, the consummation of the Merger and the other Transactions. Nothing in this Section 5.6 shall limit a party’s right to terminate the Agreement pursuant to Section 7.1(b) so long as such party has until such date complied in all material respects with its obligations under this Section 5.6.

5.7. Reasonable Best Efforts. Subject to the limitations set forth in this Agreement, including in Section 4.3 and Section 5.6(c), each of the parties hereto agrees to use its respective reasonable best efforts, and to cooperate with each other party hereto to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, appropriate or desirable to consummate and make effective, as expeditiously as practicable, the Merger and the other Transactions, including (i) taking all reasonable actions necessary to satisfy the respective conditions set forth in Article VI and (ii) executing and delivering such other instruments and doing and performing such other acts and things as may be reasonably necessary, appropriate or desirable to effect completely the consummation of the Merger and the other Transactions.

5.8. Third-Party Consents; Consultations.

(a) The Company shall use its commercially reasonable efforts to obtain, prior to the Closing, and deliver to Parent, at or prior to the Closing, all consents, waivers and approvals under each Contract listed or described on Schedule 2.3(b) or Schedule 2.3(c) of the Company Disclosure Letter (and any Contract entered into after the Agreement Date that would have been required to be listed or described on such Schedule 2.3(b) or Schedule 2.3(c) if entered into prior to the Agreement Date), in each case to the extent reasonably requested by Parent and using a form reasonably acceptable to Parent. For the avoidance of doubt, the failure to obtain any such consent, waiver or approval shall not constitute a breach of covenant or agreement for all purposes of this Agreement, including Section 6.3(b).

(b) As soon as reasonably practicable after the Agreement Date, the Company will initiate a process of informing and consulting appropriate representatives of its non-U.S. employees or the non-U.S. employees themselves, to the extent required under Applicable Legal Requirements, regarding a prospective transfer of employment to Parent or any of its Affiliates with effect following the Closing. Subject to Section 5.4 and Applicable Legal Requirements, the Company shall allow Parent or its relevant Affiliate to participate in such information and consultation process.

5.9. Notice of Certain Matters. Each party shall will notify each other party in writing promptly of: (i) any written notice or other written communication received by such party from any Person alleging that the consent of such Person is or may be required in connection with the Merger as a result of any Contract or other arrangement between such Person, on the one hand, and the Company or any of its Subsidiaries or anyone acting on their respective behalves, on the other hand, (ii) any written notice or other written communication received by such party from any Governmental Entity (in the case of Parent, with respect to any Antitrust Laws or Foreign Investment Laws) or any official or employee of any such Governmental Entity in connection with the Merger, (iii) any Legal Proceeding by or before any Governmental Entity being initiated by or against such party or any of its Subsidiaries, or, in the case of the Company only, known by such party to be threatened against such party or any of its Subsidiaries or any of their respective directors, officers, employees or stockholders in their capacity as such, or of any written correspondence received by such party from any Person asserting or threatening a claim with respect to the Merger or, in the case of the Company, any of the Company’s assets or properties

(including Intellectual Property Rights), in each case, that is, or is reasonably likely to be, material to the Company and its Subsidiaries, taken as a whole, or (iv) becoming aware that any representation or warranty made by such party in this Agreement has become untrue or inaccurate in any material respect, or of any failure by such party to comply with or satisfy in any material respect any covenant or agreement to be complied with or performed by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy, or failure would reasonably likely to cause any of the conditions to the Closing set forth in Section 6.1 not to be timely satisfied. No notification given pursuant to this Section 5.9 shall affect the representations, warranties, covenants or other agreements herein or affect the satisfaction or non-satisfaction of any conditions to the obligations of the parties hereto under this Agreement or otherwise limit or affect the remedies available hereunder to Parent or the Company, as applicable.

5.10. Employees Matters.

(a) Parent shall ensure that the Continuing Employees shall receive the benefits set forth in Schedule 5.10(a) of the Company Disclosure Letter for the period of time described therein.

(b) Except to the extent necessary to avoid the duplication of benefits, Parent shall, and shall cause the Surviving Corporation and its other Affiliates to, recognize the service of each Continuing Employee with the Company or its Affiliates before the Effective Time (to the same extent recognized by the Company or its Affiliates immediately prior to the Effective Time) as if such service had been performed with Parent or its Affiliates under any employee benefit plans or arrangements maintained by Parent or its Affiliates that such employees may be eligible to participate in after the Effective Time.

(c) With respect to any welfare plan maintained by Parent or its Affiliates in which Continuing Employees are eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its other Affiliates, to the extent permitted by the relevant welfare plan and consistent with such plans’ application to similarly situated employees of Parent or its Affiliates who are not Continuing Employees, to (i) cause each such Continuing Employee to be immediately eligible to participate in such plans to the extent that coverage pursuant to such plans replaces coverage pursuant to a comparable Company Employee Plan in which such Continuing Employee participates immediately prior to the Effective Time and (ii) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees and their qualified dependents to the extent such conditions and exclusions were satisfied or did not apply to such employees and their qualified dependents under the welfare plans maintained by the Company or its Affiliates prior to the Effective Time.

(d) Parent hereby acknowledges and agrees that a “change in control” (or similar phrase) within the meaning of each of the Company Employee Plans, as applicable, will occur as of the Effective Time. From and after the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) honor all of the Company Employee Plans and compensation and severance arrangements in accordance with their terms. Notwithstanding the preceding sentence, nothing will require Parent, the Surviving Corporation or any Subsidiary thereof to continue any Company Employee Plan or prohibit the Surviving Corporation or any of its Subsidiaries from amending or terminating any such plans in accordance with their terms or if otherwise required pursuant to applicable Law. The Surviving Corporation will (and Parent will cause the Surviving Corporation to) cause each outstanding award under the Company Long-Term Cash Award Plan to continue in accordance with its terms from and after the Effective Time.

(e) This Section 5.10 shall be binding upon and inure solely to the benefit of each party hereto (meaning, for the avoidance of doubt, Parent, Merger Sub and the Company), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Section 5.10. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Company or any of its Subsidiaries or any of their respective Affiliates, (ii) alter or limit the ability of Parent or any of its Subsidiaries (including, after the Effective Time, the Surviving Corporation or any Subsidiary of the Surviving Corporation) to amend, modify or terminate any of the Company Employee Plans or any other benefit or employment plan, program, agreement or arrangement after the Effective Time or (iii) confer upon any current or former employee or other service provider of the Company or its Subsidiaries, any right to employment or continued employment or continued service with Parent or any of its Subsidiaries (including, following the Effective Time, the Surviving Corporation or any Subsidiary of the Surviving Corporation), or constitute or create an employment or agreement with, or modify the at-will status of any, employee or other service.

5.11. Equity Matters(a) . As soon as practicable following the Agreement Date, the Company shall take all actions with respect to the Company ESPP that are necessary to provide that: (i) with respect to any “Offering Period” (as defined in the Company ESPP) in effect as of the Agreement Date (the “Current ESPP Offering Period”), no employee who is not a participant in the Company ESPP as of the Agreement Date may become a participant in the Company ESPP and no participant may increase the percentage amount of his or her payroll deduction election from that in effect on the Agreement Date for such Current ESPP Offering Period, (ii) subject to the consummation of the Merger, the Company ESPP shall terminate effective immediately prior to the Effective Time, (iii) if all such Current ESPP Offering Periods terminate prior to the Effective Time, then the Company ESPP shall be suspended, (iv) no new Offering Period shall be commenced under the Company ESPP prior to the termination of this Agreement and (v) if any Current ESPP Offering Period is still in effect at the Effective Time, then the last day of such Current ESPP Offering Period shall be accelerated to the Business Day prior to the Closing Date and the final settlement or purchase of shares of Company Common Stock thereunder shall be made on that day. The Company shall provide all required notices of the foregoing to the participants in accordance with the Company ESPP.

5.12. Equity Workbook. The Company shall prepare and deliver to Parent, at or prior to the Closing, spreadsheet tabs in an excel workbook (the “Workbook”) in a form to be supplied by Parent to the Company, which Workbook shall be dated as of the Closing Date and shall set forth all of the following information (in addition to the other required data and information specified therein), as of the Closing Date and immediately prior to the Effective Time: (i) the names of all holders of Company Options, Company RSUs, Company PSUs and Unvested Company Shares, including their respective addresses, (ii) the number of shares of Company Common Stock subject to Company Options, Company RSUs and Company PSUs (at target and maximum performance levels), and/or the number of Unvested Company Shares held by such Persons, (iii) the exercise price per share in effect for each Company Option immediately prior to the Effective Time, (iv) the vesting status, amounts and schedule with respect to each Company Option, each Company RSU, each Company PSU and each Unvested Company Share held by each holder thereof (including the vesting commencement date and repurchase price payable per share with respect to any Unvested Company Share), (v) the Tax status of each Company Option under Section 422 of the Code (or any applicable foreign Tax scheme) and (vi) the calculation of the aggregate Cash-Out Amount payable to each Person pursuant to Section 1.8(a). The Company shall deliver a draft of the Workbook to Parent not later than five (5) Business Days prior to the proposed date of the Closing.

5.13. 401(k) Plan and Flexible Spending Accounts. Unless otherwise requested by Parent in writing, the Company Board, at least five (5) Business Days prior to the Effective Time, shall adopt, and the Company shall deliver to Parent a true, correct and complete copy of, resolutions terminating any and all Company Employee Plans (i) intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code (each, a “Company 401(k) Plan”) and (ii) that are flexible spending accounts for health and dependent care, in each case, effective no later than the day immediately preceding the date the Company becomes a member of the same controlled group of corporations (as defined in Section 414(b) of the Code) as Parent but contingent upon the occurrence of the Closing. In such event, prior to the Closing Date and thereafter (as applicable), the Company and Parent shall take any and all action as may be required, including amendments to a U.S. tax-qualified defined contribution plan maintained by Parent or one of its Subsidiaries (each, a “Parent 401(k) Plan”), to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 402(c)(4) of the Code) in cash or notes (representing plan loans from the Company 401(k) Plan) in an amount equal to the eligible rollover distribution portion of the account balance distributable to such Continuing Employee from such Company 401(k) Plan to the corresponding Parent 401(k) Plan. If the Company 401(k) Plan is terminated as described herein, the Continuing Employees shall be eligible to participate in a Parent 401(k) Plan as soon as practicable on or following the Closing Date.

5.14. D&O Indemnification.

(a) From and after the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation will fulfill and honor in all respects the obligations of the Company and each of its Subsidiaries to their respective present and former directors and officers (the “Indemnified Parties”) pursuant to any indemnification agreements with the Company or such Subsidiary made available to Parent and any indemnification or advancement provisions under the Company’s or such Subsidiary’s certificate of incorporation or bylaws (or equivalent organizational documents) as in effect on the Agreement Date with respect to their acts and omissions as directors and officers of the Company or such Subsidiary occurring prior to the Effective Time, in each case, subject to Applicable Legal Requirements. From and after the Effective Time, such obligations shall be joint and several obligations of Parent and the Surviving Corporation. The certificate of incorporation and bylaws of the Surviving Corporation will contain provisions with respect to advancement, exculpation and indemnification that are at least as favorable in the aggregate to the Indemnified Parties as those contained in the certificate of incorporation and bylaws of the Company (or equivalent organizational documents) as in effect on the Agreement Date, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that adversely affects the rights thereunder of the Indemnified Parties, unless such modification is required by Applicable Legal Requirements.

(b) From the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall maintain in effect for the benefit of the Indemnified Parties with respect to their acts and omissions as directors and officers of the Company or any of its Subsidiaries occurring prior to the Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by the Company or any of its Subsidiaries as of the Agreement Date in the form made available by the Company to Parent prior to the Agreement Date (the “Existing D&O Policy”), to the extent that directors’ and officers’ liability insurance coverage is commercially available; provided that: (i) the Surviving Corporation may substitute for the Existing D&O Policy a policy or policies of comparable coverage, including a “tail” or “runoff” insurance policy, (ii) the Surviving Corporation shall not be required to pay annual premiums for the Existing D&O Policy (or for any substitute or “tail” policies) in excess of an amount equal to 300% of the most recently paid annual premium for the Existing D&O Policy (the “Maximum Premium”) and (iii) if requested by Parent, the Company shall issue a broker of record letter acceptable to Parent permitting Parent’s insurance broker to negotiate and place such “tail” or “runoff” insurance of comparable coverage, Parent shall have the right to negotiate such coverage and the Company shall reasonably cooperate therewith. In the event any future annual premiums for the Existing D&O Policy (or any substitute policies) exceed the Maximum Premium, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing D&O Policy (or any substitute or “tail” policies) to the amount of coverage that can be obtained for a premium equal to the Maximum Premium. Notwithstanding the foregoing, if the Company in its sole discretion elects, by giving written notice to Parent at least two (2) Business Days prior to the Effective Time, in lieu of the foregoing insurance, the Company may purchase a comparable “tail” or “runoff” extension to the Existing D&O Policy for a period of six (6) years after the Effective Time for a premium not to exceed the Maximum Premium.

(c) This Section 5.13 shall survive the consummation of the Merger, is intended to benefit each of the Indemnified Parties, shall be binding on all successors and assigns of the Surviving Corporation and Parent and shall be enforceable by each Indemnified Party and his or her heirs and representatives, and may not be amended, altered or repealed after the Effective Time without the prior written consent of the affected Indemnified Party (provided that any amendment, alteration or repeal prior the Effective Time shall be governed by Section 7.4). If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 5.13 that is denied by Parent and/or the Company or the Surviving Corporation, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement of expenses, then Parent, the Company or the Surviving Corporation shall pay the Indemnified Party’s costs and expenses, including reasonable legal fees and expenses, incurred by the Indemnified Party in connection with pursuing his or her claims to the fullest extent permitted by law.

(d) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume and succeed to the obligations set forth in this Section 5.13.

5.15. Section 16 Matters. The Company shall take all such steps as may be required (to the extent permitted under Applicable Legal Requirements) to cause any disposition of Company Capital Stock (including derivative securities with respect to Company Capital Stock) resulting from the transactions contemplated by this Agreement by each Company Insider to be exempt under Rule 16b-3 promulgated under the Exchange Act. “Company Insiders” means those individuals who are subject to the reporting requirement of Section 16(a) of the Exchange Act with respect to the Company.

5.16. Takeover Statutes. The Company and the Company Board shall (i) take all actions necessary to ensure that no takeover statute or similar statute or regulation is or becomes applicable to this Agreement and the Transactions and (ii) if any takeover statute or similar statute or regulation becomes applicable to this Agreement or any Transactions, take all action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other Transactions.

5.17. Director and Officer Resignations. At the request of Parent, the Company shall use commercially reasonable efforts to obtain a written letter of resignation from each of the directors and officers of the Company and from each of the directors and officers of each of the Company’s Subsidiaries that will be effective as of immediately prior to the Effective Time.

5.18. Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part in accordance with Applicable Legal Requirements to cause (i) the delisting of the Company Common Stock from the Nasdaq Global Select Market as promptly as practicable after the Effective Time and (ii) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

5.19. Transaction Litigation. Prior to the Effective Time, the Company shall promptly notify Parent (including providing copies of all pleadings with respect thereto) of all Legal Proceedings against the Company or any of its Subsidiaries or Affiliates or directors or otherwise relating to, involving or affecting the Company or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other transaction contemplated by this Agreement (“Transaction Litigation”). The Company shall keep Parent reasonably informed with respect to the status thereof. The Company will give Parent the opportunity to participate in the defense, prosecution or settlement of, any Transaction Litigation against the Company or any of its Transaction Litigation and consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation and will consider in good faith Parent’s advice with respect to such Transaction Litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing; provided that Parent’s consent in this clause shall not be required if the settlement involves (I) solely (x) the payment of an aggregate amount not to exceed the amount set forth in Schedule 5.19 of the Company Disclosure Letter and (y) supplemental disclosure (provided that Parent shall be given reasonable opportunity to review and comment on any supplemental disclosure and the Company shall consider in good faith any changes thereto proposed by Parent), (II) no admission of wrongdoing or liability, (III) no injunctive or similar relief, (IV) a complete and unconditional release by the named plaintiffs of all defendants in respect of all disclosure claims then pending relating to this Agreement, the Merger or the other Transactions and (V) the withdrawal or dismissal of all claims and actions then pending relating to this Agreement, the Merger or the other Transactions.

5.20. Convertible Notes; Capped Calls.

(a) Notwithstanding anything to the contrary in this Agreement but subject to Section 5.20(c), at or prior to the Effective Time, the Company (i) shall give any notices and take all other actions necessary in accordance with the terms of the Convertible Notes Indentures, which actions shall include, without limitation, the Company (or its Subsidiaries) (A) giving any notices that may be required in connection with the Merger and the other transactions contemplated by this Agreement, (B) preparing any supplemental indentures required in connection with the Merger and the other transactions contemplated by this Agreement and the consummation thereof to be executed and delivered to the Trustee at or prior to the Effective Time, in form and substance reasonably satisfactory to the Trustee and Parent and (C) delivering any opinions of counsel required to be delivered prior to the Effective Time and any officer’s certificates or other documents or instruments, as may be necessary to comply with all of the terms and conditions of the Convertible Notes Indentures in connection with the Merger and the other transactions contemplated by this Agreement; provided that opinions of counsel required by the Convertible Notes Indentures, as may be necessary to comply with all of the terms and conditions of the Convertible Notes Indentures in connection with the Merger and the other transactions contemplated by this Agreement shall be delivered by Parent and its counsel to the extent required to be delivered after the Effective Time and (ii) may take any actions as may be permitted or contemplated under the terms of the Convertible Notes Indentures, including electing any “Settlement Method” (as defined in the Convertible Notes Indentures) for and settling any conversions of any Convertible Notes.

(b) The Company shall provide Parent and its counsel reasonable opportunity to review and comment on any notices, certificates, press releases, supplemental indentures, legal opinions, officers’ certificates or other documents or instruments required to be delivered pursuant to or in connection with any Convertible Notes or the Convertible Notes Indentures prior to the dispatch or making thereof, and the Company shall respond as promptly as reasonably practicable to any reasonable questions from, and reflect any reasonable comments made by, Parent or its counsel with respect thereto prior to the dispatch or making thereof.

(c) Prior to the Effective Time, the Company shall not amend, modify, supplement or terminate any Convertible Notes Indenture without the prior written consent of the Parent.

(d) In connection with the Merger and the other transactions contemplated by this Agreement, in the event that Parent desires to consummate a repurchase offer, redemption or similar transaction, in each case in Parent’s sole discretion, with respect to any or all of the Convertible Notes (any such transaction, a “Repurchase Transaction”), each of the Company, Parent and Merger Sub shall use their respective reasonable best efforts to, and will use their respective reasonable best efforts to cause their respective Subsidiaries and Representatives (and, in the case of the Company, the Trustee) to, cooperate with one another in good faith to permit such Repurchase Transaction to be effected on such terms, conditions and timing as reasonably requested by Parent, including if so requested by Parent, causing such Repurchase Transaction to be consummated substantially concurrently with, but not prior to, the Closing, and the Company shall prepare any documentation related thereto in form and substance reasonably satisfactory to Parent; it being understood that in no event shall the Company be required to prepare or commence any documentation for any Repurchase Transaction that will result in such Repurchase Transaction being effective prior to the Effective Time or incur any other cost or expense in connection with such Repurchase Transaction unless Parent agrees to reimburse the Company for all costs and expenses incurred by the Company in connection therewith.

(e) The Company agrees to use its commercially reasonable efforts to cooperate with Parent to enter into arrangements with the Capped Call Counterparties to cause the Capped Call Transactions to be exercised, settled, cancelled or otherwise terminated as of the Closing Date, and to enter into any documentation required to effect such termination. The Company shall as promptly as reasonably practicable provide Parent with any notices or other written communication received from any Capped Call Counterparty with respect to the Capped Call Transactions. The Company shall use reasonable efforts to keep Parent informed of all such discussions and negotiations and shall give Parent reasonable opportunity to participate (or have its counsel participate) in any such discussions and negotiations. The Company shall provide Parent and its counsel reasonable opportunity to review and comment on any written response to any written notice or other document received from any Capped Call Counterparty with respect to the Capped Call Transactions prior to making any such response, and the Company shall respond as promptly as reasonably practicable to any reasonable questions from, and reflect any reasonable comments made by, Parent or its counsel with respect thereto prior to making any such response.

(f) The Company will not, and will cause its Representatives not to, without Parent’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed: (i) agree to any amendments, modifications or other changes to the terms of the Capped Call Documentation or (ii) exercise any right it may have, or enter into any agreement, to terminate, or to trigger an early settlement of, any of the Capped Call Transactions (including as to the form of consideration of any amount payable in respect of any such early settlement) other than, for the avoidance of doubt, in connection with any early conversions of any Convertible Notes. Nothing in this Section 5.19 shall require the Company to (A) other than as required under the Capped Call Transaction, pay any fees, incur or reimburse any costs or expenses, or make any payment in connection with any Capped Call Transactions prior to the occurrence of the Closing, (B) enter into or effect any settlement, termination, instrument or agreement, or agree to any settlement, termination, or any other change or modification to any instrument or agreement, that is effective prior to the occurrence of the Closing or (C) refrain from delivering, or delay the delivery of, any notice required by the terms of the Capped Call Documentation (it being understood that the Company will provide Parent and its counsel with a reasonable opportunity to review and comment on such notice as provided in Section 5.19(c)).

ARTICLE VI

CONDITIONS TO THE MERGER

6.1. Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party hereto to consummate the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto (it being understood that each such condition is solely for the benefit of the parties hereto and may be waived in writing by their mutual agreement without notice, liability or obligation to any Person):

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Governmental Approvals. All applicable waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act and any other Antitrust Law or Foreign Investment Law in the jurisdictions set forth on Schedule 6.1(b) of the Company Disclosure Letter shall have expired or otherwise been terminated, or all requisite clearances, consents and approvals pursuant thereto shall have been obtained.

(c) No Orders; Illegality. No Order issued by any Governmental Entity of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect and no Applicable Legal Requirement shall have been enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger, in each case, in the United States or in any other jurisdictions set forth on Schedule 6.1(b) of the Company Disclosure Letter.

6.2. Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by the Company (it being understood that each such condition is solely for the benefit of the Company and may be waived in writing by the Company in its sole discretion without notice, liability or obligation to any Person):

(a) Representations and Warranties. (i) The representations and warranties of Parent in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Parent Material Adverse Effect or any similar standard or qualification, shall be true and correct on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), except where the circumstances causing the failure of such representations or warranties to be true and correct have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate to such effect signed on behalf of Parent by a duly authorized officer of Parent.

(b) Covenants and Agreements. Parent and Merger Sub shall have performed and complied in all material respects with all covenants and other agreements in this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing. The Company shall have a received a certificate to such effect signed on behalf of Parent and Merger Sub by a duly authorized officer of Parent and Merger Sub.

6.3. Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Parent (it being understood that each such condition is solely for the benefit of Parent and may be waived by Parent in its sole discretion without notice, liability or obligation to any Person):

(a) Representations and Warranties. (i) The representations and warranties of the Company in Section 2.5(ii) shall be true and correct in all respects on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date, (ii) the representations and warranties of the Company in Section 2.2(a) shall be true and correct in all respects on and as of the Agreement Date and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date) except for inaccuracies that do not have more than a de minimis effect (including more than a de minimis impact on the merger consideration payable hereunder), (iii) the representations and warranties of the Company in the first sentence of Section 2.1(a), Section 2.3(a), Section 2.3(d), the first sentence of Section 2.16 and Section 2.20 shall be true and correct in all material respects on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date) and (iv) all other representations and warranties of the Company in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true and correct on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), except where the circumstances causing the failure of such representations or warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company.

(b) Covenants and Agreements. The Company shall have performed and complied in all material respects with all covenants and other agreements in this Agreement required to be performed and complied with by it at or prior to the Closing. Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company.

(c) No Material Adverse Effect. Since the Agreement Date, there shall not have occurred any Material Adverse Effect that is continuing.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1. Termination. At any time prior to the Effective Time, this Agreement may be terminated whether prior to or after receipt of the Company Stockholder Approval (except as provided herein) only as follows (it being understood that this Agreement may not be terminated for any other reason or on any other basis):

(a) by mutual written agreement of the Company and Parent;

(b) by either Parent or the Company, if the Closing shall not have occurred on or before 11:59 p.m. (Pacific time) on March 20, 2025 (the “End Date”); provided that in no event shall a party be permitted to terminate this Agreement pursuant to this Section 7.1(b) if the failure to consummate the Merger by the End Date is principally caused by the material breach by such party of this Agreement;

(c) by either Parent or the Company, if (i) a Governmental Entity of competent jurisdiction in the jurisdictions set forth on Schedule 6.1(b) of the Company Disclosure Schedules shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order or other action is final and non-appealable or (ii) any statute, rule, regulation or Order shall have been enacted, entered, enforced or deemed applicable to the Merger in the jurisdictions set forth on Schedule 6.1(b) of the Company Disclosure Schedules, in any case having the effect of restraining, enjoining or otherwise prohibiting the Merger; provided that in no event shall a party be permitted to terminate this Agreement pursuant to this Section 7.1(c) if the failure to consummate the Merger is principally caused by the material breach by such party of this Agreement;

(d) by either Parent or the Company, if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Company Stockholder Meeting or at any adjournment or postponement thereof;

(e) by the Company, if Parent breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in this Agreement such that any condition set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as a result of such breach or failure to perform; provided that (i) if such breach is curable within thirty (30) days (but not later than the End Date) by Parent, then the Company may not terminate this Agreement pursuant to this Section 7.1(e) for thirty (30) days (or until the End Date) after delivery of written notice from the Company to Parent of such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(e) if such breach or inaccuracy is cured during such period) and (ii) the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(e) if the Company itself is in breach or has failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, and which breach or failure to perform would result in the failure of any condition set forth in Section 6.3(a) or Section 6.3(b);

(f) by Parent, if the Company breaches or fails to perform any of its representations, warranties, covenants or agreement set forth in this Agreement such that any condition set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as a result of such breach or failure to perform; provided that (i) if such breach or failure to perform is curable within thirty (30) days (but not later than the End Date) by the Company, then Parent may not terminate this Agreement pursuant to this Section 7.1(f) for thirty (30) days (or until the End Date) after delivery of written notice from Parent to the Company of such breach or failure to perform (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(f) if such breach or failure to perform is cured during such period) and (ii) Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(f) if Parent itself is in breach or has failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement and which breach or failure to perform would result in the failure of any condition set forth in Section 6.2(a) or Section 6.2(b);

(g) by Parent, at any time prior to receiving the Company Stockholder Approval, if a Triggering Event shall have occurred; or

(h) by the Company, at any time prior to receiving the Company Stockholder Approval, if the Company Board has determined to enter into a definitive agreement to accept a Superior Proposal pursuant to Section 5.3(d); provided that the Company may terminate this Agreement pursuant to this Section 7.1(h) only if the Company: (i) has complied in all material respects with Section 5.3, (ii) concurrently enters into a definitive agreement pursuant to which such Superior Proposal is to be effected and (iii) has paid, or concurrently pays, to Parent all amounts due pursuant to Section 7.3(b) in accordance with the terms specified therein.

A “Triggering Event” shall be deemed to have occurred if: (A) a Change of Recommendation shall have been effected or occurred for any reason, (B) the Company shall have failed to convene or hold the Company Stockholder Meeting in accordance with Section 5.2, (C) the Company shall have breached any of the provisions of Section 5.2 or Section 5.3 in any material respect, (D) the Company Board fails to reaffirm the Company Board Recommendation within ten (10) Business Days after Parent requests in writing that such recommendation be reaffirmed in response to an Acquisition Proposal or material modification to an Acquisition Proposal that has been publicly announced or otherwise becomes publicly known (or if such request is delivered less than ten (10) Business Days prior to the Company Stockholder Meeting, no later than one Business Day after Parent so requests; provided that if such Acquisition Proposal is subsequently modified within such period, then the Company Board shall be required to reaffirm such recommendation no later than one (1) Business Day prior to the Company Stockholder Meeting), (E) the Company Board or the Company shall resolve or agree to do any of the foregoing or (F) a tender or exchange offer relating to securities of the Company shall have been commenced by a Person unaffiliated with Parent and the Company fails to send to its stockholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company unconditionally recommends rejection of such tender or exchange offer (the “Rejection Recommendation”) and reaffirms the Company Board Recommendation or fails to reaffirm the Rejection Recommendation in any press release published by the Company (or by any of its Affiliates or Company Representatives) or in any Schedule 14D-9 filed by the Company with the SEC, in each case relating to such tender offer or exchange offer, at any time after the foregoing ten (10) Business Day period.

7.2. Manner of Termination; Effect of Termination.

(a) Manner of Termination. The party terminating this Agreement pursuant to Section 7.1 (other than pursuant to Section 7.1(a)) must deliver prompt written notice thereof to the other parties setting forth in reasonable detail the provision of Section 7.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.

(b) Effect of Termination. In the event of any proper and valid termination of this Agreement as provided in Section 7.1 and this Section 7.2, this Agreement shall immediately upon the delivery of written notice thereof become void and of no further force or effect and there shall be no liability on the part of Parent or the Company or their respective affiliates or their respective Representatives; provided that (x) Section 5.5(a) (Confidentiality), this Section 7.2(b) (Effect of Termination), Section 7.3 (Expenses and Termination Fees) and Article VIII (General Provisions) shall remain in full force and effect and survive any termination of this Agreement and (y) nothing herein shall relieve any party hereto from liability in connection with any fraud or willful breach with respect to any of such party’s representations, warranties, covenants or other agreements set forth in this Agreement. For purposes of this Agreement, “willful breach” means a material breach that is a consequence of an act taken by the breaching party, or the failure by the breaching party to take an act it is required to take under this Agreement, in each case with actual knowledge that the taking of, or the failure to take, such act would, or would be reasonably expected to, cause a breach of this Agreement. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any party pursuant to the Confidentiality Agreement, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

7.3. Expenses and Termination Fees.

(a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees and expenses whether or not the Merger is consummated.

(b) Company Termination Fee. The Company shall pay to Parent a cash amount equal to $1,000,000,000 (the “Company Termination Fee”) in the event that this Agreement is terminated: (i) pursuant to Section 7.1(g), (ii) pursuant to Section 7.1(h) or (iii) pursuant to either Section 7.1(b) (prior to the Company receiving the Company Stockholder Approval) or Section 7.1(d) or Section 7.1(f) and, in the case of this clause (iii), (A) prior to such termination, either an Acquisition Proposal with respect to the Company was publicly disclosed and not publicly withdrawn (or, in the case of Section 7.1(b), an Acquisition Proposal shall otherwise exist and shall not have been withdrawn) and (B) within 12 months of the termination of this Agreement, either an Acquisition Transaction with respect to the Company is consummated or the Company enters into a definitive agreement providing for an Acquisition Transaction. The Company shall pay to Parent the Company Termination Fee by wire transfer of immediately available funds to an account designated by Parent promptly but in no event later than: (x) for a termination described in clause (i), within one (1) Business Day after the date of such termination, (y) for a termination described in clause (ii), prior to or concurrently with such termination or (z) for a termination described in clause (iii), within one (1) Business Day after the earlier of the consummation of such Acquisition Transaction or the entry into such definitive agreement providing for an Acquisition Transaction. For purposes of this Section 7.3(b), all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

(c) The Company acknowledges that (i) the agreements contained in Section 7.3(b) are an integral part of the Transactions, (ii) the amount of, and the basis for payment of, the fees and expenses described therein is reasonable and appropriate in all respects and (iii) without this agreement, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the Company Termination Fee due pursuant to Section 7.3(b), and, in order to obtain such payment, Parent commences a Legal Proceeding that results in a judgment for the amount set forth in Section 7.3(b) or any portion thereof, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Legal Proceeding, together with interest on the amount set forth in Section 7.3(b) or portion thereof at the prime rate of Bank of America, N.A. in effect from time to time, or a lesser rate that is the maximum rate permitted by Applicable Legal Requirements, from the date such payment was required to be made hereunder through the date that such payment or portion thereof is actually received. Payment of the fees and expenses described in Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement. All payments due to Parent under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated by Parent.

(d) Parent Termination Fee. Parent shall pay to the Company a cash amount equal to $1,478,000,000 (the “Parent Termination Fee”) in the event that this Agreement is terminated: (i) pursuant to Section 7.1(c) due to an Order or any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, arising solely in connection with any applicable Antitrust Law in the jurisdictions set forth on Schedule 6.1(b) of the Company Disclosure Schedules or (ii) pursuant to Section 7.1(b) and all conditions to this Agreement are satisfied (other than conditions that by their terms are to be satisfied at the Closing) or waived (where permissible pursuant to Applicable Legal Requirements), other than those conditions set forth in Section 6.1(b) and Section 6.1(c) (solely in connection with any applicable Antitrust Law in the jurisdictions set forth on Schedule 6.1(b) of the Company Disclosure Schedules), then Parent shall pay to the Company the Parent Termination Fee by wire transfer of immediately available funds to an account designated by the Company promptly but in no event later than one (1) Business Day after the date of such termination.

(e) Parent acknowledges that (i) the agreements contained in Section 7.3(d) are an integral part of the Transactions, (ii) the amount of, and the basis for payment of, the fees and expenses described therein is reasonable and appropriate in all respects and (iii) without this agreement, the Company would not enter into this Agreement. Accordingly, if Parent fails to pay in a timely manner the Parent Termination Fee due pursuant to Section 7.3(d), and, in order to obtain such payment, the Company commences a Legal Proceeding that results in a judgment for the amount set forth in Section 7.3(d) or any portion thereof, Parent shall pay to the Company its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Legal Proceeding, together with interest on the amount set forth in Section 7.3(d) or portion thereof at the prime rate of Bank of America, N.A. in effect from time to time, or a lesser rate that is the maximum rate permitted by Applicable Legal Requirements, from the date such payment was required to be made hereunder through the date that such payment or portion thereof is actually received. Payment of the fees and expenses described in Section 7.3(d) shall not be in lieu of damages incurred in the event of breach of this Agreement. All payments due to the Company under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated by the Company.

(f) The parties hereto acknowledge and agree that in no event shall the Company or Parent be required to pay the Company Termination Fee or the Parent Termination Fee, as applicable, on more than one occasion, whether or not the Company Termination Fee or the Parent Termination Fee, as applicable, may be payable under more than one provision of this Agreement at the same or at different time and the occurrence of different events.

7.4. Amendment. Subject to Applicable Legal Requirements and the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time pursuant to an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof)); provided that, after the Company Stockholder Approval has been obtained, no such amendment shall be made to the extent that Applicable Legal Requirements would require further approval by the Company’s stockholders without such further stockholder approval.

7.5. Extension; Waiver. At any time prior to the Effective Time, any party hereto may, subject to Applicable Legal Requirements and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The agreement of Parent to any extension or waiver shall be deemed to be the agreement of Merger Sub to such extension or waiver. No delay in exercising any rights under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision of this Agreement.

ARTICLE VIII

GENERAL PROVISIONS

8.1. Non-Survival of Representations and Warranties. If the Merger is consummated, the representations and warranties of Parent, Merger Sub and the Company contained in this Agreement, the Company Disclosure Letter (including any exhibit, schedule or annex to the Company Disclosure Letter) and the other agreements, certificates and documents contemplated by this Agreement shall expire and be of no further force or effect as of the Effective Time, and only such covenants and agreements of Parent and the Company in this Agreement and the other agreements, certificates and documents contemplated by this Agreement that by their terms survive the Effective Time shall survive the Effective Time.

8.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on (i) the date of delivery, if delivered personally, by commercial delivery service or mailed by registered or certified mail (return receipt requested) or (ii) on the date of confirmation of delivery (or the next Business Day, if the date of confirmation of delivery is not a Business Day), if sent via e-mail (which email shall state that it is a notice delivered pursuant to this Section 8.2), to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Merger Sub, to:

Cisco Systems, Inc.

170 West Tasman Drive

San Jose, CA 95134

Attention: General Counsel

Telephone No.: (408) 526-4000

Email: corpdevnotice@cisco.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Alan M. Klein

 Anthony F. Vernace

Telephone No.: (212) 455-2000

Email: aklein@stblaw.com

avernace@stblaw.com

and

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, CA 94304

Attention: Frederick W.P. de Albuquerque

Telephone No.: (650) 251-5000

Email: fred.dealbuquerque@stblaw.com

(b) if to the Company, to:

Splunk Inc.

270 Brannan Street

San Francisco, CA 94107

Attention: Scott Morgan

Telephone No.: (415) 848-8400

Email: smorgan@splunk.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Ave

Palo Alto, CA 94301

Attention: Mike Ringler

 Peter Jones

Telephone No.: (650) 470-4500

Email: mike.ringler@skadden.com

peter.jones@skadden.com

Any notice received at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day.

8.3. Interpretation.

(a) When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of, or an Exhibit to this Agreement unless otherwise indicated. When a reference is made to a Schedule, such reference shall be to a Schedule of the Company Disclosure Letter. Where a reference is made to an Applicable Legal Requirement, such reference is to such Applicable Legal Requirement as then in effect. Where a reference is made to a Contract or instrument such reference is to such Contract or instrument as then in effect. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “provide to” and “deliver to” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete paper or electronic copy of the information or material referred to has been delivered to the party to whom such information or material is to be provided. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively and (iii) the terms “hereof,” “herein,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement and (iv) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute as then in effect, and to the rules and regulations promulgated thereunder. References to “$” and “dollars” are to the currency of the United States. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.”

(c) Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the tenth decimal place.

8.4. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart. Any such counterpart, to the extent delivered by.pdf,.tif,.gif,.jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

8.5. Entire Agreement; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all schedules and exhibits attached hereto, and the Company Disclosure Letter, (i) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms and (ii) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder, except the Indemnified Parties as expressly set forth in Section 5.13.

8.6. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment or delegation without such prior written consent shall be null and void, except that Parent may make such assignment or delegation to any direct or indirect wholly-owned Subsidiary of Parent without the prior consent of any other party hereto; provided that Parent shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

8.7. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.8. Remedies Cumulative; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. The parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the Company, Parent and Merger Sub pursuant to this Agreement. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security

8.9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of laws, provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions and thereby, and hereby waive, and agree not to assert, as a defense in any Legal Proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such Legal Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Legal Proceeding shall be heard and determined in such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.2 or in such other manner as may be permitted by Applicable Legal Requirements, shall be valid and sufficient service thereof.

8.10. Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any Applicable Legal Requirement, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

8.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF. EACH PARTY ACKNOWLEDGES AND AGREES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) IT MAKES THIS WAIVER VOLUNTARILY; AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11.

[signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized.

CISCO SYSTEMS, INC.

By:	/s/ Derek Idemoto
Name:	Derek Idemoto
Title:	SVP, Corporate Development and Cisco Investments

SPIRIT MERGER CORP.

By:	/s/ Evan B. Sloves
Name:	Evan B. Sloves
Title:	President, Chief Executive Officer and Secretary

SPLUNK INC.

By:	/s/ Gary Steele
Name:	Gary Steele
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of September 20, 2023, by and among Cisco Systems, Inc., a Delaware corporation (“Parent”), each Person listed on Schedule A hereto (each, a “Stockholder”) and Splunk Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company, Parent and Spirit Merger Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent, upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement);

WHEREAS, each Stockholder beneficially owns the number of shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) set forth opposite such Stockholder’s name on Schedule A hereto (such shares of Company Common Stock, the “Existing Shares”); and

WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement and as an inducement and in consideration therefor, each Stockholder is entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

VOTING

Section 1.1 Voting. From and after the date of this Agreement until the date that is the earliest of the following to occur: (a) the consummation of the Merger (including the occurrence of the Effective Time), (b) the termination of the Merger Agreement in accordance with its terms, and (c) the entry without the prior written consent of the Stockholders into any amendment or modification of the Merger Agreement (as it exists on the date of this Agreement), or any written waiver of the Company’s rights under the Merger Agreement (as it exists on the date of this Agreement) made in connection with a request from Parent, in each case, which results in a decrease in, or change in the composition of, or otherwise adversely affects the consideration payable or that may be payable to holders of Company Common Stock in connection with the Merger (including by imposing any material restrictions or additional conditions on receipt of such consideration), or which extends the End Date (such earliest date, the “Expiration Date”), each Stockholder, in such Stockholder’s capacity as a stockholder of the Company, irrevocably and unconditionally hereby agrees, subject to Section 1.4 and Section 1.5, that at any meeting (whether annual or special and each adjourned or postponed meeting) of the Company’s stockholders, however called, or in connection with any written consent of the Company’s stockholders, each Stockholder will (i) appear at such meeting (in person or by proxy) or otherwise cause all of such Stockholder’s Existing Shares and any other shares of Company Common Stock over which it has acquired beneficial ownership after the date of this Agreement (including any shares of Company Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options or other rights to acquire Company Common Stock or the conversion of any convertible securities, the vesting of equity awards or otherwise) (collectively, the “New Shares,” and together with the Existing Shares, the “Shares”), which it, he or she owns as of the applicable record date, to be counted as present thereat for purposes of determining a quorum, and respond to each request by the Company for written consent, and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (A) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, (B) in favor of any proposal to adjourn or postpone such meeting of the Company’s stockholders to a later date if there are not sufficient votes to adopt the Merger Agreement, (C) against any action or proposal in favor of an Acquisition Proposal, without regard to the terms of such Acquisition Proposal, and (D) against any action, proposal, transaction or agreement that would reasonably be likely to prevent, materially impede or materially delay the Company’s or Parent’s ability to consummate the transactions contemplated by the Merger Agreement, including the Merger. Except as set forth in this Section 1.1, nothing in this Agreement shall limit the right of each Stockholder to vote (including by proxy or written consent, if applicable), in such Stockholder’s sole discretion, in favor of, against or abstain with respect to any other matters that are, at any time or from time to time, presented for consideration to the Company’s stockholders. Nothing in this Agreement shall require any of the Stockholders to vote in any manner with respect to any amendment or modification to the Merger Agreement (as it exists on the date of this Agreement) or any written waiver of the Company’s rights under the Merger Agreement (as it exists on the date of this Agreement) made in connection with a request from Parent, or the taking of any action that would reasonably be expected to result in the amendment, modification or waiver of a provision of the Merger Agreement, in any such case, in a manner that results in a decrease in, or change in the composition of, or otherwise adversely affects the consideration payable to holders of Company Common Stock in connection with the Merger (including by imposing any material restrictions or additional conditions on receipt of such consideration), or in a manner that extends the End Date.

Section 1.2 Restrictions on Transfers.

(a) Subject to Section 1.5, absent the prior written consent of Parent, not to be unreasonably withheld or conditioned, each Stockholder hereby agrees that, from the date of this Agreement until the earlier of (x) the Expiration Date and (y) the date on which the Company Stockholder Approval is obtained, such Stockholder shall not, directly or indirectly, sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise) (each, a “Transfer”), either voluntarily or involuntarily, or enter into any swap, contract, option or other arrangement or understanding providing for the Transfer of, any rights, including economic consequences, arising from any shares of Company Common Stock (whether New Shares or Existing Shares) or agree to do any of the foregoing, other than any Permitted Transfer to a Permitted Transferee, but only if prior (and as a condition) to the effectiveness of such Transfer:

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(i)

such Stockholder shall have given reasonable advance notice of such Transfer to Parent and the proposed form of written undertaking by the transferee to be bound by this Agreement and all obligations hereunder as if such transferee were a Stockholder and otherwise to become a party to this Agreement for all purposes hereunder, in each case, solely in respect of the Shares to be Transferred in accordance herewith;

(ii)	such form of undertaking shall be reasonably satisfactory in all material respects to Parent; and

(iii)

the transferee shall have executed and delivered, for the benefit of Parent, such undertaking to be bound by this Agreement and all obligations hereunder as if such transferee were such Stockholder and otherwise to become a party to this Agreement for all purposes hereunder, in each case, solely in respect of the Shares to be Transferred in accordance herewith.

(b) Notwithstanding anything to the contrary set forth in this Section 1.2, a Transfer shall not include any ordinary course Transfers by limited partners of any equity interests of any investment funds advised by Hellman & Friedman Advisors, LLC (each such fund, “H&F”) not formed for the sole purposes of holding the shares of Company Common Stock, in and of themselves, so long as any such Transfer does not have any adverse effect on the ability of the applicable Stockholder to perform its obligations under this Agreement on the terms set forth herein.

(c) For the avoidance of doubt, (i) no provision in this Agreement shall restrict a Stockholder from effecting any Transfer of Shares following the date on which the Company Stockholder Approval is obtained, and any Shares so Transferred to any person other than a Stockholder shall no longer constitute Shares subject to the provisions hereof and (ii) in no event shall the filing or effectiveness of a Registration Statement with respect to the Shares in and of itself be deemed a Transfer in violation of this Agreement.

(d) As used in this Agreement, “Permitted Transfer” shall mean, in each case, with respect to each Stockholder, any Transfer of Shares by such Stockholder (i) to another Stockholder, (ii) if the Stockholder is a natural person (A) to any member of such Stockholder’s immediate family, (B) to a trust whose sole beneficiaries are such Stockholder and/or members of such Stockholder’s immediate family, or (C) upon the death of such Stockholder, or (iii) to an Affiliate of such Stockholder (as applicable, each, a “Permitted Transferee”).

(e) Any Transfer or attempted Transfer of any Shares in violation of this Section 1.2 shall, to the fullest extent permissible under Applicable Legal Requirements, be null and void ab initio. If any involuntary Transfer of any of such Stockholder’s Shares shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement.

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(f) Nothing in this Agreement is intended to waive compliance with, or condone non-compliance with, any transfer restrictions arising under applicable securities Laws or the provisions of any Contracts between any Stockholder and the Company.

Section 1.3 Inconsistent Agreements. Each Stockholder hereby covenants and agrees that, except for this Agreement, such Stockholder shall not, at any time prior to the Expiration Date, (a) enter into any voting agreement or voting trust with respect to the Shares that is inconsistent with this Agreement, (b) grant any proxy, consent or power of attorney with respect to any Shares that is inconsistent with this Agreement or (c) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent such Stockholder from satisfying such Stockholder’s obligations pursuant to this Agreement.

Section 1.4 No Obligation to Exercise Rights or Options. Nothing contained in this Article I shall require any Stockholder (or shall entitle any proxy of such Stockholder) to convert, exercise or exchange any option, convertible securities or other rights in order to obtain any underlying New Shares.

Section 1.5 Margin Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement, including the restrictions on Transfer set forth in Section 1.2 hereof, shall restrict or apply to Transfers of Shares (a) pursuant to any existing or hereafter granted pledge to one or more lenders under the Margin Agreement or any of the Security Agreements (in each case, as defined below), or a collateral agent on behalf thereof, including, without limitation, in connection with any amendment to the Margin Agreement (whether to increase the aggregate amount of borrowings thereunder or otherwise), or (b) pursuant to a foreclosure or exercise of remedies (or transfer in lieu of foreclosure) by any such lender or any collateral agent, in each case, acting on its behalf, including, without limitation, any Transfers of Shares by such lender or collateral agent. For the avoidance of doubt, any exercise of any lender’s rights and/or remedies under the Margin Agreement or any of the Security Agreements and any Transfer of Shares following any exercise of such remedies shall not be limited or restricted by any provision of this Agreement and no transferee of any Shares in connection therewith shall be required to be bound by this Agreement in any respect. As used herein, “Margin Agreement” means that certain margin loan agreement entered into by certain Stockholders and described in Amendment No. 1, filed on April 4, 2022, to the Schedule 13D originally filed by certain Stockholders on March 4, 2022, relating to the Shares described therein, as amended, restated, supplemented or otherwise modified from time to time and “Security Agreements” means the accompanying pledge, security and other collateral agreements to the Margin Agreement, including any pledge and Security Agreements entered into after the date hereof.

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ARTICLE II

NO SOLICITATION

Section 2.1 No Solicitation.

(a) Prior to the Expiration Date, each Stockholder (in such Stockholder’s capacity as a stockholder of the Company) shall not, and shall direct its other Representatives to the extent acting on such Stockholder’s behalf or at such Stockholder’s direction not to, directly or indirectly, take any action that would violate Section 5.3 of the Merger Agreement if such Stockholder were deemed to be the Company for purposes of Section 5.3 of the Merger Agreement, it being understood that each Stockholder (and its Representatives) shall be entitled to take any action that the Company (i) is permitted to take or (ii) would be permitted to take, in each case, in accordance with Section 5.3 of the Merger Agreement.

(b) For purposes of this Agreement, the term “Affiliate” shall have the meaning assigned to it in the Merger Agreement, but, for the avoidance of doubt, for purposes of this Agreement, none of the Company, any of its Subsidiaries, Parent and Merger Sub shall be deemed to be an Affiliate of any of the Stockholders. Further, for purposes of this Section 2.1, the term “Affiliate” shall not include (i) any portfolio company of H&F or any of its affiliated investment funds, (ii) any limited partner of H&F or any of its affiliated investment funds or (iii) any affiliated investment fund of H&F that is not a Stockholder or a direct or indirect investor in any Stockholder.

Section 2.2 Capacity. Each Stockholder is signing this Agreement solely in such Stockholder’s capacity as a stockholder of the Company and nothing contained herein shall in any way limit or affect any current or future director, board observer or officer of the Company, who is a Stockholder or may be affiliated or associated with any Stockholder or any Stockholder’s Affiliates, from exercising his or her fiduciary duties as a director, board observer or officer of the Company or from otherwise taking any action or inaction in his or her capacity as a director, board observer and/or officer of the Company, and no such exercise of fiduciary duties or action or inaction taken in such capacity as a director, board observer or officer shall be deemed to constitute a breach of this Agreement. Nothing in this Section 2.2 is intended to limit the obligations and agreements of the Company, or the rights and remedies of Parent and Merger Sub, under the Merger Agreement.

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ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 3.1 Representations and Warranties of each Stockholder. Each Stockholder represents and warrants to Parent as follows as of the date of this Agreement: (a) if applicable, such Stockholder is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Applicable Legal Requirements of the jurisdiction of its organization, (b) such Stockholder has full legal right and capacity to execute and deliver this Agreement, to perform Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby, (c) (i) this Agreement has been duly executed and delivered by such Stockholder and (ii) if such Stockholder is an entity, the execution, delivery and performance of this Agreement by such Stockholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary actions on the part of such Stockholder and no other company or other legal entity actions or proceedings on the part of such Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, (d) this Agreement constitutes the valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (ii) is subject to general principles of equity, (e) the execution and delivery of this Agreement by such Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Applicable Legal Requirements or agreement binding upon such Stockholder or the Existing Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, except in each case for filings with the SEC by such Stockholder or as would not impact such Stockholder’s ability to perform or comply with such Stockholder’s obligations under this Agreement in any material respect, (f) as of the date of this Agreement, such Stockholder is the record owner of or beneficially owns (as such term is used in Rule 13d-3 of the Exchange Act) the Existing Shares and does not beneficially own any other shares of Company Common Stock or other securities of the Company or rights to purchase or acquire any such securities, (g) as of the date of this Agreement, such Stockholder beneficially owns, and has good and valid title to, the Existing Shares free and clear of any proxy, voting restriction, adverse claim or other Encumbrance (other than any restrictions created by this Agreement, under the Margin Agreement or the Security Agreements, under applicable federal or state securities laws or pursuant to any written policies of the Company with respect to the trading of securities in connection with insider trading restrictions (collectively, “Permitted Liens”)) and, subject to the Permitted Liens, has sole voting power with respect to the Existing Shares and sole power of disposition with respect to all of the Existing Shares, and, subject to the Permitted Liens, no Person other than such Stockholder has any right to direct or approve the voting or disposition of any of the Existing Shares; provided that each Stockholder may be deemed to share voting power and the power of disposition over such Stockholder’s Existing Shares with other Stockholders and (h) there is no Legal Proceeding pending against, or, to the knowledge of such Stockholder, threatened against or affecting, such Stockholder that would reasonably be expected to prevent, impair, materially delay or materially adversely affect the ability of such Stockholder to perform such Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis. Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Stockholder contained herein.

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Section 3.2 Representations and Warranties of Parent. Parent represents and warrants to each Stockholder as follows: (a) Parent has full legal right and capacity to execute and deliver this Agreement, to perform Parent’s obligations hereunder and to consummate the transactions contemplated hereby, (b) this Agreement has been duly executed and delivered by Parent and the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby have been duly authorized by all necessary actions on the part of Parent and no other company actions or proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, (c) this Agreement constitutes the valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (ii) is subject to general principles of equity, and (d) the execution and delivery of this Agreement by Parent does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws or agreement binding upon Parent, nor require any authorization, consent or approval of, or filing with, any Governmental Authority, except in each case for filings with the Securities and Exchange Commission (the “SEC”) by Parent or as would not impact Parent’s ability to perform or comply with its obligations under this Agreement in any material respect.

Section 3.3 Representations and Warranties of the Company. The Company represents and warrants to each Stockholder as follows: (a) the Company has full legal right and capacity to execute and deliver this Agreement, to perform the Company’s obligations hereunder and to consummate the transactions contemplated hereby, (b) this Agreement has been duly executed and delivered by the Company and the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly authorized by all necessary actions on the part of the Company and no other company actions or proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, (c) this Agreement constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (ii) is subject to general principles of equity, and (d) the execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws or agreement binding upon the Company, nor require any authorization, consent or approval of, or filing with, any Governmental Authority, except in each case for filings with the SEC by the Company or as would not impact the Company’s ability to perform or comply with its obligations under this Agreement in any material respect.

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Section 3.4 Covenants. Each Stockholder hereby:

(a) irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Stockholder may have with respect to the Shares;

(b) agrees to promptly notify Parent in writing of any acquisition of New Shares by such Stockholder (including notice of the number of any New Shares acquired) after the date of this Agreement and prior to the Expiration Date and that any New Shares shall automatically be subject to the applicable terms of this Agreement as though owned by such Stockholder on the date of this Agreement; and

(c) agrees to permit Parent to publish and disclose, including in filings with the SEC and in the press release announcing the transactions contemplated by the Merger Agreement (the “Announcement Release”), this Agreement and the Stockholders’ identities and ownership of the Shares and the nature of the Stockholders’ commitments, arrangements and understandings under this Agreement, in each case, to the extent Parent reasonably determines that such information is required to be disclosed by Applicable Legal Requirements (or in the case of the Announcement Release, to the extent the information contained therein is consistent with other disclosures being made by Parent, the Company or the Stockholders); provided that Parent shall give each Stockholder and such Stockholder’s legal counsel a reasonable opportunity to review and comment on such publications or disclosures prior to being made public, except in the case of any information (including summaries thereof) included in such publications or disclosures that is already publicly available, including in such Parent’s, the Company’s and/or any Stockholder’s filings with the SEC.

ARTICLE IV

EFFECTIVENESS; TERMINATION

Section 4.1 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties unless and until (a) the Company Board has approved, for purposes of any anti-takeover Applicable Legal Requirements, and any applicable provision of the bylaws or certificate of incorporation of the Company (in each case, as amended, restated, modified or supplemented as of the date hereof), this Agreement and the transactions contemplated by the Merger Agreement and this Agreement, (b) the Merger Agreement is executed and delivered by all parties thereto, and (c) this Agreement is executed and delivered by all parties hereto.

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Section 4.2 Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, and be of no further force or effect on the earlier of the Expiration Date and the date on which, if any, the Company Board (or any committee thereof) makes a Change of Recommendation, and none of the Company, Parent, the Stockholders and their respective Affiliates shall have any rights, obligations or liabilities under this Agreement following such termination. Notwithstanding the preceding sentence, this Article IV and Article V (subject to Section 5.17) shall survive any termination of this Agreement and Section 3.4(a) shall survive the Expiration Date if it is triggered by the consummation of the Merger. Nothing in this Article IV or Section 5.2 shall relieve or otherwise limit any party of liability for any “willful breach” (as defined in the Merger Agreement) of this Agreement occurring prior to such termination or for Fraud. As used herein, “Fraud” means an actual and intentional fraud with respect to a representation or warranty in this Agreement that involves a knowing and intentional misrepresentation or omission.

ARTICLE V

MISCELLANEOUS

Section 5.1 Expenses. Each party shall bear its respective expenses, costs and fees (including attorneys’ fees, if any) incurred in connection with the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the Merger is consummated; provided that the Company shall reimburse the Stockholders for their reasonable and documented out-of-pocket costs and expenses (including, without limitation, legal fees) incurred by or on behalf of the Stockholders prior to the date hereof in connection with this Agreement and the matters contemplated hereby; provided, further, that the aggregate amount of such reimbursed costs and expenses shall not exceed $50,000.

Section 5.2 Obligations of the Stockholders; No Survival. Notwithstanding anything to the contrary in this Agreement, the representations, warranties, covenants and agreements of each Stockholder under this Agreement are several, and not joint and several, and in no event shall any Stockholder have any obligation or liability for any of the representations, warranties, covenants and agreements under this Agreement (or under any other agreement substantially in the form of this Agreement) of any other Stockholder or any other stockholder of the Company. Subject to the second and third sentences of Section 4.2, none of the representations, warranties, covenants and agreements made by the Company, the Stockholders or Parent in this Agreement shall survive the consummation of the Merger.

Section 5.3 No Ownership Interest. Except as specifically provided herein, (a) all rights, ownership and economic benefits of and relating to a Stockholder’s Shares shall remain vested in and belong to such Stockholder and (b) none of Parent or any of its Affiliates shall have any authority to exercise any power or authority to direct or control the voting or disposition of any Shares or direct such Stockholder in the performance of such Stockholder’s duties or responsibilities as a stockholder of the Company. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person, including Parent, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law.

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Section 5.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on (i) the date of delivery, if delivered personally, by commercial delivery service or mailed by registered or certified mail (return receipt requested), or (ii) on the date of confirmation of delivery (or the next Business Day, if the date of confirmation of delivery is not a Business Day), if sent via e-mail (which email shall state that it is a notice delivered pursuant to this Section 5.4), to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(a) if to any of the Stockholders, to him, her or it at:

Hellman & Friedman Advisors LLC

415 Mission Street, Suite 5700

San Francisco, CA 94105

Attention:   Arrie Park

Telephone No.: (415) 788-5111

Email:    apark@hf.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attention:   Richard J. Campbell, P.C.

Telephone No.: (312) 862-2000

Email:    richard.campbell@kirkland.com

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:  Daniel Wolf, P.C.

 Allison M. Wein, P.C.

Telephone No.: (212) 446-4800

Email:   daniel.wolf@kirkland.com

 allie.wein@kirkland.com

(b) if to Parent, to:

Cisco Systems, Inc.

170 West Tasman Drive

San Jose, CA 95134

Attention: General Counsel

Telephone No.: (408) 526-4000

Email:    corpdevnotice@cisco.com

with a copy (which shall not constitute notice) to:

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Simpson Thacher & Bartlett

425 Lexington Avenue

New York, NY 10017

Attention:  Alan M. Klein

  Anthony F. Vernace

Telephone No.: (212) 455-2000

Email:    aklein@stblaw.com

  avernace@stblaw.com

and

Simpson Thacher & Bartlett

2475 Hanover Street

Palo Alto, CA 94304

Attention:  Frederick W.P. de Albuquerque

Telephone No.: (650) 251-5000

Email:    fred.dealbuquerque@stblaw.com

(c) if to the Company, to:

Splunk Inc.

270 Brannan Street

San Francisco, CA 94107

Attention: Scott Morgan

Telephone No.: (415) 848-8400

Email:    smorgan@splunk.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Ave

Palo Alto, CA 94301

Attention:  Mike Ringler

  Peter P. Jones

Telephone No.: (650) 470-4500

Email:    mike.ringler@skadden.com

  Peter.jones@skadden.com

Any notice received at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day.

Section 5.5 Amendments; Waivers. Subject to Applicable Legal Requirements and the other provisions of this Agreement, this Agreement may be amended or waived pursuant to an instrument in writing signed (i) in the case of an amendment, by the Company, Parent and each Stockholder, and (ii) in the case of a waiver, by the party (or parties) against whom the waiver is to be effective. No delay in exercising any rights under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision of this Agreement.

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Section 5.6 Assignment. Except as contemplated by Section 1.2 or the provisions of Exhibit A hereto, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment or delegation without such prior written consent shall be null and void, except that Parent may make such assignment or delegation to any direct or indirect wholly-owned Subsidiary of Parent without the prior consent of any other party hereto. No assignment by any party hereto shall relieve such party hereto of any of its obligations hereunder. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

Section 5.7 No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

Section 5.8 Entire Agreement. This Agreement (including Schedule A hereto), and, to the extent referenced herein, the Merger Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

Section 5.9 No Third-Party Beneficiaries. This Agreement is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 5.10 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 5.11 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be adequate remedy, would occur in the event that any of the provisions of this Agreement were not

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performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches of this Agreement by any party hereto; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the parties pursuant to this Agreement, in each case on the basis that such party has an adequate remedy at Law or that any award of specific performance or other equitable remedy is not an appropriate remedy for any reason at Law or in equity. Any party seeking an injunction or injunctions to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

Section 5.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of laws, provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions and thereby, and hereby waive, and agree not to assert, as a defense in any Legal Proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such Legal Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Legal Proceeding shall be heard and determined in such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 5.4 or in such other manner as may be permitted by Applicable Legal Requirements, shall be valid and sufficient service thereof.

Section 5.13 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

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Section 5.14 Further Assurances. Parent, the Company and each Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Law, to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company shall provide any customary documentation reasonably requested by any lender under the Margin Agreement (including in connection with any upsize thereof) or similar financing agreement, including but not limited to, an issuer or similar agreement. For the avoidance of doubt, Parent acknowledges and agrees that nothing contained in this Agreement will require Stockholder to amend, modify, repay or terminate the Margin Agreement or any of the Security Agreements. Each Stockholder and its Affiliates may amend its Schedule 13D filed with the SEC to disclose this Agreement.

Section 5.15 Interpretation.

(a) When a reference is made in this Agreement to Articles, Sections, Schedules or Exhibits, such reference shall be to an Article or Section of, or a Schedule or Exhibit to this Agreement unless otherwise indicated. Where a reference is made to an Applicable Legal Requirement, such reference is to such Applicable Legal Requirement as then in effect. Where a reference is made to a Contract or instrument such reference is to such Contract or instrument as then in effect. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “provide to” and “deliver to” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete paper or electronic copy of the information or material referred to has been delivered to the party to whom such information or material is to be provided. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively and (iii) the terms “hereof,” “herein,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement and (iv) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute as then in effect, and to the rules and regulations promulgated thereunder. References to “$” and “dollars” are to the currency of the United States. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.”

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Section 5.16 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart.

Section 5.17 Registration Rights. The Company shall comply with, and the Stockholders shall be entitled to the benefits of, the provisions set forth in Exhibit A hereto governing and providing for, among other matters, registration rights with respect to the Shares. The Company shall not grant any registration rights that are superior to, inconsistent with or that in any way violate, conflict with, subordinate, or would prevent the Company from performing its obligations in respect of, the rights granted to the Stockholders pursuant to the provisions set forth in Exhibit A hereto. For the avoidance of doubt, notwithstanding anything herein to the contrary, (i) any rights set forth in Exhibit A are subject to the terms of this Agreement, including without limitation, Section 1.2, and (ii) this Section 5.17 and the provisions set forth in Exhibit A shall terminate automatically, without any notice or other action by any Person, and be of no further force or effect upon the Registration Termination Date (as defined in Exhibit A), which for the avoidance of doubt includes the Closing, other than Section 6 of Exhibit A.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

CISCO SYSTEMS, INC.

By:
Name:
Title:

[Signature Page to Voting and Support Agreement]

SPLUNK INC.

By:
Name:
Title:

[Signature Page to Voting and Support Agreement]

[STOCKHOLDER]

By:
Name:
Title:

[Signature Page to Voting and Support Agreement]

SCHEDULE A

Stockholder	Number of Shares of Company Common Stock

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EXHIBIT A

Registration Rights

Section 1. Definitions. As used in this Exhibit:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls or is controlled by or is under common control with such Person. Notwithstanding the foregoing, with respect to each holder of Registrable Securities (i) the Company and the Company’s Subsidiaries shall not be considered Affiliates of such holder or any of such holder’s Affiliates and (ii) for purposes of the definitions of “Beneficially Own”, “Registrable Securities”, no portfolio company of such holder of Registrable Securities or its Affiliates shall be deemed an Affiliate of such holder and its other Affiliates so long as such portfolio company has not been directed, encouraged, instructed, assisted or advised by, or coordinated with, such holder or any of its Affiliates in carrying out any act prohibited by this Agreement. As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Available” means, with respect to a Registration Statement, that such Registration Statement is effective and there is no stop order with respect thereto and such Registration Statement does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading such that such Registration Statement will be available for the resale of Registrable Securities.

“Beneficially Own”, “Beneficially Owned” or “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act, except that for purposes of this Agreement the words “within sixty days” in Rule 13d-3(d)(1)(i) shall not apply, to the effect that a person shall be deemed to be the Beneficial Owner of a security if that person has the right to acquire beneficial ownership of such security at any time.

“Blackout Period” means (i) the Company’s regular quarterly restricted trading period during which directors and executive officers of the Company are not permitted to trade under the insider trading policy of the Company then in effect and which is not longer than the regular quarterly restricted period that has been in effect historically consistent with past practice in all material respects and/or (ii) in the event that the Company determines in good faith that any registration or sale pursuant to any registration statement would reasonably be expected to materially adversely affect or materially interfere with any bona fide financing of the Company or any material transaction under consideration by the Company or would require disclosure of information that has not been, and is not otherwise required to be, disclosed to the public, the premature disclosure of which would adversely affect the Company in any material respect, a period of up to sixty (60) days; provided that a Blackout Period described in this clause (ii) may not be called by the Company more than twice in any period of twelve (12) consecutive months and may not be called by the Company in consecutive fiscal quarters.

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“Capital Stock” means, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity.

“Common Equity” of any Person means Capital Stock of such Person that is generally entitled (a) to vote in the election of directors of such Person or (b) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations of the SEC promulgated thereunder.

“Fundamental Change” shall be deemed to include any of the following:

(a) except in connection with transactions described in clause (b) below, a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company, its direct or indirect Wholly Owned Subsidiaries and the employee benefit plans of the Company and its Wholly Owned Subsidiaries, files a Schedule TO (or any successor schedule, form or report) or any schedule, form or report under the Exchange Act that discloses that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of Common Equity of the Company representing more than 50% of the voting power of the Common Equity of the Company, unless such beneficial ownership arises solely as a result of a revocable proxy delivered in response to a public proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act and is not also then reportable on Schedule 13D or Schedule 13G (or any successor schedule) under the Exchange Act regardless of whether such a filing has actually been made; provided that no person or group shall be deemed to be the beneficial owner of any securities tendered pursuant to a tender or exchange offer made by or on behalf of such “person” or “group” until such tendered securities are accepted for purchase or exchange under such offer;

(b) the consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than a change to par value, or from par value to no par value, or changes resulting from a subdivision or combination) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of the Company pursuant to which the Common Stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one or more of the Company’s direct or indirect Wholly Owned Subsidiaries; provided, however, that a transaction described in clause (A) or clause (B) in which the holders of all classes of the Company’s Common Equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions (relative to each other) as such ownership immediately prior to such transaction shall not be a Fundamental Change pursuant to this clause (b);

(c) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

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(d) the Common Stock ceases to be listed or quoted on any of The New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors);

provided, however, that a transaction or transactions described in clause (b) above shall not constitute a Fundamental Change, if at least 90% of the consideration received or to be received by the common stockholders of the Company, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions. If any transaction in which the Common Stock is replaced by the common stock or other Common Equity of another entity occurs, following completion of any related Make-Whole Fundamental Change Period (or, in the case of a transaction that would have been a Fundamental Change or a Make-Whole Fundamental Change but for the proviso immediately following clause (d) of this definition, following the effective date of such transaction), references to the Company in this definition shall instead be references to such other entity.

“Make-Whole Fundamental Change” means any transaction or event that constitutes a Fundamental Change (as defined above and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to the proviso in clause (b) of the definition thereof).

“Nasdaq” shall mean the NASDAQ Global Select Market.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, a joint venture, a joint stock company, a trust, an unincorporated organization or a government or an agency or a political subdivision thereof.

“Registration Expenses” means all expenses incurred by the Company, including all registration, listing and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Company, fees and expenses incurred by the Company in connection with complying with state securities or “blue sky” laws, fees of the Financial Industry Regulatory Authority, Inc., transfer taxes, and fees of transfer agents and registrars, but excluding any underwriting fees, discounts and selling commissions to the extent applicable to the Registrable Securities of the selling holders.

“Registrable Securities” means the Shares; provided that any Shares will cease to be Registrable Securities when such Shares have been sold or otherwise disposed of pursuant to an effective Registration Statement or in compliance with Rule 144, or such Shares cease to be outstanding.

“Registration Statement” means a registration statement of the Company that covers the resale of any Registrable Securities pursuant to the provisions of this Exhibit A, filed by, or to be filed by, the Company with the SEC under the rules and regulations promulgated under the Securities Act, including the related prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits, financial information and all other material incorporated by reference in such registration statement or prospectus.

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“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

“Underwritten Offering” shall mean a sale of Registrable Securities to an underwriter or underwriters for reoffering to the public, including in a block trade offered and sold through an underwriter or underwriters.

“Wholly Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person, except that, solely for purposes of this definition, the reference to “more than 50%” in the definition of “Subsidiary” shall be deemed replaced by a reference to “100%” (except for director qualifying shares or similar requirements).

“WKSI” means a “well known seasoned issuer” as defined under Rule 405.

Section 2. Registration Statement.

(a) As soon as practicable after the date hereof (and in no event later than the date that the definitive Proxy Statement has been filed with the SEC), the Company will prepare and file and use reasonable efforts to cause to be declared effective or otherwise become effective pursuant to the Securities Act (the “Registration Date”) a Registration Statement or post-effective amendment to an existing Registration Statement in order to provide for resales of Registrable Securities to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (the “Initial Registration Statement”). By the Registration Date, the Company shall prepare and file a supplemental listing application with the Nasdaq to list the Registrable Securities covered by the Initial Registration Statement and shall use its reasonable best efforts to have such Registrable Securities approved for listing on the Nasdaq, subject only to official notice of issuance. In addition, the Company will from time to time use reasonable efforts to file such additional Registration Statements to cover resales of any Registrable Securities that are not registered for resale pursuant to a the Initial Registration Statement and will use its reasonable efforts to cause such Registration Statement to be declared effective or otherwise to become effective under the Securities Act and will use its reasonable efforts to keep the Registration Statement continuously effective under the Securities Act at all times until the Registration Termination Date. Any Registration Statement filed pursuant to this Section 2 shall cover only Registrable Securities, shall be on Form S-3 (or a successor form) if the Company is eligible to use such form and shall be an automatically effective Registration Statement if the Company is a WKSI.

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(b) Subject to the provisions of Section 3, the Company will use its reasonable efforts to keep the initial Registration Statement (or any replacement Registration Statement) continuously effective until the earlier of (such earlier date, the “Registration Termination Date”): (i) the date on which all Registrable Securities covered by the Registration Statement have been sold thereunder in accordance with the plan and method of distribution disclosed in the prospectus included in the Registration Statement, (ii) there otherwise cease to be any Registrable Securities and (iii) if the Company consolidates or merges with or into any Person in a transaction that constitutes a Make-Whole Fundamental Change and the Company Common Stock is, in whole or in part, converted into or exchanged for securities of a different issuer and/or cash in a transaction that will constitute a Change in Control and the shares of Company Common Stock are delisted from Nasdaq.

(c) From and after the date hereof until the Registration Termination Date, the Company shall use its reasonable efforts to maintain eligibility to be able to file and use a Registration Statement on Form S-3 (or any successor form thereto). Notwithstanding anything herein to the contrary, during such period of time from and after the Registration Date that the Company ceases to be eligible to file or use a Registration Statement on Form S-3 (or any successor form thereto), upon the written request of any holder or holders of Registrable Securities, the Company shall use its reasonable efforts to file a Registration Statement on Form S-1 (or any successor form) under the Securities Act covering the Registrable Securities of the requesting party or parties, as applicable, and use reasonable efforts to cause such Registration Statement to be declared effective pursuant to the Securities Act as soon as reasonably practicable after filing thereof. Each such written request must specify the amount and intended manner of disposition of such Registrable Securities; provided, that the minimum amount of such Registrable Securities shall be $75,000,000. Any Registration Statement required to be filed pursuant to this Section 2(c) shall not be required to cover Registrable Securities to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. The obligations of the Company under this Section 2(c) shall not impact the obligations of the Company under Section 2(a) which shall continue to be in force.

Section 3. Registration Limitations and Obligations.

(a) Subject to Section 2, the Company will use reasonable efforts to prepare such supplements or amendments (including a post-effective amendment), if required by applicable law, to each applicable Registration Statement and file any other required document so that such Registration Statement will be Available at all times during the period for which such Registration Statement is, or is required pursuant to this Agreement to be, effective; provided, that no such supplement, amendment or filing will be required during a Blackout Period. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be entitled, from time to time, by providing written notice to the holders of Registrable Securities, to require such holders of Registrable Securities to suspend the use of the prospectus for sales of Registrable Securities under the Registration Statement during any Blackout Period; provided, for purposes of this Section 3, the Company shall only be obligated to provide written notice to any holder or Beneficial Owner of Registrable Securities of any such Blackout Period if such holder or Beneficial Owner has specified in writing to the Company for purposes of receiving such notice such holder’s or Beneficial Owner’s address, contact and fax number information. No sales may be made under the applicable Registration Statement during any Blackout Period (with respect to

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clause (ii) of the definition thereof, of which the holders of Registrable Securities have or are deemed to have received notice). In the event of a Blackout Period under clause (ii) of the definition thereof, the Company shall (x) deliver to the holders of Registrable Securities a certificate signed by the chief executive officer, chief financial officer, general counsel or treasurer of the Company confirming that the conditions described in clause (ii) of the definition of Blackout Period are met, which certificate shall contain an approximation of the anticipated delay, and (y) notify each holder of Registrable Securities promptly upon each of the commencement and the termination of each Blackout Period, which notice of termination shall be delivered to each holder of Registrable Securities no later than the close of business of the last day of the Blackout Period. In connection with the expiration of any Blackout Period and without any further request from a holder of Registrable Securities, the Company to the extent necessary and as required by applicable law shall as promptly as reasonably practicable prepare supplements or amendments, including a post-effective amendment, to the Registration Statement or the prospectus, or any document incorporated therein by reference, or file any other required document so that the Registration Statement will be Available. A Blackout Period described in clause (ii) of the definition thereof shall be deemed to have expired when the Company has notified the holders of Registrable Securities that the Blackout Period is over and the Registration Statement is Available. Notwithstanding anything in this Agreement to the contrary, the absence of an Available Registration Statement at any time from and after the Registration Date shall be considered a Blackout Period described in clause (ii) of the definition thereof and subject to the limitations therein, except to the extent such absence occurs during (and does not extend beyond) a Blackout Period described in clause (i) of the definition thereof. For avoidance of doubt, upon expiration of a Blackout Period described in clause (i) of the definition thereof, any additional duration of a Blackout Period will be deemed to a Blackout Period described in clause (ii) of the definition thereof and subject to the limitations therein.

(b) At any time that a Registration Statement is effective and prior to the Registration Termination Date, if a holder of Registrable Securities delivers a notice to the Company (a “Take-Down Notice”) stating that it, together with any other holder of Registrable Securities, intend to sell at least $75,000,000 in aggregate of Registrable Securities held by such holder and such other holders (provided that, if the holders of Registrable Securities and their Affiliates do not collectively own at least $75,000,000 of Registrable Securities, they shall be permitted to deliver a Take-Down Notice to sell all of the Registrable Securities held by them (but such amount may not in any case be less than $25,000,000 collectively of Registrable Securities), in each case, pursuant to the Registration Statement, then, the Company shall amend or supplement the Registration Statement as may be necessary and to the extent required by law so that the Registration Statement remains Available in order to enable such Registrable Securities to be distributed in an Underwritten Offering. In connection with any Underwritten Offering of Registrable Securities for which a holder delivers a Take-Down Notice and satisfies the dollar thresholds set forth in first sentence above, and where the Take-Down Notice contemplates marketing efforts not to exceed twenty-four (24) hours by the Company and the underwriters, the Company will use reasonable efforts to cooperate and make its senior officers available for participation in such marketing efforts (which marketing efforts will not, for the avoidance of doubt, include a “road show” requiring such officers to travel outside of the city in which they are primarily located). The holder of Registrable Securities that delivered the applicable Take-Down Notice shall select the underwriter(s) for the Underwritten Offering; provided that the managing

25

underwriter(s) (if there is only one underwriter, such underwriter shall be deemed to be the managing underwriter) shall be reasonably acceptable to the Company. The Company shall select the counsel for the managing underwriter(s); provided that such counsel shall be reasonably acceptable to the underwriter(s) and the holder of Registrable Securities that delivered the applicable Take-Down Notice. Such holder shall determine the pricing of the Registrable Securities offered pursuant to any such Registration Statement, including the underwriting discount and fees payable by such holder to the underwriters in such Underwritten Offering. Such holder shall reasonably determine the timing of any such registration and sale. Such holder shall determine the applicable underwriting discount and other financial terms, and such holder of the Registrable Securities sold in the Underwritten Offering shall be solely responsible for all such discounts and fees payable to such underwriters in such Underwritten Offering. Without the consent of the applicable holder of Registrable Securities subject to an Underwritten Offering, no Underwritten Offering pursuant to this Agreement shall include any securities other than Registrable Securities.

(c) Notwithstanding anything herein to the contrary, (i) if holders of Registrable Securities engage or propose to engage in a “distribution” (as defined in Regulation M under the Exchange Act) of Registrable Securities, such holders shall discuss the timing of such distribution with the Company reasonably prior to commencing such distribution, and (ii) such distribution must not be for less than $75,000,000 of Registrable Securities held by such holders (provided that, if collectively the holders of Registrable Securities and their Affiliates do not own at least $75,000,000 of Registrable Securities, they shall be permitted to engage in such distribution with respect to all of the Registrable Securities held by them (for so long as they hold collectively at least $25,000,000 of Registrable Securities)).

(d) In connection with a distribution of Registrable Securities in which the holders of Registrable Securities are selling an aggregate of at least $200,000,000 of Registrable Securities, the Company shall, to be extent requested by managing underwriter(s) of such a distribution, be subject to a restricted period of the same length of time as such holder agrees with the managing underwriter(s) (but not to exceed 90 days) during which the Company may not offer, sell or grant any option to purchase Company Common Stock (in the case of an offering of Company Common Stock or securities convertible or exchangeable for Company Common Stock) and any debt securities (in the case of an offering of debt securities) of the Company, subject to customary carve-outs that include, but are not limited to, (i) issuances pursuant to the Company’s employee or director stock plans and issuances of shares upon the exercise of options or other equity awards under such stock plans and (ii) in connection with acquisitions, joint ventures and other strategic transactions (subject to, in the case of this clause (ii), a limit not to exceed 10% of the Company’s then outstanding Company Common Stock).

Section 4. Registration Procedures.

(a) If and whenever the Company is required to use reasonable efforts to effect the registration of any Registrable Securities under the Securities Act and in connection with any distribution of Registered Securities pursuant thereto as provided in this Agreement (including any sale referred to in any Take-Down Notice), the Company shall as promptly as reasonably practicable, subject to the other provisions of this Agreement:

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(i) use reasonable efforts to prepare and file with the SEC a Registration Statement to effect such registration in accordance with the intended method or methods of distribution of such securities and thereafter use reasonable efforts to cause such Registration Statement to become and remain effective pursuant to the terms of this Exhibit A; provided, however, that the Company may discontinue any registration of its securities which are not Registrable Securities at any time prior to the effective date of the Registration Statement relating thereto; provided, further, that before filing such registration statement or any amendments or supplements thereto, including any prospectus supplements in connection with a sale referred to in a Take-Down Notice, the Company will furnish to the holders which are including Registrable Securities in such registration (“Selling Holders”) and the lead managing underwriter(s), if any, copies of all such documents proposed to be filed, which documents will be subject to the review and reasonable comment (which comments will be considered in good faith by the Company) of the counsel (if any) to such holders and counsel (if any) to such underwriter(s), and other documents reasonably requested by any such counsel, including any comment letter from the SEC, and, if requested by any such counsel, provide such counsel and the lead managing underwriter(s), if any, reasonable opportunity to participate in the preparation of such Registration Statement and each prospectus (including any prospectus supplement) included or deemed included therein and such other opportunities to conduct a customary and reasonable due diligence investigation (in the context of a registered underwritten offering) of the Company, including reasonable access to (including responses to any reasonable inquiries by the lead managing underwriter(s) and their counsel) the Company’s books and records, officers, accountants and other advisors;

(ii) prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary and to the extent required by applicable law to keep such Registration Statement effective and Available pursuant to the terms of this Exhibit A;

(iii) if requested by the lead managing underwriter(s), promptly include in a prospectus supplement or post-effective amendment such information as the lead managing underwriter(s), if any, and such holders may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such post-effective amendment as soon as reasonably practicable after the Company has received such request; provided, however, that the Company shall not be required to take any actions under this Section 4(a)(iii) that are not, in the opinion of counsel for the Company, in compliance with applicable law;

(iv) furnish to the Selling Holders and each underwriter, if any, of the securities being sold by such Selling Holders such number of conformed copies of such Registration Statement and of each amendment and supplement thereto, such number of copies of the prospectus and any prospectus supplement contained in or deemed part of such Registration Statement (including each preliminary prospectus supplement) and each free writing prospectus (as defined in Rule 405 of the Securities Act) (a “Free Writing Prospectus”) utilized in connection therewith and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents as such Selling Holders and underwriter(s), if any, may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such Selling Holders;

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(v) use reasonable efforts to cause such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(vi) use reasonable efforts to provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement from and after a date not later than the effective date of such Registration Statement;

(vii) as promptly as practicable notify in writing the holders of Registrable Securities and the underwriters, if any, of the following events: (A) the filing of the Registration Statement, any amendment thereto, the prospectus or any prospectus supplement related thereto or post-effective amendment to such Registration Statement or any Free Writing Prospectus utilized in connection therewith, and, with respect to such Registration Statement or any post-effective amendment thereto, when the same has become effective; (B) any request by the SEC or any other U.S. or state governmental authority for amendments or supplements to such Registration Statement or the prospectus or for additional information; (C) the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings by any person for that purpose; (D) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation or threat of any proceeding for such purpose; (E) if at any time the representations and warranties of the Company contained in any agreement (including any underwriting agreement) related to such registration cease to be true and correct in any material respect; and (F) upon the happening of any event that makes any statement made in such Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such registration statement, prospectus or documents so that, in the case of such Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

(viii) use reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of such Registration Statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction at the earliest reasonable practicable date, except that the Company shall not for any such purpose be required to (A) qualify generally to do business as a foreign corporation or as a dealer in securities in any jurisdiction wherein it would not but for the requirements of this clause (ix) be obligated to be so qualified, (B) subject itself to taxation in any such jurisdiction or (C) file a general consent to service of process in any such jurisdiction;

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(ix) cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the Financial Industry Regulatory Authority, Inc.;

(x) prior to any public offering of Registrable Securities, use reasonable efforts to register or qualify or cooperate with the Selling Holders in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the applicable state securities or “blue sky” laws of those jurisdictions within the United States as any holder reasonably requests in writing to keep each such registration or qualification (or exemption therefrom) effective until the Registration Termination Date; provided, that the Company will not be required to (A) qualify generally to do business as a foreign corporation or as a dealer in securities in any jurisdiction wherein it would not but for the requirements of this clause (xi) be obligated to be so qualified, (B) subject itself to taxation in any such jurisdiction or (C) file a general consent to service of process in any such jurisdiction;

(xi) use reasonable efforts to cooperate with the holders to facilitate the timely preparation and delivery of certificates or book-entry securities representing Registrable Securities to be delivered to a transferee pursuant to the Registration Statements, which certificates or book-entry securities shall be free, to the extent permitted by applicable law, of all restrictive legends, and to enable such Registrable Securities to be in such denominations and registered in such names as any such holders may request in writing; and in connection therewith, if required by the Company’s transfer agent, the Company will promptly after the effectiveness of the Registration Statement cause to be delivered to its transfer agent when and as required by such transfer agent from time to time, any authorizations, certificates, directions and other evidence required by the transfer agent which authorize and direct the transfer agent to issue such Registrable Securities without legend upon sale by the holder of such shares of Registrable Securities under the Registration Statement; and

(xii) agrees with each holder of Registrable Securities that, in connection with any Underwritten Offering or other resale pursuant to the Registration Statement in accordance with the terms hereof, it will use reasonable efforts to negotiate in good faith and execute all customary indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements (in each case on terms reasonably acceptable to the Company), including using reasonable efforts to procure customary legal opinions and auditor “comfort” letters.

(b) The Company may require each Selling Holder and each underwriter, if any, to (i) furnish the Company in writing such information regarding each Selling Holder or underwriter and the distribution of such Registrable Securities as the Company may from time to time reasonably request in writing to complete or amend the information required by such Registration Statement and/or any other documents relating to such registered offering, and (ii) execute and deliver, or cause the execution or delivery of, and to perform under, or cause the performance under, any agreements and instruments reasonably requested by the Company to effectuate such registered offering, including, without limitation, opinions of counsel and questionnaires. If the Company requests that the holders of Registrable Securities take any of the actions referred to in this Section 4(b), such holders shall take such action promptly and as soon as reasonably practicable following the date of such request.

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(c) Each Selling Holder agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in clauses (B), (C), (D), (E) and (F) of Section 4(a)(vii), such Selling Holder shall forthwith discontinue such Selling Holder’s disposition of Registrable Securities pursuant to the applicable Registration Statement and prospectus relating thereto until such Selling Holder is advised in writing by the Company that the use of the applicable prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such prospectus. The Company shall use reasonable efforts to cure the events described in clauses (B), (C), (D), (E) and (F) of Section 4(a)(vii) so that the use of the applicable prospectus may be resumed at the earliest reasonably practicable moment.

Section 5. Expenses. The Company shall pay all Registration Expenses in connection with a registration pursuant to this Exhibit A.

Section 6. Registration Indemnification.

(a) The Company agrees, without limitation as to time, to indemnify and hold harmless, to the fullest extent permitted by law, each Selling Holder and its Affiliates and their respective officers, directors, members, shareholders, employees, managers, partners, accountants, attorneys and agents and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such Selling Holder or such other indemnified Person and the officers, directors, members, shareholders, employees, managers, partners, accountants, attorneys and agents of each such controlling Person, each underwriter, if any, and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such underwriter (collectively, the “Indemnified Persons”), from and against all losses, claims, damages, liabilities, costs, expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses), judgments, fines, penalties, charges and amounts paid in settlement (collectively, the “Losses”), as incurred, arising out of, caused by, resulting from or relating to any untrue statement (or alleged untrue statement) of a material fact contained in any Registration Statement, prospectus or preliminary prospectus or Free Writing Prospectus, in each case related to such Registration Statement, or any amendment or supplement thereto or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (without limitation of the preceding portions of this Section 6(a)) will reimburse each such Selling Holder, each of its Affiliates, and each of their respective officers, directors, members, shareholders, employees, managers, partners, accountants, attorneys and agents and each such Person who controls each such Selling Holder and the officers, directors, members, shareholders, employees, managers, partners, accountants, attorneys and agents of each such controlling Person, each such underwriter and each such Person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, Loss, damage, liability or action, except insofar as the same are caused by any information regarding a holder of Registrable Securities or underwriter furnished in writing to the Company by any such person or any selling holder or underwriter expressly for use therein.

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(b) In connection with any Registration Statement in which a Selling Holder is participating, without limitation as to time, each such Selling Holder shall, severally and not jointly, indemnify the Company, its directors and officers, and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) the Company, from and against all Losses, as incurred, arising out of, caused by, resulting from or relating to any untrue statement (or alleged untrue statement) of material fact contained in the Registration Statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (without limitation of the preceding portions of this Section 6(b)) will reimburse the Company, its directors and officers and each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, Loss, damage, liability or action, in each case solely to the extent, but only to the extent, that such untrue statement or omission is made in such registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto in reliance upon and in conformity with written information regarding the Selling Holder furnished to the Company by such Selling Holder for inclusion in such registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto.

(c) Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided, however, the failure to give such notice shall not release the indemnifying party from its obligation, except to the extent that the indemnifying party has been actually and materially prejudiced by such failure to provide such notice on a timely basis.

(d) In any case in which any such action is brought against any indemnified party, the indemnified party shall promptly notify in writing the indemnifying party of the commencement thereof, and the indemnifying party will be entitled to participate therein, and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and acknowledging the obligations of the indemnifying party with respect to such proceeding, the indemnifying party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, supervision and monitoring (unless (i) such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to the defenses available to such indemnifying party and, as a result, a conflict of interest exists or (ii) the indemnifying party shall have failed within a reasonable period of time to assume such defense and the indemnified party is or would reasonably be expected to be materially

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prejudiced by such delay, in either event the indemnified party shall be promptly reimbursed by the indemnifying party for the expenses incurred in connection with retaining one separate legal counsel (for the avoidance of doubt, for all indemnified parties in connection therewith)). For the avoidance of doubt, notwithstanding any such assumption by an indemnifying party, the indemnified party shall have the right to employ separate counsel in any such matter and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party except as provided in the previous sentence. An indemnifying party shall not be liable for any settlement of an action or claim effected without its consent (which consent shall not be unreasonably withheld, conditioned or delayed). No matter shall be settled by an indemnifying party without the consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement (x) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such claim or proceeding, (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party and (z) is settled solely for cash for which the indemnified party would be entitled to indemnification hereunder. The failure of an indemnified party to give notice to an indemnifying party of any action brought against such indemnified party shall not relieve the indemnifying party of its obligations or liabilities pursuant to this Agreement, except to the extent such failure adversely prejudices the indemnifying party.

(e) The indemnification provided for under this Agreement shall survive the sale or other transfer of the Registrable Securities and the termination of this Agreement.

(f) If recovery is not available under the foregoing indemnification provisions for any reason or reasons other than as specified therein, any Person who would otherwise be entitled to indemnification by the terms thereof shall nevertheless be entitled to contribution with respect to any Losses with respect to which such Person would be entitled to such indemnification but for such reason or reasons, in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, the Persons’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and other equitable considerations appropriate under the circumstances. It is hereby agreed that it would not necessarily be equitable if the amount of such contribution were determined by pro rata or per capita allocation that does not take into account the equitable considerations referred to in the immediately preceding sentence. Notwithstanding any other provision of this Agreement, no holder of Registrable Securities shall be required to contribute, in the aggregate, any amount in excess of its net proceeds from the sale of the Registrable Securities subject to any actions or proceedings over the amount of any damages, indemnity or contribution that such holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not found guilty of such fraudulent misrepresentation.

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(g) The indemnification and contribution agreements contained in this Section 6 are in addition to any liability that the indemnifying party may have to the indemnified party and do not limit other provisions of this Agreement that provide for indemnification.

Section 7. Facilitation of Sales Pursuant to Rule 144. For as long as any holder holds Registrable Securities, to the extent it shall be required to do so under the Exchange Act, the Company shall use reasonable efforts to timely file the reports required to be filed by it under the Exchange Act or the Securities Act (including the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1) of Rule 144) and submit all required Interactive Data Files (as defined in Rule 11 of Regulation S-T of the Commission), and shall use reasonable efforts to take such further necessary action as any holder of Registrable Securities may reasonably request in connection with the removal of any restrictive legend on the Registrable Securities being sold, all to the extent required from time to time to enable such holder to sell the Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144.

Section 8. Transfer or Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities under this Exhibit A may not be transferred or assigned except pursuant to this Section 8. Notwithstanding anything herein to the contrary, nothing in this Agreement shall restrict transfers of Registrable Securities to any lenders under the Margin Agreement or any of the Security Agreements, or a collateral agent on behalf thereof. The Stockholders may transfer or assign their rights pursuant to this Agreement to (i) any of their Affiliates and (ii) the lenders and collateral agent under the Margin Agreement or any similar financing arrangement.

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Exhibit B

CERTIFICATE OF MERGER

of

SPIRIT MERGER CORP.

(a Delaware corporation)

with and into

SPLUNK INC.

(a Delaware corporation)

(Under Section 251 of the General Corporation Law of the State of Delaware)

Dated: [•], 2023

Pursuant to Section 251(c) of the General Corporation Law of the State of Delaware (as amended, the “DGCL”), Splunk Inc., a Delaware corporation (the “Company”), in connection with the merger of Spirit Merger Corp., a Delaware corporation (“Merger Sub”) with and into the Company (the “Merger”), does hereby certify:

FIRST: The name, jurisdiction of organization, state of domicile and type of entity of each of the constituent entities to the Merger are as follows:

Name	Jurisdiction of Organization and State of Domicile	Type of Entity

Spirit Merger Corp.	Delaware	Corporation

Splunk Inc.	Delaware	Corporation

SECOND: An Agreement and Plan of Merger by and among Cisco Systems, Inc., a Delaware corporation, Merger Sub and the Company, dated as of September [•], 2023 (the “Merger Agreement”), has been approved, adopted, executed and acknowledged by each constituent entity with respect to the Merger in accordance with Section 251 of the DGCL.

THIRD: Upon the effectiveness of the Merger the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Entity”). The name of the Surviving Entity shall be “Splunk Inc.”

FOURTH: Upon the effectiveness of the Merger, the certificate of incorporation of the Surviving Entity shall be amended and restated in its entirety in the form attached hereto as Exhibit A.

FIFTH: An executed copy of the Merger Agreement is on file at the office of the Surviving Entity at 270 Brannan Street, San Francisco, California 94107.

SIXTH: An executed copy of the Merger Agreement will be furnished by the Surviving Entity on request, without cost, to any stockholder of the constituent corporations.

SEVENTH: The Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of Delaware in accordance with the DGCL.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company has caused this Certificate of Merger to be duly executed as of the date first written above.

SPLUNK INC.

By:
Name:
Title:

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

SPLUNK INC.

EXHIBIT A

[SIXTH] AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SPLUNK INC.

ARTICLE I

The name of the corporation is Splunk Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808-1674. The name of the Corporation’s registered agent at that address is Corporation Service Company.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

The total number of shares of stock which the Corporation has authority to issue is One Thousand (1,000) shares, all of which shall be Common Stock, $0.001 par value per share.

ARTICLE V

The Board of Directors of the Corporation shall have the power to adopt, amend or repeal Bylaws of the Corporation.

ARTICLE VI

Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VII

1.

To the fullest extent permitted by law, no director of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

2.

The Corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board of Directors.

3.

The Corporation shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

4.

Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect in any respect the applicability of the preceding sections of this Article VII with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

Exhibit C

AMENDED AND RESTATED BYLAWS

OF

SPLUNK INC.

A Delaware Corporation (the “Corporation”)

As Adopted _____, 2023

ARTICLE I

STOCKHOLDERS

Section 1.1: Annual Meetings. Unless directors are elected by written consent in lieu of an annual meeting, as permitted by Section 211 of the Delaware General Corporation Law, an annual meeting of stockholders shall be held for the election of directors at such date and time as the Board of Directors shall each year fix. The meeting may be held either at a place, within or without the State of Delaware, or by means of remote communication as the Board of Directors in its sole discretion may determine. Any other proper business may be transacted at the annual meeting.

Section 1.2: Special Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time by the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer, the President, or by a majority of the members of the Board of Directors. Special meetings may not be called by any other person or persons.

Section 1.3: Notice of Meetings. Notice of all meetings of stockholders shall be given in writing or by electronic transmission in the manner provided by law (including, without limitation, as set forth in Section 7.1(b) of these Bylaws) stating the date, time and place, if any, of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise required by applicable law or the Certificate of Incorporation of the Corporation, such notice shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder of record entitled to vote at such meeting.

Section 1.4: Adjournments. The chair of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seems to him or her to be in order. The chair shall have the power to adjourn the meeting to another time, date and place (if any). Any meeting of stockholders may adjourn from time to time, and notice need not be given of any such adjourned meeting if the time, date and place (if any) thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, then a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At the adjourned meeting the Corporation may transact any business that might have been transacted at the original meeting.

Section 1.5: Quorum. At each meeting of stockholders the holders of a majority of the shares of stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business, except if otherwise required by applicable law. If a quorum shall fail to attend any meeting, the chairperson of the meeting or the holders of a majority of the shares entitled to vote who are present, in person or by proxy, at the meeting may adjourn the meeting. Shares of the Corporation’s stock belonging to the Corporation (or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation are held, directly or indirectly, by the Corporation), shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any other corporation to vote any shares of the Corporation’s stock held by it in a fiduciary capacity and to count such shares for purposes of determining a quorum.

Section 1.6: Organization. Meetings of stockholders shall be presided over by such person as the Board of Directors may designate, or, in the absence of such a person, the Chairperson of the Board of Directors, or, in the absence of such person, the President of the Corporation, or, in the absence of such person, such person as may be chosen by the holders of a majority of the shares entitled to vote who are present, in person or by proxy, at the meeting. Such person shall be chairperson of the meeting and, subject to Section 1.11 hereof, shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seems to him or her to be in order. The Secretary of the Corporation shall act as secretary of the meeting, but in such person’s absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 1.7: Voting; Proxies. Unless otherwise provided by law or the Certificate of Incorporation, and subject to the provisions of Section 1.8 of these Bylaws, each stockholder shall be entitled to one (1) vote for each share of stock held by such stockholder. Each stockholder entitled to vote at a meeting of stockholders, or to take corporate action by written consent without a meeting, may authorize another person or persons to act for such stockholder by proxy. Such a proxy may be prepared, transmitted and delivered in any manner permitted by applicable law. Voting at meetings of stockholders need not be by written ballot unless such is demanded at the meeting before voting begins by a stockholder or stockholders holding shares representing at least one percent (1%) of the votes entitled to vote at such meeting, or by such stockholder’s or stockholders’ proxy; provided, however, that an election of directors shall be by written ballot if demand is so made by any stockholder at the meeting before voting begins. If a vote is to be taken by written ballot, then each such ballot shall state the name of the stockholder or proxy voting and such other information as the chairperson of the meeting deems appropriate and, if authorized by the Board of Directors, the ballot may be submitted by electronic transmission in the manner provided by law. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Unless otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, every matter other than the election of directors shall be decided by the affirmative vote of the holders of a majority of the shares of stock entitled to vote thereon that are present in person or represented by proxy at the meeting and are voted for or against the matter.

Section 1.8: Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to take corporate action by written consent without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. If no record date is fixed by the Board of Directors, then the record date shall be as provided by applicable law. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

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Section 1.9: List of Stockholders Entitled to Vote. A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder, shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either on a reasonably accessible electronic network as permitted by law (provided that the information required to gain access to the list is provided with the notice of the meeting) or during ordinary business hours at the principal place of business of the Corporation. If the meeting is held at a place, the list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present at the meeting. If the meeting is held solely by means of remote communication, then the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access the list shall be provided with the notice of the meeting.

Section 1.10: Action by Written Consent of Stockholders.

(a) Procedure. Unless otherwise provided by the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents are in writing, setting forth the action so taken, shall be signed in the manner permitted by law by the holders of outstanding stock having not less than the number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Written stockholder consents shall bear the date of signature of each stockholder who signs the consent in the manner permitted by law and shall be delivered to the Corporation as provided in subsection (b) below. No written consent shall be effective to take the action set forth therein unless, within sixty (60) days of the earliest dated consent delivered to the Corporation in the manner provided above, written consents signed by a sufficient number of stockholders to take the action set forth therein are delivered to the Corporation in the manner provided above.

(b) A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of this section, provided that any such telegram, cablegram or other electronic transmission sets forth or is delivered with information from which the Corporation can determine (i) that the telegram, cablegram or other electronic transmission was transmitted by the stockholder or proxyholder or by a person or persons authorized to act for the stockholder or proxyholder and (ii) the date on which such stockholder or proxyholder or authorized person or persons transmitted such telegram, cablegram or electronic transmission. The date on which such telegram, cablegram or electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by telegram, cablegram or other electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in

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which proceedings of meetings of stockholders are recorded. Delivery made to a Corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested. Notwithstanding the foregoing limitations on delivery, consents given by telegram, cablegram or other electronic transmission may be otherwise delivered to the principal place of business of the Corporation or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded if, to the extent and in the manner provided by resolution of the Board of Directors of the Corporation.

(c) Notice of Consent. Prompt notice of the taking of corporate action by stockholders without a meeting by less than unanimous written consent of the stockholders shall be given to those stockholders who have not consented thereto in writing and, who, if the action had been taken at a meeting, would have been entitled to notice of the meeting, if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation as required by law. In the case of a Certificate of Action (as defined below), if the Delaware General Corporation Law so requires, such notice shall be given prior to filing of the certificate in question. If the action which is consented to requires the filing of a certificate under the Delaware General Corporation Law (the “Certificate of Action”), then if the Delaware General Corporation Law so requires, the certificate so filed shall state that written stockholder consent has been given in accordance with Section 228 of the Delaware General Corporation Law and that written notice of the taking of corporate action by stockholders without a meeting as described herein has been given as provided in such section.

Section 1.11: Inspectors of Elections.

(a) Applicability. Unless otherwise provided in the Corporation’s Certificate of Incorporation or required by the Delaware General Corporation Law, the following provisions of this Section 1.11 shall apply only if and when the Corporation has a class of voting stock that is: (i) listed on a national securities exchange; (ii) authorized for quotation on an automated interdealer quotation system of a registered national securities association; or (iii) held of record by more than two thousand (2,000) stockholders. In all other cases, observance of the provisions of this Section 1.11 shall be optional, and at the discretion of the Board of Directors of the Corporation.

(b) Appointment. The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors of election to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting.

(c) Inspector’s Oath. Each inspector of election, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability.

(d) Duties of Inspectors. At a meeting of stockholders, the inspectors of election shall (i) ascertain the number of shares outstanding and the voting power of each share, (ii) determine the shares represented at a meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period of time a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors.

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(e) Opening and Closing of Polls. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced by the inspectors at the meeting. No ballot, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery upon application by a stockholder shall determine otherwise.

(f) Determinations. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in connection with proxies in accordance with Section 212(c)(2) of the Delaware General Corporation Law, ballots and the regular books and records of the Corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors at the time they make their certification of their determinations pursuant to this Section 1.11 shall specify the precise information considered by them, including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.

ARTICLE II

BOARD OF DIRECTORS

Section 2.1: Number; Qualifications. The Board of Directors shall consist of one or more members. The initial number of directors shall be one (1) and thereafter shall be fixed from time to time by resolution of the Board of Directors. No decrease in the authorized number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Directors need not be stockholders of the Corporation.

Section 2.2: Election; Resignation; Removal; Vacancies. The Board of Directors shall initially consist of the person or persons elected by the incorporator or named in the Corporation’s initial Certificate of Incorporation. Each director shall hold office until the next annual meeting of stockholders and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. Any director may resign at any time upon written notice to the Corporation. Subject to the rights of any holders of Preferred Stock then outstanding: (i) any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors and (ii) any vacancy occurring in the Board of Directors for any cause, and any newly created directorship resulting from any increase in the authorized number of directors to be elected by all stockholders having the right to vote as a single class, may be filled by the stockholders, by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Section 2.3: Regular Meetings. Regular meetings of the Board of Directors may be held at such places, within or without the State of Delaware, and at such times as the Board of Directors may from time to time determine. Notice of regular meetings need not be given if the date, times and places thereof are fixed by resolution of the Board of Directors.

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Section 2.4: Special Meetings. Special meetings of the Board of Directors may be called by the Chairperson of the Board of Directors, the President or a majority of the members of the Board of Directors then in office and may be held at any time, date or place, within or without the State of Delaware, as the person or persons calling the meeting shall fix. Notice of the time, date and place of such meeting shall be given, orally, in writing or by electronic transmission (including electronic mail), by the person or persons calling the meeting to all directors at least four (4) days before the meeting if the notice is mailed, or at least twenty-four (24) hours before the meeting if such notice is given by telephone, hand delivery, telegram, telex, mailgram, facsimile, electronic mail or other means of electronic transmission. Unless otherwise indicated in the notice, any and all business may be transacted at a special meeting.

Section 2.5: Remote Meetings Permitted. Members of the Board of Directors, or any committee of the Board, may participate in a meeting of the Board of Directors or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to conference telephone or other communications equipment shall constitute presence in person at such meeting.

Section 2.6: Quorum; Vote Required for Action. At all meetings of the Board of Directors a majority of the total number of authorized directors shall constitute a quorum for the transaction of business. Except as otherwise provided herein or in the Certificate of Incorporation, or required by law, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 2.7: Organization. Meetings of the Board of Directors shall be presided over by the Chairperson of the Board of Directors, or in such person’s absence by the President, or in such person’s absence by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in such person’s absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 2.8: Written Action by Directors. Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee, respectively. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 2.9: Powers. The Board of Directors may, except as otherwise required by law or the Certificate of Incorporation, exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 2.10: Compensation of Directors. Directors, as such, may receive, pursuant to a resolution of the Board of Directors, fees and other compensation for their services as directors, including without limitation their services as members of committees of the Board of Directors.

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ARTICLE III

COMMITTEES

Section 3.1: Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting of such committee who are not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent provided in a resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to the following matters: (i) approving, adopting, or recommending to the stockholders any action or matter expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval or (ii) adopting, amending or repealing any bylaw of the Corporation.

Section 3.2: Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article II of these Bylaws.

ARTICLE IV

OFFICERS

Section 4.1: Generally. The officers of the Corporation shall consist of a Chief Executive Officer and/or a President, one or more Vice Presidents, a Secretary, a Treasurer and such other officers, including a Chairperson of the Board of Directors and/or Chief Financial Officer, as may from time to time be appointed by the Board of Directors or stockholders of the Corporation holding a majority of the Corporation’s outstanding voting stock. All officers shall be elected by the Board of Directors or stockholders of the Corporation holding a majority of the Corporation’s outstanding voting stock; provided, however, that the Board of Directors may empower the Chief Executive Officer of the Corporation to appoint officers other than the Chairperson of the Board, the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer. Each officer shall hold office until such person’s successor is elected and qualified or until such person’s earlier resignation or removal. Any number of offices may be held by the same person. Any officer may resign at any time upon written notice to the Corporation. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled by the Board of Directors or stockholders of the Corporation holding a majority of the Corporation’s outstanding voting stock.

Section 4.2: Chief Executive Officer. Subject to the control of the Board of Directors and such supervisory powers, if any, as may be given by the Board of Directors, the powers and duties of the Chief Executive Officer of the Corporation are:

(a) To act as the general manager and, subject to the control of the Board of Directors, to have general supervision, direction and control of the business and affairs of the Corporation;

(b) To preside at all meetings of the stockholders;

(c) To call meetings of the stockholders to be held at such times and, subject to the limitations prescribed by law or by these Bylaws, at such places as he or she shall deem proper; and

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(d) To affix the signature of the Corporation to all deeds, conveyances, mortgages, guarantees, leases, obligations, bonds, certificates and other papers and instruments in writing which have been authorized by the Board of Directors or which, in the judgment of the Chief Executive Officer, should be executed on behalf of the Corporation; to sign certificates for shares of stock of the Corporation; and, subject to the direction of the Board of Directors, to have general charge of the property of the Corporation and to supervise and control all officers, agents and employees of the Corporation.

The President shall be the Chief Executive Officer of the Corporation unless the Board of Directors shall designate another officer to be the Chief Executive Officer. If there is no President, and the Board of Directors has not designated any other officer to be the Chief Executive Officer, then the Chairperson of the Board of Directors shall be the Chief Executive Officer.

Section 4.3: Chairperson of the Board. The Chairperson of the Board of Directors shall have the power to preside at all meetings of the Board of Directors and shall have such other powers and duties as provided in these Bylaws and as the Board of Directors may from time to time prescribe.

Section 4.4: President. The President shall be the Chief Executive Officer of the Corporation unless the Board of Directors shall have designated another officer as the Chief Executive Officer of the Corporation. Subject to the provisions of these Bylaws and to the direction of the Board of Directors, and subject to the supervisory powers of the Chief Executive Officer (if the Chief Executive Officer is an officer other than the President), and subject to such supervisory powers and authority as may be given by the Board of Directors to the Chairperson of the Board of Directors, and/or to any other officer, the President shall have the responsibility for the general management the control of the business and affairs of the Corporation and the general supervision and direction of all of the officers, employees and agents of the Corporation (other than the Chief Executive Officer, if the Chief Executive Officer is an officer other than the President) and shall perform all duties and have all powers that are commonly incident to the office of President or that are delegated to the President by the Board of Directors.

Section 4.5: Vice President. Each Vice President shall have all such powers and duties as are commonly incident to the office of Vice President, or that are delegated to him or her by the Board of Directors or the Chief Executive Officer. A Vice President may be designated by the Board of Directors to perform the duties and exercise the powers of the Chief Executive Officer in the event of the Chief Executive Officer’s absence or disability.

Section 4.6: Chief Financial Officer. The Chief Financial Officer shall be the Treasurer of the Corporation unless the Board of Directors shall have designated another officer as the Treasurer of the Corporation. Subject to the direction of the Board of Directors and the Chief Executive Officer, the Chief Financial Officer shall perform all duties and have all powers that are commonly incident to the office of Chief Financial Officer.

Section 4.7: Treasurer. The Treasurer shall have custody of all moneys and securities of the Corporation. The Treasurer shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions. The Treasurer shall also perform such other duties and have such other powers as are commonly incident to the office of Treasurer, or as the Board of Directors or the Chief Executive Officer may from time to time prescribe.

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Section 4.8: Secretary. The Secretary shall issue or cause to be issued all authorized notices for, and shall keep, or cause to be kept, minutes of all meetings of the stockholders and the Board of Directors. The Secretary shall have charge of the corporate minute books and similar records and shall perform such other duties and have such other powers as are commonly incident to the office of Secretary, or as the Board of Directors or the Chief Executive Officer may from time to time prescribe.

Section 4.9: Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

Section 4.10: Removal. Any officer of the Corporation shall serve at the pleasure of the Board of Directors and may be removed at any time, with or without cause, by the Board of Directors. Such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation.

ARTICLE V

STOCK

Section 5.1: Certificates. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairperson or Vice-Chairperson of the Board of Directors, or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the Corporation, certifying the number of shares owned by such stockholder in the Corporation. Any or all of the signatures on the certificate may be a facsimile.

Section 5.2: Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates. The Corporation may issue a new certificate of stock in the place of any certificate previously issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to agree to indemnify the Corporation and/or to give the Corporation a bond sufficient to indemnify it, against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

Section 5.3: Other Regulations. The issue, transfer, conversion and registration of stock certificates shall be governed by such other regulations as the Board of Directors may establish.

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ARTICLE VI

INDEMNIFICATION

Section 6.1: Indemnification of Officers and Directors in Third Party Proceedings. Each person who was or is made a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (the “Proceeding”), by reason of the fact that such person (or a person of whom such person is the legal representative), is or was a director or officer of the Corporation or a Reincorporated Predecessor (as defined below) or is or was serving at the request of the Corporation or a Reincorporated Predecessor (as defined below) as a director or officer of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the Delaware General Corporation Law, against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, provided such person acted in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or Proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Notwithstanding the foregoing, the Corporation shall indemnify any such person seeking indemnity in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. As used herein, the term the “Reincorporated Predecessor” means a corporation that is merged with and into the Corporation in a statutory merger where (a) the Corporation is the surviving corporation of such merger; or (b) the primary purpose of such merger is to change the corporate domicile of the Reincorporated Predecessor to Delaware. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Section 6.2: Indemnification of Officers and Directors in Actions by or in the Right of the Corporation. Subject to the other provisions of this Article VI, the corporation shall indemnify, to the fullest extent permitted by the Delaware General Corporation Law, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the corporation, or while a director or officer of the corporation is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 6.3: Successful Defense. To the extent that a present or former director or officer of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described in Section 6.1 or Section 6.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

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Section 6.4: Advance of Expenses. The Corporation shall pay all expenses (including attorneys’ fees) incurred by such a director or officer in defending any Proceeding as they are incurred in advance of its final disposition; provided, however, that if the Delaware General Corporation Law then so requires, the payment of such expenses incurred by such a director or officer in advance of the final disposition of such Proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under this Article VI.

Section 6.5: Determination; Claim. If a claim for indemnification or advancement of expenses under this Article VI is not paid in full within 90 days after receipt by the corporation of the written request therefor, the claimant shall be entitled to an adjudication by a court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses. The corporation shall indemnify such person against any and all expenses that are incurred by such person in connection with any action for indemnification or advancement of expenses from the corporation under this Article VI, to the extent such person is successful in such action, and to the extent not prohibited by law. In any such suit, the corporation shall, to the fullest extent not prohibited by law, have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses.

Section 6.6: Non-Exclusivity of Rights. The rights conferred on any person in this Article VI shall not be exclusive of any other right that such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaw, agreement, vote or consent of stockholders or disinterested directors, or otherwise. Additionally, nothing in this Article VI shall limit the ability of the Corporation, in its discretion, to indemnify or advance expenses to persons whom the Corporation is not obligated to indemnify or advance expenses pursuant to this Article VI.

Section 6.7: Indemnification Contracts. The Board of Directors is authorized to cause the Corporation to enter into indemnification contracts with any director, officer, employee or agent of the Corporation, or any person serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing indemnification rights to such person. Such rights may be greater than those provided in this Article VI.

Section 6.8: Insurance. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of the DGCL.

Section 6.9: Survival. The rights to indemnification and advancement of expenses conferred by this Article VI shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 6.10: Effect of Amendment. Any amendment, repeal or modification of any provision of this Article VI shall be prospective only, and shall not adversely affect any right or protection conferred on a person pursuant to this Article VI and existing at the time of such amendment, repeal or modification.

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ARTICLE VII

NOTICES

Section 7.1: Notice. (a) Except as otherwise specifically provided in these Bylaws (including, without limitation, Section 7.1(b) below) or required by law, all notices required to be given pursuant to these Bylaws shall be in writing and may in every instance be effectively given by hand delivery (including use of a delivery service), by depositing such notice in the mail, postage prepaid, or by sending such notice by prepaid telegram, telex, overnight express courier, mailgram or facsimile. Any such notice shall be addressed to the person to whom notice is to be given at such person’s address as it appears on the records of the Corporation. The notice shall be deemed given (i) in the case of hand delivery, when received by the person to whom notice is to be given or by any person accepting such notice on behalf of such person, (ii) in the case of delivery by mail, upon deposit in the mail, (iii) in the case of delivery by overnight express courier, when dispatched, and (iv) in the case of delivery via telegram, telex, mailgram, or facsimile, when dispatched.

(b) Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the Delaware General Corporation Law, the Certificate of Incorporation, or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if (i) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (ii) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given pursuant to this Section 7.1(b) shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the stockholder.

(c) An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given in writing or by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Section 7.2: Waiver of Notice. Whenever notice is required to be given under any provision of these Bylaws, a written waiver of notice, signed by the person entitled to notice, or waiver by electronic transmission by such person, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any waiver of notice.

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ARTICLE VIII

INTERESTED DIRECTORS

Section 8.1: Interested Directors; Quorum. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof that authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose, if: (i) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (ii) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof, or the stockholders. Interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

ARTICLE IX

MISCELLANEOUS

Section 9.1: Fiscal Year. The fiscal year of the Corporation shall be determined by resolution of the Board of Directors.

Section 9.2: Seal. The Board of Directors may provide for a corporate seal, which shall have the name of the Corporation inscribed thereon and shall otherwise be in such form as may be approved from time to time by the Board of Directors.

Section 9.3: Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on or by means of, or be in the form of, diskettes, or any other information storage device or method, provided that the records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to any provision of the Delaware General Corporation Law.

Section 9.4: Reliance Upon Books and Records. A member of the Board of Directors, or a member of any committee designated by the Board of Directors shall, in the performance of such person’s duties, be fully protected in relying in good faith upon records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board of Directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

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Section 9.5: Certificate of Incorporation Governs. In the event of any conflict between the provisions of the Corporation’s Certificate of Incorporation and Bylaws, the provisions of the Certificate of Incorporation shall govern.

Section 9.6: Severability. If any provision of these Bylaws shall be held to be invalid, illegal, unenforceable or in conflict with the provisions of the Corporation’s Certificate of Incorporation, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of these Bylaws (including without limitation, all portions of any section of these Bylaws containing any such provision held to be invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation, that are not themselves invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation) shall remain in full force and effect.

ARTICLE X

AMENDMENT

Section 10.1: Amendments. Stockholders of the Corporation holding a majority of the Corporation’s outstanding voting stock shall have the power to adopt, amend or repeal Bylaws. To the extent provided in the Corporation’s Certificate of Incorporation, the Board of Directors of the Corporation shall also have the power to adopt, amend or repeal Bylaws of the Corporation, except insofar as Bylaws adopted by the stockholders shall otherwise provide.

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BYLAWS

OF

SPLUNK INC.

A Delaware Corporation